UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bank of the Ozarks, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Bank of the Ozarks, Inc., an Arkansas corporation (the “Company”), to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223, on Monday, May 16, 2016 at 8:30 a.m., local time, for the following purposes:

1.	To elect the fifteen (15) director nominees named in the attached proxy statement.

2.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock.

3.	To approve an amendment and restatement of the Company’s 2009 Restricted Stock and Incentive Plan that will, among other things, increase the shares available under the plan.

4.	To approve an amendment to the Company’s Non-Employee Director Stock Plan to increase the amount of the annual director grant.

5.	To ratify the Audit Committee’s selection and appointment of the accounting firm of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2016.

6.	To approve in an advisory, non-binding vote the compensation of the Company’s named executive officers as disclosed in the attached proxy statement.

Only shareholders of record at the close of business on March 7, 2016 will be entitled to vote at the 2016 Annual Meeting and any adjournments or postponements thereof.

The Company’s proxy statement and a form of proxy card are included with this Notice. The Annual Report on Form 10-K for the year ended December 31, 2015 is also enclosed.

By Order of the Board of Directors,

George G. Gleason
Chairman of the Board of Directors and
Chief Executive Officer

Little Rock, Arkansas

March    , 2016

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOU MAY ALSO VOTE BY CALLING THE TOLL-FREE NUMBER OR BY USING THE INTERNET AS FURTHER DESCRIBED IN THE ENCLOSED FORM OF PROXY CARD. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

Important notice regarding the availability of proxy materials for the 2016 Annual Meeting of Shareholders to be held on May 16, 2016. The Company’s Proxy Statement for the 2016 Annual Meeting and Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are also available at www.proxyvote.com by entering the control number found on your proxy card.

17901 Chenal Parkway

Little Rock, Arkansas 72223

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS ON

MAY 16, 2016

The Board of Directors of Bank of the Ozarks, Inc. (the “Company”) is soliciting your proxy to vote your shares at the 2016 Annual Meeting of Shareholders (“Annual Meeting”).

INFORMATION ABOUT THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting will be held at 8:30 a.m. local time on Monday, May 16, 2016. The Annual Meeting will be held at the Company’s main headquarters located at 17901 Chenal Parkway, Little Rock, Arkansas 72223.

What proposals will be voted upon at the Annual Meeting?

There are six proposals to be submitted to a vote at the Annual Meeting:

1. To elect the fifteen (15) director nominees named in the proxy statement to serve until the 2017 Annual Meeting of Shareholders and until their successors have been duly elected and qualified (Proposal 1);

2. To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock (Proposal 2);

3. To approve an amendment and restatement of the Company’s 2009 Restricted Stock and Incentive Plan that will, among other things, increase the shares available under the plan (Proposal 3);

4. To approve an amendment to the Company’s Non-Employee Director Stock Plan to increase the amount of the annual director grant (Proposal 4);

5. To ratify the Audit Committee’s selection and appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2016 (Proposal 5); and

6. To approve in an advisory, non-binding vote the compensation of the Company’s named executive officers as disclosed in this proxy statement (Proposal 6).

As of the date of this proxy statement, we are not aware of any additional matters that will be presented for consideration at the Annual Meeting. This proxy statement and the accompanying proxy card are first being sent to shareholders on or around March 17, 2016.

What are the recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•	“FOR” the election of each of the fifteen (15) director nominees named herein to serve on the Board of Directors;

•	“FOR” the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock;

•	“FOR” the amendment and restatement of the 2009 Restricted Stock and Incentive Plan;

•	“FOR” the amendment to the Non-Employee Director Stock Plan to increase the amount of the annual director grant;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2016; and

•	“FOR” the approval of the compensation of our named executive officers.

Will our directors be in attendance at the Annual Meeting?

It is the Company’s policy that all directors attend the Annual Meeting of Shareholders. We expect that all fifteen director nominees will be in attendance at the Annual Meeting.

INFORMATION ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the record date, March 7, 2016 (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. At the close of business on the Record Date, there were [●] shares of our common stock, $0.01 par value per share, outstanding.

How do I vote?

For Proposal 1 (election of directors), you may either (i) vote “FOR ALL” of the director nominees, (ii) vote “WITHHOLD ALL” to withhold your vote for all director nominees, or (iii) vote “FOR ALL EXCEPT” to withhold your vote for specific director nominees. For Proposal 2 (amendment to the Company’s Articles of Incorporation), Proposal 3 (amendment and restatement of the 2009 Restricted Stock and Incentive Plan), Proposal 4 (amendment to the Non-Employee Director Stock Plan), Proposal 5 (ratification of the appointment of the independent auditor), and Proposal 6 (advisory, non-binding vote to approve our executive compensation), you may vote “FOR” or “AGAINST” such proposals or “ABSTAIN” from voting.

Shareholder of Record: Shares Registered in Your Name. If on the Record Date your shares were registered directly in your name with the Company’s transfer agent, the Trust and Wealth Management Division of Bank of the Ozarks, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by giving your proxy authorization by completing, signing and returning the enclosed proxy card, or you can vote by calling the toll-free telephone number or using the Internet as further described on the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If on the Record Date your shares were held in an account with a broker, bank or other agent, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent and follow the instructions from your broker, bank or other agent.

How many votes do I have?

For each proposal to be voted upon, you have one vote for each share of common stock that you own as of the close of business on the Record Date.

What if I return a proxy card but do not make any specific choices?

Properly completed and returned proxies will be voted as instructed on the proxy card. If you are a shareholder of record and return the proxy card without marking any voting selections, your shares will be voted “FOR ALL” of the director nominees; “FOR” the amendment to the Company’s Articles of Incorporation; “FOR” the amendment and restatement of the 2009 Restricted Stock and Incentive Plan; “FOR” the amendment to the Non-Employee Director Stock Plan; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2016; and “FOR” the approval of the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by the Board of Directors or, if no recommendation is given, will vote your shares using his or her discretion. If any director nominee becomes unavailable for election for any reason prior to the Annual Meeting vote, the Board may reduce the number of directors to be elected or substitute another person as nominee, in which case the proxy holders will vote for the substitute nominee.

If your shares are held by your broker, bank or other agent as your nominee, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. Brokers, banks or other agents that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to “non-routine” proposals but may vote their clients’ shares on “routine” proposals. Under applicable rules, Proposal 1 (election of directors), Proposal 2 (approval of the amendment to the Company’s Articles of Incorporation), Proposal 3 (approval to amend and restate the 2009 Restricted Stock and Incentive Plan), Proposal 4 (amendment to the Non-Employee Director Stock Plan), and Proposal 6 (advisory, non-binding vote to approve our executive compensation) are non-routine proposals. In the event that a broker, bank, or other agent indicates on a proxy card that it does not have discretionary authority to vote certain shares on these non-routine proposals, then those shares will be treated as broker non-votes.

Can I change my vote after I return my proxy card?

Yes. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card bearing a later date which is received prior to the Annual Meeting;

•	You may send a written notice to the Company that you are revoking your proxy, so long as it is received before the Annual Meeting, at the following address: Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, AR 72231-8811, Attention: Secretary; or

•	You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented in person or by proxy at the Annual Meeting.

Your shares will be counted towards the quorum if you vote in person at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent). Additionally, “WITHHOLD” votes, abstentions and broker non-votes as described below, will also be counted towards the quorum requirement. If there is no quorum, the Chairman of the Annual Meeting may adjourn the meeting until a later date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting who will separately count (i) “FOR” and “WITHHOLD” votes and broker non-votes for Proposal 1 (election of directors) and (ii) “FOR” and “AGAINST” votes, abstentions and broker non-votes with respect to Proposal 2 (amendment to the Company’s Articles of Incorporation), Proposal 3 (approval to amend and restate the 2009 Restricted Stock and Incentive Plan), Proposal 4 (amendment to the Non-Employee Director Stock Plan), Proposal 5 (ratification of the appointment of the independent auditor) and Proposal 6 (advisory, non-binding vote to approve executive compensation).

How many votes are needed to approve each proposal?

For Proposal 1 (election of directors), the vote of a plurality of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. Therefore, the 15 nominees for director receiving the most “FOR” votes will be elected. For purposes of the election of directors, “WITHHOLD” votes and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, pursuant to the Company’s amended and restated Bylaws, any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election must tender to the Board his or her resignation as a director, which will become effective upon acceptance by the Board. For more information, see “Board Proposal No. 1—Election of Directors —Voting for Directors; Director Resignation Policy.”

For Proposal 2 (amendment to the Company’s Articles of Incorporation), Proposal 3 (approval to amend and restate the 2009 Restricted Stock and Incentive Plan), Proposal 4 (amendment to the Non-Employee Director Stock Plan), Proposal 5 (ratification of the appointment of the independent auditors), and Proposal 6 (advisory, non-binding vote to approve our executive compensation), the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for any of the proposals.

How can I determine the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the Annual Meeting.

Who is paying for this proxy solicitation?

This solicitation is being made by the Company primarily by mail, but may also be made in person or by telephone, facsimile or email by officers, directors and employees of the Company. All expenses incurred in the solicitation will be paid by the Company. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

If you have any further questions about the Annual Meeting, including information regarding directions to the Annual Meeting, or if you have questions about voting your shares, please contact our Investor Relations department at 501-978-2265.

BOARD PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

The Company’s Board is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected and qualified. Currently the Board is comprised of 16 directors. The director terms for Tyler Vance (director since 2015), R. L. Qualls (director since 1997) and Sherece West-Scantlebury (director since 2012) will conclude immediately prior to the Annual Meeting. The Company would like to sincerely thank Dr. Qualls and Dr. West-Scantlebury for their faithful service to the Company and the Board over the past years. In accordance with the Company’s Bylaws, the Board has the power to fix or change the number of directors up to a maximum Board size of 20 and to fill vacancies on the Board (including vacancies resulting from an increase in Board size) by resolution and without any further action of the shareholders. On February 23, 2016, our Board approved a reduction in size from 16 members to 15 members, effective as of immediately prior to the Annual Meeting. At the Annual Meeting, shareholders will accordingly have an opportunity to vote for each of the 15 director nominees listed below.

The slate of nominees has been recommended to the Board by its Nominating and Governance Committee and approved by the Board. Each nominee has consented to being named in this proxy statement and to serve if elected. Except for Jack Mullen and Paula Cholmondeley, each nominee presently serves as a member of the Board and was elected at the 2015 Annual Meeting. Each of Mr. Mullen and Ms. Cholmondeley was identified as a potential director by a member of the Nominating and Governance Committee.

Voting for Directors; Director Resignation Policy

The vote of a plurality of all of the votes cast at the Annual Meeting is necessary for the election of a director. A “plurality” means the individuals who receive the greatest number of votes cast “FOR” are elected as directors. However, under our Bylaws, as amended and restated on November 18, 2014, any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election must tender to the Board his or her resignation as a director, which will become effective upon acceptance by the Board. Within 90 days following the certification of the election results, the Board must publicly disclose its decision to either accept or reject the tendered resignation and, if rejected, its reasons for doing so.

Board Recommendation

The Board unanimously recommends that shareholders vote “FOR” the election of each nominee. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless shareholders specify a contrary choice in their proxies. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

Nominees for Election as Directors

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. Unless otherwise indicated, each of the persons named below serves in the same position with the Company and the Company’s bank subsidiary, Bank of the Ozarks (“Bank”).

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such nominee should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated leadership, business or professional acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

George Gleason, age 62, our Chairman and Chief Executive Officer. Mr. Gleason has served the Company or the Bank as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas. The Company believes Mr. Gleason’s qualifications to serve on the Board include his extensive experience in banking, strategic planning and his leadership skills as demonstrated by his 37 years of service to the Company.

Dan Thomas, age 53, our Vice Chairman and Chief Lending Officer, and President of the Bank’s Real Estate Specialties Group (“RESG”). Mr. Thomas joined the Company in 2003 and served as Executive Vice President from 2003 to 2005. He has served as President of RESG since 2005, was appointed as the Chief Lending

Officer in August 2012 and was elected to the Board and as Vice Chairman in April 2013. Prior to joining the Company, Mr. Thomas held various positions with privately-held commercial real estate management and development firms, with an international accounting and consulting firm, and with an international law firm, in which he focused primarily on real estate services, management, investing, and strategic structuring. Mr. Thomas is a C.P.A. and is a licensed attorney in Arkansas and Texas. He holds a B.S.B.A. from the University of Arkansas, an M.B.A. from the University of North Texas, a J.D. from the University of Arkansas at Little Rock School of Law, and an L.L.M. (Taxation) from Southern Methodist University School of Law. The Company believes that Mr. Thomas’ business, finance, and law experience, including his focus on real estate investment and structuring, qualifies him to serve on the Board.

Nicholas Brown, age 57, Director since 2012. Mr. Brown is currently the President and CEO of Southwest Power Pool (“SPP”) in Little Rock, Arkansas. SPP is one of nine Regional Transmission Organizations, mandated by the Federal Energy Regulatory Commission to ensure reliable supplies of power, adequate transmission infrastructure and competitive wholesale prices of electricity. He has served SPP in multiple capacities since 1985, including that of a Senior Engineer, Director of Engineering and Operations, Vice President, Senior Vice President and Corporate Secretary. Mr. Brown holds a B.S. in Electrical Engineering from Louisiana Tech University and a B.S. in Physics and Math from Ouachita Baptist University. He is active in numerous civic groups, including the Little Rock Regional Chamber of Commerce, as a member of Fifty for the Future and as a member of the board of directors of the Arkansas Symphony Orchestra. The Company believes that Mr. Brown’s qualifications to serve on the Board include his experience in corporate management, leadership and strategic implementation.

Paula Cholmondeley, age 68, has been nominated for election to the Board at this Annual Meeting. Ms. Cholmondeley served as a private consultant on strategic planning from 2004 to 2009. She served as the Vice President and General Manager of Specialty Products for Sappi Fine Paper, a subsidiary of Sappi Limited from April 2000 until January 2004. From January 1998 until April 2000, Ms. Cholmondeley was a private consultant on strategic planning and mergers and acquisitions. From 1992 until January 1998, Ms. Cholmondeley held various management positions with Owens Corning, including Vice President and General Manager of Residential Insulation. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1992, including The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumna of Howard University and received a Masters in Accounting from the University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is a NACD Board Leadership Fellow and part-time faculty member of the NACD In-Boardroom education program. Ms. Cholmondeley is also a director of Dentsply International Inc. (NASDAQ: XRAY), Terex Corporation (NYSE: TEX) and is an independent trustee of Nationwide Mutual Funds. Previously, Ms. Cholmondeley served as a director of Ultralife Corporation from 2004 through 2010, Albany International Corp. from 2005 to 2013 and Minerals Technologies Inc. from 2005 to 2014. The Company believes Ms. Cholmondeley’s qualifications to serve on the Board include her general and varied business operating experience, including leadership positions and experience in international and general management operations; her experience in technology development; her experience serving as a board member of public companies; and her experience in accounting and financial matters. The Company believes that Ms. Cholmondeley brings diverse perspectives and experiences as a result of her professional and other experiences, which will provide the Board with greater insight into the Company’s financial, operational and governance matters.

Richard Cisne, age 65, Director since 2004. Since 1987, Mr. Cisne has been a founding partner of Hudson, Cisne & Co., an Arkansas C.P.A. firm. He holds a B.S.B.A. from the University of Arkansas and is a C.P.A. The Company believes that Mr. Cisne’s experience as a local business owner, his background in public accounting and his understanding of corporate finance qualify him to serve on the Board.

Robert East, age 68, Director since 1997. Mr. East is Chairman and Chief Executive Officer of Robert East Company, Inc., an investment company, Chairman of East-Harding, Inc., a general contracting firm, and Managing Member in Advanced Cabling Systems, LLC, a provider of fiber optic cable installations and security systems. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas. The Company believes that Mr. East’s knowledge of investments, finance and real estate as well as his leadership and management acumen qualify him to serve on the Board.

Catherine B. Freedberg, age 73, Director since 2013. Dr. Freedberg was formerly a director of the First National Bank of Shelby, North Carolina, which was acquired by the Bank in July 2013. She holds an undergraduate degree from Smith College and a Master’s and Ph.D. from Harvard University, where she has served as Lecturer in the Department of Art and Architecture. She is a Trustee of the Smith College Museum of Art, a former trustee of St. Patrick’s Episcopal Day School, and founder of the National Gallery of Art’s annual Freedberg

Lecture on Italian Art. She has also served as a Samuel Kress Fellow and Deputy Information Officer at the National Gallery. Dr. Freedberg’s business interests currently include acting as co-trustee and advisor to Blanton Farms, LLC, an investment entity that owns and manages property in Shelby, North Carolina devoted to conservation and timber cultivation, and as the lead partner of Blanton, LLC, a family company that develops, owns and manages commercial real estate, known as the River Hills Shopping Center, also in Shelby, North Carolina. In addition, Dr. Freedberg is an officer and director of the Shelby Loan and Mortgage Company. She is also the founding Chairman of the Banker’s House Foundation, is a Fogg Fellow at the Harvard Art Museums and a member of the Smithsonian Institution Women’s Committee. The Company believes that Dr. Freedberg’s qualifications to serve on the Board include her community banking service and heritage, her civic and business experience as well as her intellect, leadership and unwavering principles of integrity.

Linda Gleason, age 61, Director since 1987. From 1992 to 1996 Ms. Gleason served as the Company’s Deputy Chief Executive Officer and Assistant Secretary. She attended Arkansas State University and the University of Arkansas at Little Rock. The Company believes that Ms. Gleason’s experience in banking, organizational planning, internal operations and her 29 years of service as a director of the Company qualify her to serve on the Board.

Peter Kenny, age 57, Director since 2013. Mr. Kenny is currently an independent market strategist and founder of Kenny’s Commentary, a subscriber-based, market-focused website. From July 2014 to September 2015, Mr. Kenny was the Chief Market Strategist for Clearpool Group, a company based in New York City that offers agency only execution services to institutional clients. Prior to his association with Clearpool Group in 2014, he was the Managing Director and Chief Market Strategist at Knight Capital Group. He has more than 30 years of experience in the equity trading industry and prior to joining Knight in December 2006, he was a member of the New York Stock Exchange for two decades. Mr. Kenny joined Knight from Jefferies Execution Services where he served for three years as a Managing Director overseeing direct executions. Prior to that tenure, in 2001, Mr. Kenny founded and was Chief Executive Officer of Kenny and Co., a division of Van Der Moolen N.A., a Dutch securities trading and brokerage company. Mr. Kenny’s career also includes six years as NYSE Senior Floor Official while serving on six internal committees, including as an AFB Board Member. Mr. Kenny was a member of the board of directors of Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) from October 2013 to September 2014. Mr. Kenny has degrees in Economics and Political Science from Warren Wilson College in North Carolina. The Company believes that Mr. Kenny’s extensive career in the equity trading and financial services industries qualifies him to serve on the Board.

William A. Koefoed, Jr., age 51, Director since 2015. Since 2013, Mr. Koefoed has served as the Chief Financial Officer for Puppet Labs, Inc., an IT automation software development company. Prior to joining Puppet Labs, Mr. Koefoed served in a variety of roles at Microsoft Corporation beginning in 2005, including as CFO of its Skype division, General Manager of Investors Relations and General Manager of IT Finance & Strategy. Prior to joining Microsoft, Mr. Koefoed held leadership roles at Hewlett-Packard Company, PwC Consulting and Arthur Andersen. Mr. Koefoed currently serves on the board of directors of Bellevue Boys & Girls Club and the Pacific Northwest Ski Association. Mr. Koefoed received his Bachelors of Science and MBA degrees from the University of California, Berkeley. The Company believes Mr. Koefoed brings valuable management, financial and investor relations experience to the Board. In addition, the Company believes that Mr. Koefoed’s background and experience in the information systems and technology industries provide significant value to the Board as the financial services market, including banking services, continues to undergo rapid changes with respect to new technology-driven products and services.

Henry Mariani, age 77, Director since 1997. Since 2004, Mr. Mariani has been the Chairman and Chief Executive Officer of Alluratec, Inc., a skin care company. Since 2008, Mr. Mariani has served as the Chairman of N.L.C. Products, Inc., a manufacturing, wholesale and retail mail order operation with four catalogs featuring executive gifts, Irish gifts, female gifts and hunting equipment and supplies. Prior to 2008 Mr. Mariani served as Chairman and Chief Executive Officer of N.L.C. Products, Inc. He holds a B.S. in Finance from Penn State University and is a C.P.A. The Company believes that Mr. Mariani’s qualifications to serve on the Board include his executive experience in sales, marketing, corporate operations and manufacturing as well as his background in finance and accounting.

Walter J. (“Jack”) Mullen, III, age 66, has been nominated for election to the Board at this Annual Meeting. Mr. Mullen has been the Director of Derivatives and Market Strategy with AgriBank, FCB since November 2004, where he is responsible for directing all aspects of AgriBank’s extensive interest rate hedging program. Prior to joining AgriBank in 2004, Mr. Mullen was a Managing Director in Global Debt and Derivatives for Citibank, Chase Manhattan Bank and Security Pacific Bank where he played major roles in providing interest rate and currency risk management advice and derivative product based solutions to corporations and governments all over the world. Prior to joining Citibank, Mr. Mullen worked for several major financial institutions in foreign currency and interest rate risk management consulting and product sales. Mr. Mullen has a B.A. in Economics from the University of Maryland Baltimore County and an MBA from Loyola University. The Company believes that Mr. Mullen’s qualifications to serve on the Board include his extensive career in the financial services industry. In addition, the Company believes that Mr. Mullen’s background and unique experience with the derivatives market and the wide range of experience he has with various risk management functions will provide significant value to the Board as the Company continues to grow.

Robert Proost, age 78, Director since 2011. Mr. Proost is retired and from 1988 through 2001 served as Corporate Vice President, Chief Financial Officer and Director of Administration for A. G. Edwards, Inc., a financial services firm, where he also served as a director and member of the executive committee. From 1965 through 1988, Mr. Proost practiced law, specializing in corporate, securities and banking law with a St. Louis, Missouri law firm. Mr. Proost also served on the board of directors of Baldor Electric Company, a publicly held marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas, from 1988 until it was acquired by a third party in 2011. Mr. Proost holds a B.A. in Political Science from St. Louis University and a J.D. from Washington University Law School. The Company believes Mr. Proost’s qualifications to serve on the Board include his extensive knowledge and experience in corporate, securities and banking law as well as his varied and extensive background in business and finance.

John Reynolds, age 51, Director since 2012. Dr. Reynolds is currently the Pathologist and Laboratory Director for Memorial Hospital in Bainbridge, Georgia, a position he has held since 1995. He served as Chief of Staff of that hospital from 2002 through 2004. Dr. Reynolds is a Fellow in the College of American Pathologists and is Board Certified in Anatomic and Clinical Pathology. He holds a B.S. from Emory University and an M.D. from Emory University School of Medicine. Dr. Reynolds has extensive holdings in timber and agricultural land. He also previously served for 14 years as a board member or advisory board member of a bank in Bainbridge, Georgia. The Company believes that Dr. Reynolds’ involvement and leadership in the Georgia medical community, his experience with land, timber and agricultural businesses, and his prior service as a board member and advisory board member of a banking institution qualify him to serve on the Board.

Ross Whipple, age 64, Director since 2014. Mr. Whipple currently serves as the President of Horizon Timber Services, Inc., a timber management company, a post he has held since 2004. He served as Chairman and Chief Executive Officer of Summit Bancorp, Inc. and Summit Bank from January 2000 to May 2014, when both entities were acquired by and merged into the Company and the Bank, respectively. Mr. Whipple also serves as Chairman of the Ross Foundation, a charitable trust that manages over 63,000 acres of timber land for conservation and charitable purposes, and as managing general partner of Horizon Capital Partners, LLLP, a family limited partnership that manages 62,000 acres of timber land. Mr. Whipple has over 35 years of banking experience, much of which was acquired as an executive officer and director of various banking institutions. The Company believes that Mr. Whipple’s substantial corporate experience in banking, timber management and charitable organizations provides a broad base of relevant financial and operations experience that is valuable to the Company’s Board.

As previously disclosed, upon consummation of the Company’s pending acquisition of C1 Financial, Inc. (“C1”), C1’s President and Chief Executive Officer, Trevor Burgess, will become our Florida Market President and Chief Innovation Officer. The Nominating and Governance Committee has discussed Mr. Burgess’ qualifications and eligibility as a director of the Company. While there is no binding agreement between any of the parties to the C1 merger that provides for Mr. Burgess’ appointment as a director, the Nominating and Governance Committee believes he will provide significant value to the Company and the Bank as a Board member and anticipates that Mr. Burgess will be appointed to the Board after the C1 merger is consummated. However, because Mr. Burgess will become a member of the executive management team, the Nominating and Governance Committee, while having no official policy on this matter or in determining the appropriate number of members of the executive management team that should serve on the Board, currently expects Mr. Burgess’ director position would rotate annually among Mr. Burgess, the Company’s Chief Financial Officer, Greg McKinney, and the Company’s Chief Operating and Banking Officer, Tyler Vance, subject to the Nominating and Governance Committee’s annual assessment of the Board’s overall needs and composition. The Nominating and Governance Committee believes that establishing this rotating board position will provide the Board with additional information and insight into the operations of the Company and will enhance communication among the Board and the executive management team.

Family Relationships

Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named directors, director nominees or executive officers of the Company or the Bank.

CORPORATE GOVERNANCE

Shareholder Interaction and Corporate Governance Initiatives

We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. We also reach out to shareholders from time to time to ensure that management and the Board understand and consider the issues that matter most to our shareholders. In connection with our investor outreach and annual corporate governance review, we have made changes to our corporate governance policies and procedures, including:

•	Amending our Bylaws to require any director that receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election to submit a resignation letter to the Board as described in more detail under “Board Proposal No. 1—Election of Directors —Voting for Directors; Director Resignation Policy;”

•	Posting our policy against hedging activities, applicable to all executive officers, directors and employees on our investor relations website;

•	Adopting an Anti-Pledging Policy applicable to all executive officers and directors;

•	Adopting an Executive Compensation Clawback Policy; and

•	Adopting Stock Ownership Guidelines for non-employee directors and certain executive officers.

Also see “Compensation Discussion and Analysis—2015 Say-on-Pay Vote” for a discussion of the Company’s response to investor feedback on our executive compensation program.

Other Governance Policies and Practices

Each year the Board reviews the Company’s governance documents and modifies them as appropriate. These documents include the Company’s Corporate Governance Principles, the charters for each Board committee, our Code of Ethics and other key policies and practices. Copies of the currently effective charters for each Board committee, the Code of Ethics, our Corporate Governance Principles and other corporate governance policies are available on the Company’s website at www.bankozarks.com under the Investor Relations section.

Stock Ownership Guidelines

In February 2015, our Board approved and adopted Stock Ownership Guidelines. Under these guidelines, each non-employee director, the Chief Executive Officer and each other executive officer with the title below must beneficially own shares of our common stock as follows for as long as such individual is subject to the guidelines:

Position	Minimum Ownership Level
Chief Executive Officer	10x base salary
Chief Lending Officer/President RESG	3x base salary
Chief Financial Officer/Chief Accounting Officer	3x base salary
Chief Operating Officer/Chief Banking Officer	3x base salary
Chief Credit Officer/Chairman-Directors’ Loan Committee	2x base salary
Non-Employee Directors	5x annual retainer

Each director or executive officer having one of the titles above is expected to comply with these stock ownership guidelines within five years of (i) being elected (for directors) or promoted to an applicable position (for executive officers) or (ii) the date the guidelines were adopted, whichever is later. Each individual covered by the guidelines must retain at least 75% of the number of net shares of common stock acquired on vesting of restricted stock or on exercise of stock options until he or she achieves the appropriate minimum ownership level. Executives and directors must maintain free and clear ownership of all shares required to meet the applicable guidelines. The Personnel and Compensation Committee administers the Stock Ownership Guidelines and may, in its discretion, consider exceptions if the guidelines place a severe financial hardship on an individual or for charitable gifts, estate planning transactions and certain other limited circumstances.

Policy Against Hedging Activities

The Company is dedicated to growing its business and enhancing shareholder value in all that we do in an ethical way and being mindful of the need to avoid taking actions that pose undue risk or have the appearance of posing undue risk to the institution. Our goal is to grow shareholder value in both the short term and in the longer term, and we expect our directors, officers and employees to have the same goals as the Company that are reflected in their trading activities in the Company’s securities. The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities.

Our Board has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in hedging activities involving the Company’s securities, including short sales of our securities and transactions in puts, calls, options or other derivative securities based on the Company’s securities.

Anti-Pledging Policy

In August 2015, the Company’s Board amended the Company’s insider trading policy to include a policy prohibiting the Company’s executive officers and directors from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. An exception to this prohibition may be granted under limited circumstances by our Compliance Officer but only in the event the requesting person has provided supporting documents that would clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities.

Management Succession Plan

In accordance with our Corporate Governance Principles, the Chief Executive Officer and the Nominating and Governance Committee review succession planning with the Board on an annual basis, which includes an annual review of the strength and depth of executive talent and consideration of ongoing executive development. The Board has in place a written management succession planning policy in order to minimize the risk of adverse impact from an unplanned CEO or other senior management vacancy and to help ensure the continuity of senior management.

Board and Committee Self-Evaluations

The Board conducts annual self-evaluations and questionnaires to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. The Nominating and Governance Committee oversees this annual review process and, through its Chairman, discusses the input with the full Board. In addition, each Board committee reviews annually the qualifications and effectiveness of that committee and its members.

The Company, the Board and each of the Board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities with the intention of maintaining full compliance with all applicable corporate governance requirements.

Board Independence

The Board believes that the purpose of corporate governance is to ensure that it maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound, and represent best practices. Pursuant to our Corporate Governance Principles, a majority of our Board must consist of independent directors pursuant to the applicable independence standards set forth under the NASDAQ listing standards. The Board has affirmatively determined that twelve out of our current sixteen directors qualify as “independent” under the NASDAQ listing standards for independence. The twelve current independent directors are: Nicholas Brown, Richard Cisne, Robert East, Catherine B. Freedberg, Peter Kenny, William Koefoed, Henry Mariani, Robert Proost, R. L. Qualls (term expiring at the Annual Meeting), John Reynolds, Sherece West-Scantlebury (term expiring at the Annual Meeting), and Ross Whipple. In addition, the Board has determined that Jack Mullen and Paula Cholmondeley, each a director nominee, qualify as “independent” under the NASDAQ listing standards for independence.

We also maintain a Nominating and Governance Committee, Audit Committee and Personnel and Compensation Committee, and the Board has determined that each director serving on these committees is independent based on the NASDAQ listing standards and applicable SEC rules and regulations.

Board Meetings and Attendance

During 2015, the Board met on ten occasions. In 2015, each director attended at least 75% of the total of all meetings of the Board and committees of the Board on which he or she served during the period in which he or she served. Under the Company’s Corporate Governance Principles, each director is expected to attend Board and committee meetings, as applicable, and spend sufficient time to properly discharge his or her responsibilities.

It is the Company’s policy that all directors attend the annual meeting of shareholders. All Board members who were nominated and elected at the Company’s 2015 Annual Meeting of Shareholders were in attendance at such meeting.

Board Committees

In accordance with the Company’s Corporate Governance Principles, the Company’s Board has established the committees described below. A complete description of the duties and responsibilities of each committee can be found in their respective committee charters, which are available on the Company’s website at www.bankozarks.com under the Investor Relations section. The following table provides information on the Board’s current committee memberships. Except as otherwise noted below, it is anticipated that all directors listed below will continue to serve on their respective committees for the remainder of 2016 and until the next annual meeting of shareholders. If elected to the Board at this Annual Meeting, (i) Ms. Cholmondeley is expected to serve on the Personnel and Compensation Committee and the CRA and Fair Lending Committee, and (ii) Mr. Mullen is expected to serve on the ALCO & Investments Committee, the Directors’ Loan Committee and the Board’s new Risk Committee (which is expected to be formed and become active after the Annual Meeting).

Director Name	Executive Committee	Nominating & Governance Committee	Audit Committee	Personnel & Comp. Committee	Trust Committee	Directors’ Loan Committee	ALCO & Investments Committee	CRA & Fair Lending Committee	IS Steering Committee
G. Gleason (1)	X(C)					X	X
D. Thomas
T. Vance(2)					X(C)		X	X	X
N. Brown	X			X(C)					X
R. Cisne			X				X
R. East (3)	X	X(C)	X
C. Freedberg		X			X
L. Gleason(4)					X	X
P. Kenny	X	X		X		X	X
W. Koefoed			X						X
H. Mariani	X	X	X(C)			X	X
R. Proost			X			X	X
R. L. Qualls(5)		X				X		X
J. Reynolds				X					X
S. West-Scantlebury(6)					X			X
R. Whipple (7)					X
Number of Meetings in 2015	5	6	5	6	5	56	4	4	7

(C) Chairman

(1)	Effective May 16, 2016, Mr. Gleason will become a member of the Trust Committee.
(2)	Mr. Vance will remain on the Company’s Trust, CRA & Fair Lending, ALCO & Investments and IS Steering Committees after conclusion of his director term on May 16, 2016 in connection with his roles as Chief Operating Officer and Chief Banking Officer of the Company and Bank.
(3)	Effective May 16, 2016, Mr. East will rotate off of the Audit Committee and become a member of the Board’s new Risk Committee (which is expected to be formed and become active after the Annual Meeting).
(4)	Effective May 16, 2016, Ms. Gleason will become a member of the CRA & Fair Lending Committee.
(5)	Dr. Qualls will continue to serve on the Nominating and Governance Committee, Directors’ Loan Committee and CRA & Fair Lending Committee until the conclusion of his term of service effective May 16, 2016.
(6)	Dr. West-Scantlebury will continue to serve on the Trust and CRA & Fair Lending Committees until the conclusion of her term of service effective May 16, 2016.
(7)	Effective May 16, 2016, Mr. Whipple will rotate off of the Trust Committee and will serve as Chairman of the Board’s new Risk Committee (which is expected to be formed and become active after the Annual Meeting).

Executive Committee. The Executive Committee is comprised of the Chairman of the Board (as Committee Chair) and the respective chairs of the Audit Committee, Personnel and Compensation Committee, Nominating and Governance Committee and the presiding independent director. The Executive Committee was appointed to exercise the powers and authority of the Board of Directors, with certain limitations fully set out in its charter, during the intervals between meetings of the Board when, based on the business needs of the Company, it is desirable for Board-level actions to be considered but the convening of a special Board meeting is not warranted as determined by the Chairman of the Board. It is the general intention that all substantive matters in the ordinary course of business be brought before the full Board for action, but the Board recognizes the need for flexibility to act on substantive matters where action may be necessary between Board meetings which, in the opinion of the Chairman of the Board, should not be postponed until the next scheduled meeting of the Board.

Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders or in connection with any Board vacancy, (2) review and reassess the adequacy of the Company’s Corporate Governance Principles, (3) review the Company’s management succession plans and make recommendations to the Board regarding such succession plans, (4) lead the Board in its annual review of the Board’s performance, including individual director assessments, (5) assist the Board in determining the independent status of directors under the director independence rules of NASDAQ, related SEC rules and the Company’s governance documents, and (6) review and approve certain transactions between the Company and its officers, directors or affiliates. The Board has determined that each member of the committee is “independent” under the NASDAQ listing standards.

Audit Committee. The Audit Committee’s primary function, which is further described in the Audit Committee Charter, is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for the engagement, compensation, retention and oversight of the Company’s independent auditors and the review and oversight of the Company’s internal controls. The Audit Committee also receives and reviews periodic reports and presentations of the loan review and compliance officers and the internal auditors, provides general oversight and direction for their work, and coordinates corrective action as appropriate. The Board has determined that each member of the Audit Committee qualifies as an “independent” director under the Sarbanes-Oxley Act, related SEC rules and NASDAQ listing standards related to audit committees, and that each satisfies all other applicable standards for service on the Audit Committee. In addition, the Board has determined that Henry Mariani, Richard Cisne, Robert East, William Koefoed and Robert Proost each qualify as an “audit committee financial expert” within the meaning of the regulations of the SEC.

Personnel and Compensation Committee. The Personnel and Compensation Committee (the “Compensation Committee”) (1) reviews and determines the compensation for the Company’s CEO, executive officers and, to the extent the Committee deems appropriate, other personnel, including base salary, incentive compensation arrangements, bonus and equity-based awards, employment agreements, severance arrangements, change in control agreements/provisions, if applicable, and any special or supplemental benefits; (2) reviews, and recommends to the Board, compensation for the Company’s directors; (3) considers, reviews and approves all incentive compensation plans and equity-based plans applicable to all officers and employees; (4) reviews additions and separations of personnel; (5) oversees administration of the employee benefit plans and programs, including the Company’s equity compensation plans; and (6) oversees staff training and educational programs. The Compensation Committee also reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) below and recommends to the Board the inclusion of the CD&A in the Company’s proxy statement for its annual shareholders meetings. The Board has determined that each member of the Compensation Committee is “independent” under applicable NASDAQ listing standards and satisfies all other applicable standards related to compensation committees. The responsibilities of the Compensation Committee and its activities during 2015 are more fully described in this proxy statement under the heading, “Compensation Discussion and Analysis” below.

To facilitate the fulfillment of its duties, the Compensation Committee has sole authority to retain outside advisors, including compensation consultants, to assist the Compensation Committee with executive compensation matters. The Compensation Committee has sole authority to approve the fees and retention terms of any such advisors or consultants. The Compensation Committee engaged Blanchard Consulting Group (“Blanchard”) as its independent compensation consultant to assist in determining the composition of the Company’s peer group for executive compensation purposes and the review of the Company’s executive compensation program for 2015. Blanchard also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, and relevant legal and regulatory requirements. For more information regarding Blanchard’s engagement, see “Compensation Discussion and Analysis––Key Executive Compensation Policies and Practices––Role of Independent Compensation Consultant” below.

Trust Committee. The Trust Committee oversees the operation of the Trust and Wealth Management Division and the administration of its trust accounts. The committee is comprised of a minimum of three directors and certain officers of the Company or Bank as determined by the Board. Tyler Vance, our Chief Operating Officer and Chief Banking Officer, serves as Chairman of the Trust Committee.

Directors’ Loan Committee. The Directors’ Loan Committee has responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $10 million, up to the lending limit of the Bank, and for administering other aspects of the lending function. The committee is comprised of a minimum of five directors, and such additional members as determined and selected from time to time by the Board. In the absence of one or more of such directors, the committee chairman may select other directors to serve, or in the chairman’s absence, the CEO may select such additional members. To ensure a full understanding by the Board of the Company’s credit processes and culture, each Board member who is not a standing member of the loan committee is invited to serve, on a rotating basis, as an additional member of the Directors’ Loan Committee for a calendar quarter. Darrel Russell, our Chief Credit Officer, serves as Chairman of the Directors’ Loan Committee.

ALCO and Investments Committee. The ALCO and Investments Committee oversees management of the asset/liability (interest rate risk) position, liquidity, funds management and investment portfolio functions of the Company and Bank. The committee is comprised of a minimum of two directors and certain officers of the Company or Bank as determined by the Board. Greg McKinney, our Chief Financial Officer and Chief Accounting Officer, serves as Chairman of the ALCO and Investments Committee.

CRA and Fair Lending Committee. The CRA & Fair Lending Committee is responsible for overseeing the operation of the community development activities and compliance with applicable fair lending regulations of the Bank. The committee is comprised of a minimum of two directors and certain officers of the Company or Bank as determined by the Board. Greg McKinney, our Chief Financial Officer and Chief Accounting Officer, serves as Chairman of the CRA and Fair Lending Committee.

IS Steering Committee. The purpose of the IS Steering Committee is to discharge the Board’s responsibilities related to overseeing information systems (“IS”) activities. The committee provides general reviews for the Board regarding major IS projects and helps ensure proper business alignment, effective strategic planning and oversight of IS performance. The committee is comprised of a minimum of two directors and certain officers of the Company or Bank as determined by the Board. Chad Necessary, our Chief Information Officer, serves as Chairman of the IS Steering Committee.

Risk Committee. The Risk Committee will provide oversight of the Company’s enterprise-wide risk management framework and the Company’s corporate risk structure, including the strategies, policies, processes, procedures and systems established by management to identify, assess, measure, manage and monitor the Company’s significant financial, operational and other risk exposures. The Board expects the committee’s formation to be finalized and become active after the Annual Meeting.

Other Committees. The Board may establish additional committees in order to properly fulfill its duties and serve the needs of the Company. The Board may, from time to time, provide for different or additional members of any or all of its committees.

Board Composition and Nominating Process

The Company’s Nominating and Governance Committee is responsible for reviewing with the Board, from time to time, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. Nominees for directorship are selected by the Nominating and Governance Committee in accordance with the qualification standards discussed below and in the Company’s Corporate Governance Principles or established from time to time by the Nominating and Governance Committee. The Company’s Corporate Governance Principles and the “Process for Nominating Candidates to the Board of Directors” can be found on the Company’s website at www.bankozarks.com under the Investor Relations section.

Director Qualifications

In identifying and evaluating potential nominees for director, the Nominating and Governance Committee considers individuals from various disciplines and diverse backgrounds. Although the Company has no formal policy regarding diversity, the Board believes that diversity, including differences in backgrounds, qualifications, and personal characteristics, is important to the effectiveness of the Board’s oversight of the Company. As a primary consideration, the Board seeks members with complementary individual backgrounds which maximize perspective and ensure a wealth of experience to enable the Board to make better informed decisions. Board candidates are considered based upon various criteria in the context of an assessment of the perceived needs of the Board at that point in time. The following are important, but not necessarily all, attributes that should be possessed by a director:

•	The highest personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of the Company’s shareholders.

•	An inquisitive and objective perspective, practical wisdom and mature judgment, and the ability to exercise informed judgment in the performance of his or her duties.

•	Commitment of sufficient time and attention to discharge his or her obligations.

•	A distinguished record of leadership and success in his or her arena of activity.

•	A strong background of relevant experience or education.

•	Strong community ties in the Company’s banking markets or with the business community that can assist the Company from time to time in its business development efforts.

In approving candidates for election as director, the Nominating and Governance Committee will also assure that the Board and its committees will satisfy all applicable requirements of the federal securities laws and the corporate governance requirements for NASDAQ-listed issuers.

Director Selection and Nomination Process

The Nominating and Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its functions.

The Committee evaluates the qualifications and performance of any incumbent directors that desire to continue their service on the Board. In particular, as to each such incumbent director, the Committee will consider if the director continues to satisfy the minimum qualifications for director candidates adopted by the Committee; review the assessments of the performance of the director during the preceding term made by the Committee; and determine whether there exist any special, countervailing considerations against re-nomination of the director.

The Board does not believe it should establish term or age limits. While such limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term or age limits, the Nominating and Governance Committee reviews each director’s continuation on the Board every year. This review includes the Committee’s analysis regarding each director’s independence and whether any director has had a significant change in his or her business or professional circumstances during the past year.

Prior to completing its recommendation to the Board of nominees for election to the Board, the Nominating and Governance Committee requires each potential candidate to complete a director’s and executive officer’s questionnaire and a report on all transactions between the candidate and the Company, its directors, officers and related parties. The Nominating and Governance Committee will also consider such other relevant factors as it deems appropriate. After completing this evaluation, the Committee will make a recommendation to the Board of the persons who should be nominated, and the Board will then determine the nominees after considering the recommendations of the Committee.

Shareholder Recommendations for Directors

On an ongoing basis, the Nominating and Governance Committee considers potential director candidates identified on its own initiative as well as candidates referred or recommended to it by other directors, members of management, shareholders and other resources (including individuals seeking to join the Board). Shareholders who wish to recommend candidates may contact the Nominating and Governance Committee in the manner described below under “—Communicating with our Board of Directors.” All candidates are required to meet the criteria outlined above, as well as the director independence and other standards set forth in our Corporate Governance Principles and other governing documents, as applicable, as determined by the Nominating and Governance

Committee in its sole discretion. Shareholder nominations must be made according to the procedures required under our Bylaws and described in this proxy statement under the heading “Shareholder Proposals for the 2017 Annual Meeting.” The Nominating and Governance Committee strives to evaluate all prospective nominees to the Board in the same manner and in accordance with the same procedures, without regard to whether the prospective nominee is recommended by a shareholder, the Nominating and Governance Committee, another board member or members of management. However, the Nominating and Governance Committee may require additional steps in connection with the evaluation of candidates submitted by shareholders due to the potential that the existing directors and members of management will not be as familiar with the proposed candidate as compared to candidates recommended by existing directors or members of management. The Nominating and Governance Committee will conduct the same analysis that it conducts with respect to its director nominees for any director nominations properly submitted by a shareholder and, as a result of that process, will decide whether to recommend a candidate for consideration by the full Board.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with the role of the presiding independent director, having the duties described below, is in the best interest of shareholders because it provides an appropriate balance between strategy development and independent oversight of management.

Peter Kenny is currently serving as presiding independent director. He has the responsibility of presiding at all meetings of the Board’s independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in the Company’s risk oversight process. The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. At the committee level, (i) the Audit Committee oversees management of accounting, financial, legal and regulatory risks; (ii) the Compensation Committee oversees the management of risks relating to the Company’s executive compensation program as well as compensation matters involving all employees and the Company’s directors; and (iii) the Nominating and Governance Committee manages risks associated with the independence of the members of the Board and potential conflicts of interest. While each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire Board is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. In addition, appropriate committees of the Board receive reports from senior management within the organization to enable the Board to understand risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role.

The Board’s discharge of its risk oversight role has not specifically affected the Board’s leadership structure discussed above. Rather, in establishing the current leadership structure of the Board, risk oversight was one factor among many considered. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any change it deems appropriate.

Communicating with our Board of Directors

Shareholders may communicate with the Board, individual directors, our presiding independent director or any Board committee by sending correspondence to: Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, AR 72231-8811; Attention: General Counsel Corporate Finance. All appropriate communications received will be forwarded to the Board, our presiding independent director, the chairman of the appropriate board committee or the individual director as addressed. Communications regarding nominations of candidates to the Board or shareholder proposals are subject to additional requirements that are discussed separately in this proxy statement. See “– Board Composition and Nominating Process” above and “Shareholder Proposals for the 2017 Annual Meeting” below.

BOARD PROPOSAL NO. 2:

APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Under the Company’s current Amended and Restated Articles of Incorporation, as amended, the total number of shares of all classes of capital stock that the Company has authority to issue is 126,000,000 shares, consisting of 125,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of March 7, 2016, there were [●] shares of common stock issued and outstanding, leaving a total of [●] authorized shares of common stock available for future issuance.

The Board believes that it is desirable and in the best interests of the Company and its shareholders to have a sufficient number of additional shares of common stock available for issuance from time to time, as the occasion may arise, for future financing and acquisition transactions, to permit stock dividends or stock splits at some future date, to fund employee benefit plans and for other proper corporate purposes. Therefore, the Board has approved, and recommends that the shareholders of the Company approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 125,000,000 shares to 300,000,000 shares (the “Articles Amendment”). The proposed form of the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation amending Article “SIXTH” of such Articles is set forth in Appendix A to this proxy statement. The Articles Amendment will have no effect on the number of authorized shares of preferred stock.

Since its initial public offering on July 17, 1997, the Company has undergone four two-for-one stock splits, effected in the form of a 100% stock dividend. The purpose of these stock splits has been to keep the trading price of the common stock within a range that makes it more affordable and accessible to individual shareholders, thereby increasing the Company’s overall shareholder base and the market liquidity of the shares. With only the present 125,000,000 shares of authorized common stock and [●] shares outstanding, the Company’s current authorized shares could not accommodate a future two-for-one stock split. Based on the Company’s current and historical trading prices, we believe another two-for-one stock split would be reasonable and consistent with our goal of keeping our shares more affordable and accessible to individual shareholders. Assuming this Proposal No. 2 is passed to amend the Company’s Articles of Incorporation and increase the number of authorized shares of the Company’s common stock to 300,000,000 shares, management expects to make a recommendation to the Company’s Board to approve a two-for-one stock split, effected in the form of a 100% stock dividend, prior to the Company’s next regularly scheduled annual meeting. However, any future stock-split recommendation would depend on the Company’s financial condition and current market conditions and would be subject to approval by our Board.

On October 19, 2015, the Company and the Bank entered into a definitive agreement and plan of merger with Community & Southern Holdings, Inc. (“C&S”) and its wholly-owned bank subsidiary, Community & Southern Bank. Subject to the terms and conditions of the C&S merger agreement, at the effective time of the C&S merger, each share of issued and outstanding C&S common stock and each outstanding C&S stock option, warrant, restricted stock unit and deferred stock unit will be converted into the right to receive shares of the Company’s common stock (plus cash in lieu of any fractional shares) based on the aggregate purchase price of approximately $799.6 million, or approximately $20.50 per fully diluted C&S share, subject to certain purchase price adjustments set forth in the C&S merger agreement. The number of shares of Company common stock to be delivered at closing in satisfaction of the purchase price will be based on a floating exchange ratio based upon the volume weighted average price of the Company’s common stock for the 15 trading days ending on the second business day prior to closing, subject to a minimum and maximum price of $34.10 and $56.84, respectively. The maximum number of shares that the Company could issue in connection with the C&S merger is approximately 23.4 million shares, which assumes that the Company’s average stock price is $34.10, the minimum price that can be used under the C&S merger agreement to calculate the number of shares of Company common stock to be delivered thereunder.

On November 9, 2015, the Company and the Bank entered into a definitive agreement and plan of merger with C1 Financial, Inc. (“C1”) and its wholly-owned bank subsidiary, C1 Bank. Subject to the terms and conditions of the C1 merger agreement, at the effective time of the C1 merger, each share of issued and outstanding C1 common stock will be converted into the right to receive shares of the Company’s common stock (plus cash in lieu of any fractional shares) based on the aggregate purchase price of approximately $402.5 million, or approximately $25.00 per share of C1 common stock, subject to certain purchase price adjustments set forth in the C1 merger agreement. The number of shares of Company common stock to be delivered at closing in satisfaction of the purchase price will be based on a floating exchange ratio based upon the average closing price of the Company’s common stock for the 10 trading days ending on the second business day prior to closing, subject to a minimum and maximum price of $39.79 and $66.31, respectively. The maximum number of shares that the Company could issue in connection with the C1 merger is approximately 10.1 million shares, which assumes that the Company’s average stock price is $39.79, the minimum price that can be used under the C1 merger agreement to calculate the number of shares of Company common stock to be delivered thereunder.

Current authorized shares of common stock	125,000,000
Proposed increase in authorized shares of common stock	175,000,000 (140%)
Proposed new authorized shares of common stock	300,000,000
Shares outstanding as of March 7, 2016	[●]
Shares reserved(1)	[●]
Shares outstanding and reserved	[●]
Shares available for issuance (pre-increase of authorized shares)(2)	0
Shares available for issuance (post-increase of authorized shares)(2)	[●]
Shares available (post-increase of authorized shares) as a % of new authorization(2)	[●]%

(1)	Includes (i) the maximum possible shares to be issued in the pending C&S transaction (23,448,680), (ii) the maximum possible shares to be issued in the pending C1 transaction (10,116,214), (iii) 3,970,893 shares reserved under the Company’s equity plans, and (iv) [●] shares issuable upon a two-for-one stock split effected as a 100% stock dividend.
(2)	Assumes shares reserved above are issued.

With the exception of the C1 and C&S transactions described above and the shares of common stock reserved for future issuance under the Company’s employee benefit plans, the Company currently has no definitive plans, understandings, agreements or arrangements concerning the issuance of the remaining authorized but unissued shares of common stock or any newly authorized shares of common stock if this Proposal No. 2 is approved by shareholders. In the event any plans, understandings, arrangements or agreements were made in the future concerning the issuance of such shares, the holders of the Company’s common stock would not have preemptive rights to purchase any such shares, and as a result shareholders may not be given the opportunity to vote on any such matters, unless required by law or applicable regulations. Accordingly, if approved, the Articles Amendment may have the future effect of diluting the equity participation and voting rights of the Company’s existing shareholders. However, the availability of additional shares of common stock for issue, without the delay and expense of obtaining the approval of shareholders at a special meeting, will afford the Company greater flexibility in acting upon proposed transactions. In many situations, prompt action may be required that would not allow sufficient time to then seek shareholder approval to authorize additional shares for the specific transaction.

The ability to issue additional shares of common stock could also enable the Board to discourage an attempt to gain control of the Company by unaffiliated parties. It is not presently contemplated that any of the remaining shares of common stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in the Company more difficult. However, if the Board were to oppose such a suitor in the future, it could (if consistent with its fiduciary duties and within the limits imposed by applicable law) cause the Company to issue additional shares of common stock in a public or private sale, merger or similar transaction which would increase the number of outstanding shares of such stock, thereby possibly diluting the interest of a party attempting to gain control of the Company.

Board Recommendation

The Board unanimously recommends that shareholders vote “FOR” approval of the Articles Amendment. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless shareholders specify otherwise in their proxies.

This section of the proxy statement contains “forward looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plans for future acquisitions and expectations regarding future stock splits or other Company dividends. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those projected in such forward-looking statements.

BOARD PROPOSAL NO. 3:

AMENDMENT AND RESTATEMENT OF THE 2009 RESTRICTED STOCK AND INCENTIVE PLAN

The Board of Directors proposes that the shareholders approve an amendment and restatement to the Bank of the Ozarks, Inc. 2009 Restricted Stock and Incentive Plan. The full text of the plan, as proposed to be amended and restated (the “2009 Plan”), is included in Appendix B to this proxy statement and reference is made to such Appendix for a complete statement of the provisions of the 2009 Plan.

The purpose of the 2009 Plan is to provide incentive to key employees and officers of the Company to foster and promote the long term financial success of the Company and materially increase shareholder value. The 2009 Plan is also intended to encourage proprietary interest in the Company, to encourage such individuals to remain in the employ of the Company and to attract new employees with outstanding qualifications.

As of December 31, 2015, approximately 576,325 shares of common stock (of the 1,600,000 shares initially reserved) were available for issuance under the 2009 Plan. In January 2016, an additional 212,907 restricted stock awards were granted under the 2009 Plan, leaving only 363,418 shares available for future awards under the plan. Based on an analysis of leading proxy advisory firms’ policies on equity-based compensation plans, our understanding of some of our largest institutional investors’ proxy voting guidelines on stock plan proposals and the importance of long-term incentives in supporting the key objectives of our compensation program, management recommended to the Compensation Committee, and the Committee approved, an amendment and restatement of the 2009 Plan which would increase the number of shares of common stock authorized for issuance thereunder by 800,000 shares to an aggregate of 2,400,000 shares and other changes that are considered best practices for equity plans. The Board adopted and ratified this recommendation. The changes approved by the Committee and the Board are reflected in the 2009 Plan included in Appendix B to this proxy statement.

Summary of the Changes to the 2009 Plan

•	Increases shares available for issuance by 800,000 shares from 1,600,000 to 2,400,000

•	Adds provision requiring a minimum three (3) year vesting period for equity grants (consistent with historical practice), subject to limited exceptions

•	Eliminates automatic vesting upon a change of control of the Company and adds a double trigger provision

•	Increases the maximum amount of cash-settled performance awards that may be granted in any fiscal year to one participant from $2 million to $3 million

•	Extends the term of the plan to expire May 16, 2026

•	Adds a provision making future awards granted under the 2009 Plan subject to recoupment or “clawback,” to the extent required by law, regulation or any Company policy

These changes continue our approach of aligning our equity compensation program with the interests of our shareholders and with evolving best practices in equity and incentive compensation. If this amendment and restatement is not approved by shareholders at the Annual Meeting, no new shares will be added and awards will continue to be granted under the 2009 Plan as currently in effect.

The Share Reserve under the 2009 Plan

As part of the Compensation Committee’s recommendation to the Board to approve the amendments to the 2009 Plan, including the increase in the total number of shares available for issuance under the 2009 Plan, the Compensation Committee considered the following factors:

•	Shares Available under the 2009 Plan: If our shareholders do not approve the amendments to the 2009 Plan, then we will likely not have sufficient shares available for grants in 2017 based on historical grant practices, taking into consideration the large number of employees that will be added in connection with the Company’s pending acquisitions. This would result in the loss of an important tool to attract, motivate and retain the most highly qualified and experienced employees.

•	Historical Burn Rate: Our equity plan share usage during 2013, 2014 and 2015 represents a three-year average burn rate of 1.62% of our weighted average common shares outstanding for each such year. This burn rate is substantially below the Institutional Shareholder Services Inc. established burn rate cap for our industry of 3.17%.

•	Dilution: Dilution, also referred to as “voting power dilution,” is commonly measured by “overhang,” which generally refers to the amount of potential dilution to current shareholders that could result from the future issuance of the shares reserved for issuance under an equity compensation plan. Overhang is typically expressed as a percentage (equal to a fraction where the numerator is the sum of the number of shares reserved but not issued under equity compensation plans plus the number of shares subject to outstanding awards and the denominator is the sum of the numerator plus the total number of shares outstanding). If the amendment to the 2009 Plan is approved, our voting power dilution will be approximately 4.77% as of February 17, 2016.

•	Shareholder Outreach: During 2015, management interacted with shareholders, soliciting their views on various executive compensation and governance issues. The Committee received updates from management on the results of these interactions and took these viewpoints into consideration when approving the amendments to the 2009 Plan.

•	Estimated Duration of the 2009 Plan: If the amendment and restatement to our 2009 Plan is approved by our shareholders, based on historical and expected future usage, we estimate that the shares we are requesting under the 2009 Plan would be sufficient for approximately three years of grants, understanding that the share reserve could last for a longer or shorter period of time, depending on the growth of our employee population, our future grant practices, our stock price and prevailing market conditions, which cannot be predicted at this time.

Summary of the Material Terms of the 2009 Plan, as Proposed to be Amended and Restated

General. The 2009 Plan was originally adopted and approved by the Board and the shareholders of the Company in 2009. The 2009 Plan was amended on April 15, 2013 upon approval by the Company’s shareholders in order to increase the shares available under the plan and was amended and restated on May 19, 2014 upon approval by the Company’s shareholders in order to allow for the granting of performance awards. The following description of the 2009 Plan is qualified in its entirety by reference to the applicable provisions of the plan document. A copy of the 2009 Plan, as amended and restated to incorporate the changes discussed above, is attached to this proxy statement as Appendix B.

Administration. The 2009 Plan is administered by the Compensation Committee, unless under the terms of the 2009 Plan the Board determines to subject some or all of the Compensation Committee’s actions to Board approval. At the present time, the Board has not made any determination nor does it have any present intention to require Board approval of the Compensation Committee’s actions. Subject to the terms of the 2009 Plan, the Compensation Committee has the discretion to determine which employees and officers receive awards and the terms of each award made under the 2009 Plan. The Compensation Committee has the power to modify, cancel, accelerate vesting, or otherwise change awards made under the 2009 Plan, subject to certain restrictions set forth in the 2009 Plan.

Awards and Eligibility. Awards under the 2009 Plan may be in the form of restricted stock, restricted stock units or performance awards. All officers and employees of the Company are eligible to receive awards under the 2009 Plan. The benefits or amounts that may be received by or allocated to any particular officer or employee of the Company under the 2009 Plan will be determined in the sole discretion of the Compensation Committee and, accordingly, are not presently determinable.

Shares Available for Issuance. At a regular meeting on February 23, 2016, the Compensation Committee, recognizing that there was a limited number of reserved shares remaining to provide future grants under the plan, recommended to the Board, subject to approval by the Company’s shareholders at the Annual Meeting, an amendment and restatement of the 2009 Plan that would, among other things, increase the number of shares of common stock authorized for issuance thereunder by 800,000 shares to an aggregate of 2,400,000 shares. If approved by the shareholders at the Annual Meeting, the maximum total number of shares of common stock that can be issued as restricted stock, restricted stock units or subject to any performance award under the 2009 Plan would be 2,400,000 shares. The number and kind of shares available under the 2009 Plan (and the share or award limits to certain individuals) are subject to adjustments by the Compensation Committee in the event of certain corporate events such as stock splits, stock dividends, or other recapitalizations of the Company so as to prevent dilution or enlargement of the participants’ rights under the 2009 Plan. Shares of common stock issued under the 2009 Plan may be shares of original issuance, shares held in treasury or shares that have been reacquired by the Company.

At December 31, 2015, there were 576,325 shares available for future grants under the plan. In January 2016, an additional 212,907 restricted stock awards were granted under the 2009 Plan, leaving only 363,418 shares available for future awards under the plan. See “Equity Compensation Plan Information” below for information as of December 31, 2015 concerning shares of common stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, including the 2009 Plan.

Expired, Forfeited or Unexercised Awards. If any award granted under the 2009 Plan expires, is forfeited or becomes unexerciseable without having been exercised or fully paid, the shares underlying such award will become available for future awards under the 2009 Plan. Further, if the Company settles any award in cash rather than in common stock, the shares underlying such award that are retained or otherwise not issued, will become available for future awards under the 2009 Plan.

Restricted Stock. An award of restricted stock involves the immediate transfer of ownership of a specific number of shares of common stock to a participant in return for the performance of services or other restrictions as the Compensation Committee may determine. However, during a “restriction period” designated by the Compensation Committee, such shares are subject to forfeiture unless conditions specified by the Compensation Committee are met. These conditions will generally include the continuous employment of the participant with the Company and may include performance objectives that must be achieved. Although shares of restricted stock remain subject to forfeiture during the restriction period, the participant is entitled to vote these shares, receive all dividends paid on these shares and exercise all other ownership rights in such restricted stock. Restricted stock may become free of restriction prior to the end of a restriction period in the event of a change in control of the Company, disability or death, as those terms are defined in the 2009 Plan, subject to certain restrictions. The Compensation Committee may also provide for an accelerated lapse of the restriction period upon other events or standards that it may determine, including the achievement of one or more performance goals.

Restricted Stock Units. A restricted stock unit is an award denominated in shares of common stock that will be settled by the payment of cash based upon the fair market value of such specified number of shares of common stock. The Compensation Committee has the discretion to settle restricted stock units by delivery of shares of common stock. The Compensation Committee will determine the number of restricted stock units to be awarded to any participant, the restriction period within which a grant may be subject to forfeiture, whether the grant or vesting depends upon the achievement of performance goals and other terms. During the restriction period, the participant is not entitled to vote or receive dividends on the shares subject to the award. A restricted stock unit may become payable prior to the end of a restriction period in the event of a change in control of the Company, disability or death, as those terms are defined in the 2009 Plan, subject to certain restrictions. The Compensation Committee may also provide for an accelerated lapse of the restriction period upon other events or standards that it may determine, including the achievement of one or more performance goals.

Performance Awards. The Compensation Committee may grant performance awards, which will consist of a right that is denominated in cash or shares (including but not limited to restricted shares and restricted share units), valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Compensation Committee may establish, and payable at such time and in such form as the Compensation Committee shall determine. Subject to the terms of the 2009 Plan and any applicable award agreement, the Compensation Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Compensation Committee, on a deferred basis contingent upon achievement of the applicable performance goals. Separation from service prior to the end of any performance period, other than for reasons of death or disability, will result in the forfeiture of the performance award, and no payments will be made.

Notwithstanding the foregoing, the Compensation Committee may, in its discretion, waive any performance goals and/or other terms and conditions relating to a performance award, subject to the limitations set forth in the 2009 Plan. Performance Awards that are granted as performance-based awards to “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) will be based upon the attainment of performance targets related to one or more performance goals selected by the Compensation Committee. The performance goals will be objectively determinable and will be related and limited to one or more of the following Company, Subsidiary or division financial performance measures:

•	earnings or book value per share;

•	net income;

•	return on equity, assets, capital, capital employed or investment;

•	earnings before taxes, depreciation and/or amortization;

•	operating income or profit;

•	operating efficiencies;

•	asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan and lease losses, the ratio of nonperforming loans and leases and/or past due loans and leases greater than 90 days and non-accrual loans and leases to total loans and leases, the ratio of non-accrual loans and leases to total loans and leases, or the ratio of net charge-offs to average loans and leases or other similar asset quality measures;

•	allowance for loan and lease losses;

•	net interest income, net interest spread, net interest margin, after-tax operating income and after-tax operating income before preferred stock dividends;

•	cash flow(s);

•	total revenues or revenues per employee;

•	stock price or total shareholder return;

•	growth in loans, deposits, or other business segments or divisions;

•	dividends;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and/or goals relating to acquisitions or divestitures; or

•	any combination of the foregoing.

Maximum Performance Awards to Covered Employees. With respect to any individual who was in the prior year or is reasonably expected to be in the current year a “covered employee” within the meaning of Section 162(m) of the Code, the maximum number of shares of the Company’s Common Stock in respect of which all stock-based Performance Awards may be granted in any year under the 2009 Plan is 100,000, and the maximum amount of all cash-settled Performance Awards that may be granted in any year under the 2009 Plan is $3,000,000.

Change of Control. Awards granted after the amendment and restatement being proposed for the 2009 Plan will not automatically vest in the event of a change of control of the Company and will be treated as follows: (i) if the successor company assumes, continues or replaces the outstanding awards (with equivalent or more favorable terms) then the outstanding awards will not accelerate and will continue pursuant to the terms of the award unless, if within 24 months following a change of control, any participant’s service with the Company is terminated by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or if any such person shall have resigned for good reason (as defined in the 2009 Plan) then the outstanding awards will immediately accelerate; and (ii) if the outstanding awards are not assumed, continued or replaced by the successor company then such outstanding awards will accelerate upon a change of control. Awards granted prior to the amendment and restatement being proposed for the 2009 Plan are governed by the terms of the stock award agreements in effect on the date of grant and generally provide for the acceleration of outstanding awards upon the occurrence of a change of control.

For purposes of the 2009 Plan, a change of control means any of the following: (i) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s shareholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; (ii) any person or entity (other than any employee benefit plan or similar plan of the Company) or any group acting in concert, shall acquire or control 25% or more of the outstanding voting shares of the Company; provided however, that with respect to any person or entity owning or controlling 10% or more of the outstanding voting shares of the Company as of the effective date of the Plan, either acting alone or in concert with one or more of its wholly-owned subsidiaries, the amount of such voting shares so owned or controlled shall be deducted for purposes of this determination; (iii) if, upon a merger, combination, consolidation or reorganization of the Company, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately thereafter; (iv) all or substantially all of the assets of the Company are sold or otherwise disposed of; or (v) the Compensation Committee or the Board determines, in its sole discretion, that any other business combination or other event (existing or anticipated) shall be deemed a change of control.

Amendment and Termination. The Board of Directors may amend the 2009 Plan at any time as it deems advisable. Without the award holder’s consent, the Compensation Committee may amend the terms of outstanding grants to: (i) accelerate vesting in connection with the participant’s death, disability or upon a change of control; (ii) extend the expiration date; or (iii) waive any other condition or restriction applicable to the award. The Compensation Committee may amend the terms of outstanding grants for any other reason with the holder’s consent. To the extent necessary to comply with applicable laws and regulations, including federal tax laws and NASDAQ listing standards, certain amendments to the plan or any outstanding grant will require shareholder approval. The 2009 Plan will terminate on the tenth anniversary of its approval by shareholders (or on May 16, 2026 if the amended and restated 2009 Plan is approved at the Annual Meeting), and no award will be granted under the 2009 Plan after that date.

Transferability of Awards. Except as provided below, no award under the 2009 Plan may be transferred by a participant other than by will or the laws of descent and distribution upon death. The Compensation Committee may expressly provide in an award agreement that the participant may transfer the award if the Compensation Committee determines the transfer does not result in accelerated taxation, is not a transfer for value and is otherwise appropriate and desirable.

Application of Company Clawback Policy. Awards under the 2009 Plan are subject to the applicable provisions of the Company’s clawback policy as approved by the Compensation Committee, as such policy may be amended from time to time.

Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2009 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Restricted Stock. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted stock to the recipient will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a recipient has timely made an election under Code Section 83(b), any subsequent gain realized by the recipient upon transfer by the recipient will be subject to capital gains tax. If a Code Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units. A recipient of restricted stock units generally will not recognize income until shares or cash are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to the fair market value of the shares represented by the restricted stock units, reduced by any amount paid by the recipient. The Code Section 83(b) election available to holders of restricted stock is not available to holders of restricted stock units.

Performance Awards. A recipient of a Performance Award will recognize income based on the method of payment of the award. If the Performance Award is paid in cash, the recipient will recognize ordinary income equal to the cash amount at the time it is paid. If the Performance Award is satisfied with restricted stock or restricted stock units, the recipient will recognize income in the amount and at the time as described in the two immediately preceding paragraphs.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the deduction limitation on certain compensation under Code Section 162(m).

Benefits to Named Executive Officers and Others

Set forth below is a table that shows grants pursuant to the 2009 Plan that were made on January 13, 2016 (for performance in fiscal year 2015). These are the same amounts that would have been granted pursuant to the 2009 Plan if shareholders had approved the proposed amendment prior to fiscal year 2015. Future benefits to be received by a person or group under the 2009 Plan are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation Committee during fiscal year 2016 and beyond.

Restricted Stock Awarded on January 13, 2016 under the 2009 Plan
George Gleason, Chairman and CEO	48,309 shares
Greg McKinney, CFO and CAO	16,103 shares
Dan Thomas, Vice Chairman, CLO and President-RESG	26,570 shares
Tyler Vance, COO and CBO	16,103 shares
Darrel Russell, CCO	4,830 shares
All Executive Officers as a Group	124,806 shares
All Non-Executive Directors as a Group	—
All Non-Executive Officer Employees as a Group	88,101 shares

The Board recommends a vote “FOR” the amendment and restatement of the 2009 Plan. The affirmative vote of the majority of the votes cast on the matter is required to approve the amendment and restatement of the 2009 Plan.

BOARD PROPOSAL NO. 4:

APPROVAL OF AN AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK PLAN

The Board of Directors proposes that the shareholders approve an amendment to the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan. The full text of the plan, as proposed to be amended (the “Director Plan”), is included in Appendix C to this proxy statement and reference is made to such appendix for a complete statement of the provisions of the Director Plan.

Background and Purpose

In February 2015 the Compensation Committee approved and adopted the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan, which was adopted and ratified by the Board and approved by our shareholders at the 2015 annual meeting. The purpose of the Director Plan is to advance the interests of the Company and its shareholders by affording to non-employee directors of the Company an opportunity to acquire or increase their proprietary interest in the Company by granting such directors awards of common stock. By encouraging non-employee directors to become owners of Company shares, the Company seeks to increase their incentive for enhancing shareholder value and to motivate, retain and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

In February 2016, the Compensation Committee considered a report prepared by Blanchard, the Compensation Committee’s independent compensation consultant, comparing the Company’s director compensation program to the director compensation program for each of the banks used in the 2015 Peer Group, as described in more detail under the heading “Compensation Discussion and Analysis—Peer Groups—2015 Peer Group” below. When compared to the 2015 Peer Group, equity compensation paid to the Company’s non-employee directors (as a percentage of total director compensation) ranked below the 25th percentile for the peer group. In light of this report and in order to continue our ability to attract and retain highly qualified individuals to serve as directors, the Compensation Committee approved, and the Board ratified, an increase in the equity component of the compensation to be paid to our non-employee directors under the Director Plan from an annual grant of shares of common stock worth $25,000 to an annual grant of shares worth $35,000.

If this amendment is not approved by shareholders at the Annual Meeting, awards will continue to be granted under the Director Plan as currently in effect.

Summary of the Material Terms of the Director Plan, as Amended

The following is a summary of certain principal features of the Director Plan, including the proposed amendment. The full text of the plan, as proposed to be amended, is included in Appendix C to this proxy statement and reference is made to such appendix for a complete statement of the provisions of the Director Plan.

Eligibility. Each person who is not otherwise an employee of the Company, or any of its subsidiaries, and who has been elected or appointed as a director of the Company is eligible to participate in the Director Plan (referred to as an Eligible Director).

Shares Reserved. Subject to adjustment in connection with certain corporate transactions involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares or other transaction), the aggregate number of shares of common stock which may be issued as awards will not exceed 50,000.

Awards of Stock. Upon election by the Company’s shareholders at each annual meeting of shareholders, or any special shareholders meeting called for such purpose, each Eligible Director automatically receives an award of shares of common stock. Each Eligible Director appointed as a member of the Board for the first time, other than upon election by the Company’s shareholders at an annual shareholders meeting (or any special shareholders meeting called for such purpose), automatically receives an award of shares of common stock. Currently, the number of shares of common stock subject to the award is the equivalent of $25,000 worth of shares of common stock based on the average of the highest reported asked price and the lowest reported bid price reported on the NASDAQ on the grant date, which is the date such Eligible Director is elected as a director by the Company’s shareholders or the date such Eligible Director is first appointed as a member of the Board, as applicable. If the amendment to the Director Plan is approved at the Annual Meeting, each Eligible Director will receive the equivalent of $35,000 worth of shares of common stock based on the average of the highest reported asked price and the lowest reported bid price reported on the NASDAQ on the grant date.

Administration. The Director Plan is administered by the Compensation Committee, which is comprised solely of directors who are considered independent under the applicable NASDAQ listing standards. Subject to the terms of the Director Plan, the Compensation Committee is authorized to make all determinations that may be necessary or advisable for the administration of the Director Plan.

General Terms of Awards. Shares of common stock awarded under the Director Plan are fully vested on the grant date and have all the rights of any other shareholder, including the right to vote the shares and the right to receive dividends.

Amendment; Termination. The Compensation Committee may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Director Plan provided that, if under applicable laws or the rules of any securities exchange upon which the Company’s common stock is listed, the consent of the Company’s shareholders is required for such amendment or modification, such amendment or modification shall not be effective until the Company obtains such consent, and provided, further, that no termination, amendment or modification of the Director Plan shall in any manner affect any outstanding award granted pursuant to the Director Plan without the consent of the awardee. If not previously terminated by the Compensation Committee or the Board, the Director Plan will terminate ten (10) years from the effective date.

Tax Consequences. Since there will be no risk of forfeiture or restrictions on transfer, under Section 83(b) of the Code, a recipient of a common stock award will be subject to tax at ordinary income rates on the fair market value of the common stock (reduced by any amount paid by the recipient) at the time it is received. The foregoing summary of certain of the federal income tax consequences of grants made under the Director Plan is not intended to be exhaustive and does not describe state or local tax consequences.

Benefits to Non-Employee Directors

Only non-employee directors of the Company are eligible to participate in the Director Plan. Of the persons and groups set forth in the table below, only persons within the category titled “All Non-Executive Directors as a Group” receive benefits under the Director Plan. As disclosed in this proxy statement under the section entitled “2015 Director Compensation” below, non-employee directors received fully vested awards of common stock equal to $25,000 (589 shares) upon election at the 2015 annual meeting pursuant to the Director Plan. The following table sets forth information pertaining to the number of shares of common stock that will be granted to each non-employee director elected at the Annual Meeting assuming (i) the amendment to the Director Plan is approved by the shareholders at the Annual Meeting and (ii) all 13 non-employee director nominees are elected at the Annual Meeting.

Bank of the Ozarks, Inc. Non-Employee Director Stock Plan
	Shares(1)	Dollar Value (1)
George Gleason, Chairman and CEO	—	—
Greg McKinney, CFO and CAO	—	—
Dan Thomas, Vice Chairman, CLO and President-RESG	—	—
Tyler Vance, COO and CBO	—	—
Darrel Russell, CCO	—	—
All Executive Officers as a Group	—	—
All Non-Executive Directors as a Group	11,765	$454,717
All Non-Executive Officer Employees as a Group	—	—

(1)	If the amendment to the Director Plan is approved, each non-employee director will receive $35,000 worth of shares of common stock based on the average of the highest reported asked price and the lowest reported bid price reported on NASDAQ on the grant date. For purposes of this table, the number of shares granted is based on the closing stock price of the Company’s common stock on the NASDAQ Global Select Market on February 17, 2016 of $38.65.

The Board recommends a vote FOR the amendment to the Company’s Non-Employee Director Stock Plan. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice. The affirmative vote of the majority of the votes cast on the matter is required to approve the amendment to the Director Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2015 concerning shares of common stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, separately reflecting plans approved by shareholders and plans or arrangements not submitted to shareholders for approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by shareholders:
• Stock Option Plan (1)	1,870,676	$36.00	1,319,549
• 2009 Restricted Stock and Incentive Plan(2)	—	—	576,325
• Non-Employee Director Stock Option Plan(3)	162,000	$17.22	—
• Non-Employee Director Stock Plan(4)	—	—	42,343
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	2,032,676		1,938,217

(1)	Of the 1,870,676 options outstanding as of December 31, 2015, 4,200 of these options were exercised in early 2016.
(2)	As of December 31, 2015, there were 435,475 shares of unvested restricted stock outstanding under the 2009 Restricted Stock and Incentive Plan. In January 2016, an additional 212,907 shares of restricted stock were awarded to participants, leaving 363,418 shares available for future awards under this plan. If the amendment and restatement of the 2009 Restricted Stock and Incentive Plan (Board Proposal No. 3) is approved at the Annual Meeting, the number of shares of common stock authorized and available for issuance under the plan would increase by 800,000 shares.

(3)	The Company’s Non-Employee Director Stock Option Plan had issued and unexercised options outstanding to purchase 162,000 shares of common stock at December 31, 2015; 4,000 of these options were exercised in January 2016. Effective May 18, 2015, in connection with the approval and adoption of the Non-Employee Director Stock Plan, directors no longer receive annual stock option grants under this plan.
(4)	The Company’s Non-Employee Director Stock Plan provides that upon election (or re-election) each year, each director who is not otherwise an employee of the Company or any subsidiary will receive $25,000 worth of shares of common stock based on the average of the highest reported asked price and lowest reported bid price on the grant date. The Non-Employee Director Stock Plan became effective May 18, 2015 after shareholders approved the plan at the 2015 annual meeting. If the amendment to the Non-Employee Director Stock Plan (Board Proposal No. 4) is approved at the Annual Meeting, non-employee directors will receive $35,000 worth of shares of common stock upon election, or re-election, as applicable.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three or more non-employee directors all of whom have been determined by the Board to qualify as independent directors under the Sarbanes-Oxley Act, related SEC Rules and NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s Charter is evaluated annually to ensure compliance with SEC rules and regulations and NASDAQ listing standards and was last revised on December 30, 2015. A copy of the Audit Committee’s Charter is available on the Company’s website at www.bankozarks.com under the Investor Relations section.

The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2015, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by Auditing Standard No. 1301 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors the independent auditors’ independence from the Company and its management. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and has concluded that such provision is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Audit Committee of the Board of Directors

Henry Mariani, Chairman
Richard Cisne
Robert East
William Koefoed
Robert Proost

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged Crowe Horwath LLP as our independent registered public accounting firm for the year ended December 31, 2015. The following table presents fees for professional audit services rendered by Crowe Horwath LLP for its audit for the years ended December 31, 2015 and 2014, and fees billed for other services rendered by Crowe Horwath LLP during those periods.

	2015	2014
Audit Fees	$833,232	$744,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	950	—

Total	$834,182	$744,500

Audit fees totaling $833,232 for 2015 and $744,500 for 2014 relate to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly reports on Form 10-Q, audit of the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”) and services that are normally provided by the principal accountant in connection with statutory and regulatory filings. These fees do not include reimbursements for travel or other out of pocket expenses. Tax services are provided by another accounting firm. Other fees totaling $950 for 2015 related primarily to consultations regarding federal tax regulations.

The Audit Committee previously adopted a policy for pre-approval of engagements for audit, audit-related and non-audit services to be performed by the independent auditors. The policy requires that all audit services and audit-related services to be performed by the independent auditors be pre-approved by the Audit Committee. Non-audit services must first be pre-approved by the Chief Financial Officer before being submitted for pre-approval to the Audit Committee. The requirement for pre-approval by the Audit Committee of an engagement for non-audit services by the Company’s independent auditors may be waived if the aggregate amount of all such non-audit services provided by the independent auditors is less than five percent of the total amount of fees paid by the Company to the independent auditors during the fiscal year when the non-audit services are provided, such services were not recognized by the Company at the time of the engagement as non-audit services, and the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee, or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee prior to the completion of the audit. All fees shown in the table above were pre-approved in accordance with the policies above.

BOARD PROPOSAL NO. 5:

RATIFICATION OF INDEPENDENT AUDITORS

As previously disclosed in the Company’s current report on Form 8-K filed with the SEC on February 19, 2016 (“Auditor Current Report”), following a competitive review of independent registered public accounting firms, on February 18, 2016 the Audit Committee of the Board of Directors dismissed Crowe Horwath LLP as the Company’s independent auditor, effective as of February 19, 2016, the date of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

During the Company’s fiscal years ended December 31, 2014 and 2015, and the subsequent interim period through February 19, 2016, there were (i) no disagreements between the Company and Crowe Horwath LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Crowe Horwath LLP’s satisfaction, would have caused Crowe Horwath LLP to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements for the relevant year, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of Crowe Horwath LLP on the consolidated financial statements of the Company as of December 31, 2014 and 2015, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided Crowe Horwath LLP with a copy of the Auditor Current Report prior to its filing with the SEC and requested Crowe Horwath LLP to furnish the Company with a letter addressed to the SEC stating whether Crowe Horwath LLP agreed with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it did not agree. A copy of Crowe Horwath LLP’s letter dated February 19, 2016 was attached as Exhibit 16.1 to the Auditor Current Report.

In addition, as disclosed in the Auditor Current Report, on February 19, 2016, based upon the recommendation and approval of the Audit Committee, the Company selected PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016. During the Company’s fiscal years ended December 31, 2014 and 2015, and the subsequent interim period through February 19, 2016, neither the Company, nor anyone on its behalf, consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; and as such, no written report or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issues; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).

The Audit Committee of the Board selected PricewaterhouseCoopers LLP as the Company’s principal independent registered public accounting firm for the year ending December 31, 2016, and seeks ratification of the appointment by the shareholders. The Audit Committee, however, retains sole authority over the appointment and replacement of the Company’s independent auditors. As a result, despite any ratification of this engagement of PricewaterhouseCoopers LLP by our shareholders, the Audit Committee will continue to be authorized to terminate the engagement at any time during the year, to retain another independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for fiscal year 2016, or to take any other related action if judged by the Audit Committee to be in the best interests of the Company. If the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 is not ratified by the shareholders, the matter will be referred to the Audit Committee for further review and action.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company does not expect that representatives of Crowe Horwath LLP will be present at the Annual Meeting.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the Audit Committee’s selection and appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2016. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless shareholders specify otherwise in their proxies.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 17, 2016 by (1) each director, director nominee and named executive officer of the Company, (2) all directors, director nominees and executive officers of the Company as a group and (3) each person who is known by the Company to own beneficially 5% or more of the Company’s common stock. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Class(1)

Directors and Executive Officers
George and Linda Gleason	5,937,283	(2)	6.5%
Nicholas Brown	15,189		*
Paula Cholmondeley	—		*
Richard Cisne	105,150	(3)	*
Robert East	163,189	(4)	*
Catherine B. Freedberg	174,656	(5)	*
Peter Kenny	17,189		*
William Koefoed, Jr.	589		*
Henry Mariani	101,000	(6)	*
Greg McKinney	91,605		*
Jack Mullen	—		*
Robert Proost	18,589		*
R. L. Qualls	50,989		*
John Reynolds	28,425		*
Darrel Russell	145,286	(7)	*
Dan Thomas	136,171		*
Tyler Vance	106,480		*
Sherece West-Scantlebury	10,645		*
Ross Whipple	658,975	(8)	*
Directors, Director Nominees and Executive Officers as a group (26 persons)	7,866,542		8.7%

Principal Shareholders (not otherwise named above)(9)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,870,592	(10)	7.6%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,004,348	(11)	6.6%

*	Less than one percent.
(1)	The percentage calculations are based on 90,696,124 shares of our common stock outstanding as of the close of business on February 17, 2016. Includes beneficial ownership of shares of common stock with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person’s accounts under the 401(k) Plan, shares underlying presently exercisable options (or options exercisable on or within 60 days after February 17, 2016) granted pursuant to the Company’s stock option plans, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below. Shares subject to presently exercisable options (or options exercisable on or within 60 days after February 17, 2016) are held by the directors and executive officers as a group in the amount of 232,600, and held by the named individuals in the amounts as follows: Linda Gleason (34,000); Greg McKinney (16,000); Darrel Russell (10,000); Nicholas Brown (10,000); Richard Cisne (30,000); Robert East (30,000); Catherine B. Freedberg (8,000); Peter Kenny (8,000); Robert Proost (4,000) R. L. Qualls (10,000); John Reynolds (10,000); Dan Thomas (34,000); Sherece West-Scantlebury (10,000); Ross Whipple (4,000) and other executive officers (14,600).
(2)	The amount includes (a) 1,041,961 shares owned directly by Mr. Gleason, (b) 2,571,200 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (c) 1,939,225 shares held in Mr. Gleason’s account under the 401(k) Plan, (d) 12,552 shares owned of record by a charitable trust for which Mr. and Mrs. Gleason are co-trustees, (e) 192,221 shares, including 34,000 shares subject to exercisable options, owned directly by Mrs. Gleason, and (f) 180,124 shares representing shares held in a trust of which Mr. Gleason, his spouse and their descendants are beneficiaries.

(3)	Includes 900 shares held by Mr. Cisne’s spouse.
(4)	Includes 1,400 shares held by Mr. East’s spouse.
(5)	Includes (a) 19,151 shares, including 8,000 shares subject to exercisable options, owned directly by Dr. Freedberg, (b) 130,678 shares owned by a trust for which Dr. Freedberg is sole trustee and the sole beneficiary is an immediate family member, and (c) 24,827 shares owned by a trust in which Dr. Freedberg has a 25% income interest.
(6)	Includes 1,920 shares held by Mr. Mariani’s spouse. 40,000 shares of Mr. Mariani’s directly owned shares are pledged as security for a loan with an unrelated bank. See “Compensation Discussion and Analysis-Key Executive Compensation Policies and Practices-Anti-Pledging Policy” for a discussion of the exception granted to Mr. Mariani under the Company’s anti-pledging policy with respect to these shares.
(7)	Includes 9,195 shares held by Mr. Russell’s spouse.
(8)	Includes (a) 58,975 shares, including 4,000 shares subject to exercisable options, owned directly by Mr. Whipple and (b) 600,000 shares owned by a limited liability limited partnership whose partners consist of Mr. Whipple and immediate family members.
(9)	Based on information supplied by principal shareholders and a review of information on file with the SEC.
(10)	As reported on Schedule 13G/A, dated as of January 20, 2016 and filed with the SEC on January 25, 2016, BlackRock, Inc. has sole voting power with respect to 6,701,812 shares and sole dispositive power with respect to 6,870,592 shares and no shared voting or shared dispositive power with respect to any shares.
(11)	As reported on Schedule 13G/A, dated as of February 10, 2016 and filed with the SEC on the same date, the Vanguard Group, Inc. has sole voting power with respect to 172,862 shares, sole dispositive power with respect to 5,832,686 shares, shared voting power with respect to 3,500 shares and shared dispositive power with respect to 171,662 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Securities Exchange Act of 1934, as amended, the Company’s executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the SEC. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that each of its directors and executive officers complied with all applicable filing requirements during 2015 with the exception that Ed Wydock was late filing a report on Form 4 with respect to the purchase of 125 shares on October 30, 2015, which was subsequently reported on a Form 4 filed on January 15, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our fiscal year 2015 executive compensation program. It provides information about the goals and the key elements of the program and explains the reasons behind the Compensation Committee’s executive compensation decisions.

Our focus in this CD&A is the fiscal year 2015 compensation of the following “named executive officers” of the Company:

•	George Gleason, Chairman and Chief Executive Officer

•	Greg McKinney, Chief Financial Officer and Chief Accounting Officer

•	Dan Thomas, Vice Chairman, Chief Lending Officer and President – RESG

•	Tyler Vance, Chief Operating Officer and Chief Banking Officer

•	Darrel Russell, Chief Credit Officer and Chairman of the Directors’ Loan Committee

Goals of Our Executive Compensation Program

•	Provide a competitive pay program that is fair, non-discriminatory and forward-looking, and that will attract and retain quality executives capable of producing outstanding business results for the Company in an effective manner;

•	Motivate and reward executives by paying for performance in a manner that takes into account the Company’s performance goals and individual performance and contribution; and

•	Provide for compensation that strikes a proper balance between short-term and long-term compensation, and between cash and stock compensation, with an emphasis on stock compensation to align the interests of executives with the interests of the Company’s shareholders.

Fiscal 2015 Business Performance Highlights

•	Growth in non-purchased loans and leases of 64.0% to $6.53 billion at December 31, 2015.

•	Growth in total assets of 46.0% to $9.88 billion at December 31, 2015.

•	Growth in deposits of 45.0% to $7.97 billion at December 31, 2015.

•	Net income available to common stockholders of $182.3 million for 2015, a 53.7% increase from net income available to common stockholders for 2014.

•	Diluted earnings per common share for 2015 were $2.09, a 37.5% increase from $1.52 for 2014.

•	Return on average assets of 2.11% for 2015, our sixth consecutive year of achieving returns on average assets in excess of 2.00%.

•	Returns on average common stockholders’ equity of 14.97%.

•	An efficiency ratio (non-interest expense divided by the sum of net interest income, on a fully taxable equivalent basis (“FTE”), and non-interest income) of 38.4% for 2015.

•	A net charge-off ratio for total loans and leases of 0.17% for 2015.

•	Excluding purchased loans, our ratio of nonperforming loans and leases to total loans and leases was 0.20% at December 31, 2015 and our ratio of nonperforming assets to total assets was 0.37% at December 31, 2015.

•	Net interest margin, on an FTE basis, for 2015 was 5.19%, a 33 basis point decrease from 5.52% for 2014; however, our net interest margin remains substantially above the industry, which was 3.05% (based on the most recent available data published in the FDIC Quarterly Banking Profile for all FDIC insured institutions).

•	Completed the acquisition of Intervest Bancshares Corporation in February 2015 in a transaction valued at approximately $238.5 million, which added seven retail banking offices including one in New York City, one in Pasadena, Florida and five in Clearwater, Florida (one of which was closed in 2015).

•	Completed the acquisition of Bank of the Carolinas Corporation in August 2015 in a transaction valued at approximately $65.4 million, which expanded our operations in North Carolina by adding eight retail banking offices, including one office each in Advance, Asheboro, Concord, Harrisburg, Landis, Lexington, Mocksville and Winston-Salem.

•	On December 8, 2015, we completed the sale of 2,098,436 shares of our common stock in a registered direct offering to certain investors that resulted in net proceeds of approximately $110 million.

•	Entered into a definitive agreement and plan of merger with Community & Southern Holdings, Inc. (“C&S”) and its wholly-owned bank subsidiary on October 19, 2015, whereby we expect to acquire all of the outstanding common stock and equity awards of C&S in a transaction valued at approximately $799.6 million.

•	Entered into a definitive agreement and plan of merger with C1 Financial, Inc. (“C1”) and its wholly-owned bank subsidiary on November 9, 2015, whereby we expect to acquire all of the outstanding common stock of C1 in a transaction valued at approximately $402.5 million.

For more information about our financial and operating performance in Fiscal 2015, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 19, 2016. For more information about our stock price performance, please see the table titled “Cumulative Return Comparison” in our 2015 Form 10-K.

2015 Say-on-Pay Vote

Beginning in May 2014, we conducted an informal shareholder outreach program. The purpose of these investor outreach efforts was to gain a better understanding of concerns related to our executive compensation program and other matters of shareholder interest. Participants in the outreach effort included at various times our Chairman and Chief Executive Officer, Chief Financial Officer and General Counsel Corporate Finance. We also received feedback from proxy advisory firms, including Institutional Shareholder Services, Inc.

Based on the information gained from these investor outreach efforts, we made significant substantive changes to our executive compensation policies and practices in 2014. We believe that, as a result of these changes, our executive compensation program is better designed to enhance shareholder value and attract and retain executive talent critical to the Company’s success. At the Company’s 2015 Annual Meeting, the Company asked shareholders to vote on a non-binding resolution to approve the compensation for its named executive officers, which is commonly referred to as a “say-on-pay” vote. Shareholders approved the resolution with a 98.6% majority vote, which represents a significant improvement from the voting results for the 2014 say-on-pay vote (64% voting in favor).

Based on the results of our 2015 say-on-pay vote and shareholder outreach, the Compensation Committee believes our shareholders generally support our overall executive compensation program in light of the changes made in 2014. Therefore, for the 2015 compensation year the Company continued many of the elements of our existing compensation program, such as maintaining a significant focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals. However, the Compensation Committee did make refinements to the 2015 performance based incentive plans, as compared to the 2014 performance plans, as a result of information gained from our shareholder outreach efforts and the Compensation Committee’s annual review of executive compensation and market practices, including (i) adding more Company-based performance metrics with relative weighting instead of using one metric, and (ii) including threshold, target and maximum performance goals for each metric with corresponding payout levels for participants.

Highlights of our executive compensation program that incorporates best practices include:

•	Continued focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals with less emphasis on fixed compensation.

•	Clawback policy for executive officers.

•	Anti-pledging policy for directors and executive officers and anti-hedging policy for directors, executive officers and all Company employees.

•	Stock ownership guidelines applicable to our directors and certain executive officers, including our named executive officers.

•	Amended Stock Option Plan, which was approved by shareholders on May 18, 2015, to increase the number of shares available under the plan and to implement equity grant best practices including: (i) minimum 3-year vesting period; (ii) eliminated automatic vesting upon change of control and added a double trigger provision; and (iii) prohibit cash buyouts of underwater options without shareholder approval.

•	Approved an amendment and restatement of the Company’s 2009 Restricted Stock and Incentive Plan (subject to shareholder approval at the Annual Meeting as described in Board Proposal No. 3) to increase the number of shares available under the plan and to implement equity grant best practices including: (i) minimum 3-year vesting period for equity awards and (ii) eliminated automatic vesting upon change of control of the Company.

•	No employment agreements, change in control agreements or contractual severance agreements with our executive officers.

•	Current equity plans do not have “liberal” change of control definitions or “liberal” share recycling provisions and prohibit the repricing of options without shareholder approval.

•	Employ an annual market analysis of executive compensation relative to other publicly-traded banks and bank holding companies within our peer group.

Principal Compensation Elements of Our Executive Compensation Program

The Compensation Committee regularly reviews the Company’s compensation program to ensure that the components of the program will allow the Company to achieve the objectives and goals described above. The table below identifies the principal elements of our 2015 executive compensation program. The details regarding the amounts paid for each element in 2015 is described under “—2015 Executive Compensation” below. The Compensation Committee believes the components of our executive compensation program balance the mix of cash and equity compensation and current and longer-term compensation in a way that furthers the compensation objectives discussed above.

	Reward Element	Form of Compensation	Performance Criteria
Fixed	Base salary	Cash	Individual performance and contribution
	Cash incentive compensation	Cash

Company Performance:

• 2015-adjusted net income, adjusted diluted EPS, core efficiency ratio, net charge-off ratio and TSR

• 2016-ROAA, adjusted diluted EPS, core efficiency ratio, net charge-off ratio and net interest margin

At-Risk

	Long-term equity incentive compensation	• Stock Options with 3 year cliff vesting	Individual performance and contribution
• Performance award granted in time-based restricted stock with 3 year cliff vesting

Company Performance:

• 2015-adjusted net income, adjusted diluted EPS, core efficiency ratio, net charge-off ratio and TSR

• 2016- adjusted diluted EPS, growth in non-purchased loans, TSR, regulatory compliance matters, and acquisitions

Benefits	Retirement and welfare benefits	• 401(k) plan with Company contributions • Deferred compensation plan • SERP (for CEO only)	Not applicable

Peer Groups

Each year, the Compensation Committee reviews the complexity, profitability and relative performance metrics of the Company as well as the intangible value and performance of the Company’s management team. The goal of this review is to identify parameters by which to evaluate executive pay, ensuring that future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture. As part of this review, the Compensation

Committee compares our executive compensation programs to the compensation programs of a custom peer group of publicly-traded banks and bank holding companies. The Compensation Committee engaged Blanchard Consulting Group (“Blanchard”), its independent compensation consultant, to assist the Compensation Committee in establishing the peer group for this review.

The Compensation Committee does not target its compensation decisions to any specific percentiles or other absolute measures relating to comparison group data. The Compensation Committee reviews compensation data from its peer group as a market reference and uses the reports prepared by Blanchard as a point of reference when making compensation decisions for its named executive officers.

2014 Peer Group

During October and November 2014, the Compensation Committee worked with Blanchard to develop a peer group, referred to in this CD&A as the 2014 Peer Group. The 2014 Peer Group consisted of twenty-two publicly-traded banks within the same industry and having the same eight digit GICS classification as the Company, with assets between $4.5 billion and $17 billion as of fiscal year end 2013 (0.6 to 2.1 times that of the Company’s asset size at that time after taking into account pending acquisitions). In order to identify high performing banks across the nation, the 2014 Peer Group only utilized banks with 2013 year-end ROAA greater than 1.2% or 2013 year-end ROAE greater than 10%. The twenty-two banks comprising the 2014 Peer Group consist of the following:

Investors Bancorp, Inc. (ISBC)	United Community Banks, Inc. (UCBI)
BankUnited, Inc. (BKU)	BBCN Bancorp, Inc. (BBCN)
UMB Financial Corporation (UMBF)	Park National Corporation (PRK)
Bank of Hawaii Corporation (BOH)	Home BancShares, Inc. (HOMB)
Texas Capital Bancshares, Inc. (TCBI)	Boston Private Financial Holdings, Inc. (BPFH)
Western Alliance Bancorporation (WAL)	BancFirst Corporation (BANF)
Flagstar Bancorp, Inc. (FBC)	Talmer Bancorp, Inc. (TLMR)
Hilltop Holdings Inc. (HTH)	First Financial Bankshares, Inc. (FFIN)
Glacier Bancorp, Inc. (GBCI)	Tompkins Financial Corporation (TMP)
First Interstate BancSystem, Inc. (FIBK)	Westamerica Bancorporation (WABC)
CVB Financial Corp. (CVBF)	Central Pacific Financial Corp. (CPF)

Following the Compensation Committee’s approval of the 2014 Peer Group, Blanchard conducted an executive compensation assessment in November 2014, at the direction of the Compensation Committee, to assist with executive compensation decisions. Blanchard’s executive compensation assessment included (i) an analysis showing how the compensation paid to the Company’s top four executive officers (Messrs. Gleason, Thomas, McKinney and Vance) compared to compensation paid to the named executive officers of the 2014 Peer Group companies, (ii) a comparison of the Company’s financial performance against the financial performance of the 2014 Peer Group companies (based on 2013 year-end financial results and at June 30, 2014), (iii) analyzed annual incentive plan payouts and reviewed incentive plan design best practices and typical payout opportunity levels, and (iv) analyzed the benefit programs offered by the Company as compared to the peer group and broader industry practice. Compensation amounts used for the 2014 Peer Group were based on amounts reported for 2013, as reflected in each company’s proxy statement filed in 2014. With respect to compensation for the Company’s executive officers, the report analyzed compensation components based on actual 2013 compensation, as well as projected 2014 compensation, assuming separately, that incentives were paid at target amounts and at maximum amounts, with respect to the 2014 performance plans.

The key findings of Blanchard’s executive compensation assessment of the Company compared to the 2014 Peer Group are set forth below:

•	Performance: The Company’s performance compared to the 2014 Peer Group, based on 2013 year-end results and as of June 30, 2014 (which was the most recent available quarter numbers as of the report) was near or above the 75th percentile for most performance indicators reviewed. In comparing the Company’s 2013 year end performance to that of the peer group, the Company was: 68th percentile-3-year Asset Growth; 41st percentile-Net Income; 91st percentile-ROAA; 85th percentile-ROAE; 99th percentile-Net Interest Margin; Lowest (or Best)-Efficiency Ratio; 80th percentile-NPAs/Assets; 60th percentile-Market Cap; 88th percentile-Tangible Equity Ratio; 44th percentile-Core EPS Growth; 96th percentile-Three-year Total Return; and 96th percentile-Number of Branches.

•	Base salary: Compared to the 2014 Peer Group, the base salary for Mr. Gleason was at the 91st percentile, the 98th percentile for Mr. Thomas, the 83rd percentile for Mr. McKinney and the 75th percentile for Mr. Vance.

•	Cash compensation (reflects base salary plus any annual cash incentive/bonus): Cash compensation for Messrs. Gleason and Thomas, assuming 2014 cash incentives were paid at target level, was at the 69th and 85th percentile, respectively, and at the 35th and 39th percentile for Messrs. McKinney and Vance.

•	Direct compensation (base salary, annual cash incentives/bonuses, and the average economic value of all equity awards over a three year period): Direct compensation for Messrs. Gleason and Thomas, assuming 2014 cash and equity incentives were paid at target level, was at the 92nd and 80th percentile, respectively. Messrs. McKinney and Vance were at the 56th and 47th percentiles, respectively.

The Compensation Committee considered the 2014 executive compensation assessment, including the executive compensation levels of the 2014 Peer Group companies, as a market check in its review and determination of the stock option awards granted in November 2014, the 2015 base salaries and in approving the performance awards payable to executive officers under the 2014 performance-based incentive plans.

2015 Peer Group

During October and November 2015, the Compensation Committee worked with Blanchard to develop a revised peer group, referred to in this CD&A as the 2015 Peer Group. The 2015 Peer Group consisted of seventeen publicly-traded banks within the same industry and having the same eight digit GICS classification as the Company, with assets between $8 billion and $20 billion as of June 30, 2015. In order to identify high performing banks across the nation, the 2015 Peer Group only utilized banks with 2014 year-end ROAA greater than 1.1% or 2014 year-end ROAE greater than 9%. The seventeen banks comprising the 2015 Peer Group consist of the following:

PacWest Bancorp (PACW)	Texas Capital Bancshares, Inc. (TCBI)
PrivateBancorp, Inc. (PVTB)	Bank of Hawaii Corporation (BOH)
Washington Federal, Inc. (WAFD)	United Bankshares, Inc. (UBSI)
International Bancshares Corp. (IBOC)	Cathay General Bancorp (CATY)
Western Alliance Bancorporation (WAL)	National Penn Bancshares, Inc. (NPBC)
Great Western Bancorp, Inc. (GWB)	Hilltop Holdings Inc. (HTH)
First Interstate BancSystem, Inc. (FIBK)	Glacier Bancorp, Inc. (GBCI)
United Community Banks, Inc. (UCBI)	Home BancShares, Inc. (HOMB)
WesBanco, Inc. (WSBC)

Following the Compensation Committee’s approval of the 2015 Peer Group, Blanchard conducted an executive compensation assessment in November 2015, at the direction of the Compensation Committee, to assist with executive compensation decisions. Blanchard’s executive compensation assessment included (i) an analysis showing how the compensation paid to the Company’s top four executive officers (Messrs. Gleason, Thomas, McKinney and Vance) compared to compensation paid to the named executive officers of the 2015 Peer Group companies, (ii) a comparison of the Company’s financial performance against the financial performance of the 2015 Peer Group companies (based on 2014 year-end financial results and at June 30, 2015), (iii) analyzed annual incentive plan payouts and reviewed incentive plan design best practices and typical payout opportunity levels, (iv) analyzed the benefit programs offered by the Company as compared to the peer group and broader industry practice, and (v) best practices and trends with respect to peer groups, equity plan reviews and say-on-pay. Compensation amounts used for the 2015 Peer Group were based on amounts reported for 2014, as reflected in each company’s proxy statement filed in 2015. With respect to compensation for the Company’s executive officers, the report analyzed compensation components based on actual 2014 compensation, as well as projected 2015 compensation, assuming separately, that incentives were paid at target amounts and at maximum amounts, with respect to the 2015 performance plans.

The key findings of Blanchard’s executive compensation assessment of the Company compared to the 2015 Peer Group are set forth below:

•	Performance: The Company’s performance compared to the 2015 Peer Group, based on 2014 year-end results and as of June 30, 2015 (which was the most recent available quarter numbers as of the report) was near or above the 75th percentile for most performance indicators reviewed. In comparing the Company’s 2014 year end performance to that of the peer group, the Company was: 82nd percentile-3-year Asset Growth; 46th percentile-Net Income; Highest percentile-ROAA; 93rd percentile-ROAE; 95th percentile-Net Interest Margin; Lowest (or Best)-Efficiency Ratio; 69th percentile-NPAs/Assets; 95th percentile-Market Cap; 93rd percentile-Tangible Equity Ratio; 84th percentile-Core EPS Growth; 94th percentile-Three-year Total Return; and 86th percentile-Number of Branches.

•	Base salary: Compared to the 2015 Peer Group, the base salary for Mr. Gleason was at the 88th percentile, the highest percentile for Mr. Thomas, and the 82nd percentile for Messrs. McKinney and Vance.

•	Cash compensation (reflects base salary plus any annual cash incentive/bonus): Cash compensation for Messrs. Gleason and Thomas, assuming 2015 cash incentives were paid at target level, was at the 69th and the highest percentile, respectively, and at the 82nd and 80th percentile for Messrs. McKinney and Vance.

•	Direct compensation (base salary, annual cash incentives/bonuses, and the average economic value of all equity awards over a three year period): Direct compensation for Messrs. Gleason and Thomas, assuming 2015 cash and equity incentives were paid at target level, was at the 93rd and 98th percentile, respectively. Messrs. McKinney and Vance were at the 89th and 94th percentiles, respectively.

The Compensation Committee considered the 2015 executive compensation assessment, including the executive compensation levels of the 2015 Peer Group companies, as a market check in its review and determination of the stock option awards granted in November 2015, the 2016 base salaries and in approving the performance awards payable to executive officers under the 2015 performance-based incentive plans.

2015 Executive Compensation

Each year management and the Compensation Committee review the Company’s existing executive compensation program. The Company seeks to confirm that each of its compensation elements, as well as its compensation structure, fits the Company in light of its history, performance and strategy.

2015 Base Salary

Base salary levels for the named executive officers and other executive officers for 2015 were subjectively determined by the Compensation Committee with consideration given to the following factors: (1) the executive’s then current salary, (2) the executive’s performance and contributions during the previous fiscal year, (3) the executive’s qualifications and responsibilities, (4) the executive’s tenure with the Company and the position held by the executive, (5) senior management’s perception and understanding of the appropriate salary levels that are necessary to remain competitive within the markets in which the Company operates, taking into account salary levels of the Company’s peer group companies for comparable positions, (6) the Company’s budgetary parameters established for the full year and (7) the recommendation of the Chief Executive Officer, in the case of all executive officers other than himself.

The base salaries for Messrs. McKinney and Vance were increased during 2015 primarily due to the overall increase in their responsibilities and to better align their salaries to levels of comparable positions using the 2014 Peer Group data, taking into account the Company’s performance related to the 2014 Peer Group.

Named Executive Officer	Base Salary Paid		Percentage Increase
	2015	2014
George Gleason	$1,000,000	$1,000,000	0.0%
Greg McKinney	$458,657	$424,039	8.2%
Dan Thomas	$1,000,000	$1,000,000	0.0%
Tyler Vance	$458,657	$424,039	8.2%
Darrel Russell	$263,701	$257,354	2.5%

2015 Cash Incentive Compensation

In January 2015, the Compensation Committee approved the 2015 Executive Cash Bonus Plan, which we refer to as the 2015 Bonus Plan. The purpose of the 2015 Bonus Plan is to subject a portion of the executive officers’ cash compensation to achievement of pre-established performance targets to ensure the continued alignment of executive compensation, Company performance and strategic goal attainment. The plan works in collaboration with the Company’s 2009 Restricted Stock and Incentive Plan (the “2009 Plan”) to enable the bonuses to qualify as “performance-based compensation” under Section 162(m) of the Code, as determined by the Compensation Committee. Each of the named executive officers was a participant in the 2015 Bonus Plan. Awards under the plan were based on the Company’s financial results for the period beginning on January 1, 2015 and ending on December 31, 2015 with respect to the five performance metrics set forth in the table below. The Compensation Committee chose performance metrics that were focused on providing value to shareholders by ensuring asset quality, a best in industry efficiency ratio and growth and alignment with the Company’s strategic plan.

2015 Performance Metrics*	Weight	Threshold	Target	Maximum
Adjusted Net Income*(1)	30%	$125 million	$150 million	$175 million
Adjusted Diluted Earnings Per Share*(2)	30%	$1.60	$1.80	$2.00
Core Efficiency Ratio*(3)	15%	= or < 43%	= or < 41.5%	= or < 40%
Net Charge-Off Ratio(4)	15%	< or = to 0.20%	< or = to 0.16%	< or = to 0.12%
Total Shareholder Return (“TSR”)(5)	10%	= or > than index	= or > than 5%	= or > than 10%

*	See “Appendix D—Calculation of Financial Measures” for the reconciliations to the most directly comparable GAAP (accounting principles generally accepted in the United States of America) measures and management’s rationale for the non-GAAP financial measures used in this CD&A, including adjusted net income, adjusted diluted earnings per share, and core efficiency ratio.
(1)	Adjusted net income for purposes of the plan means the Company’s after tax net income available to common shareholders, determined in accordance with GAAP, adjusted to exclude (i) any unusual and/or non-recurring items, including but not limited to, the after-tax impact of any bargain purchase gains, acquisition-related costs, liquidation charges related to contract terminations, information technology systems de-conversion and conversion costs, and any other similar costs or expenses and (ii) the effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results.
(2)	Computed by dividing net income available to common shareholders (as calculated pursuant to footnote (1) above) by the weighted-average number of common shares outstanding after consideration of the dilutive effect, if any, of the Company’s outstanding common stock options using the treasury stock method.
(3)	Non-interest expense divided by the sum of net interest income (fully taxable equivalent) and non-interest income and adjusted to exclude (i) any unusual and/or non-recurring items, including but not limited to, the after-tax impact of any bargain purchase gains, acquisition-related costs, liquidation charges related to contract terminations, information technology systems de-conversion and conversion costs, and any other similar costs or expenses and (ii) the effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results.
(4)	Excluding purchased loans and net charge-offs related to purchased loans.
(5)	Percentage that the Company’s total 12 month TSR outperforms the NASDAQ Financial-100 Index.

Each performance metric includes a threshold, target and maximum performance goal that must be achieved before payout. For example, if Company performance is below the threshold amount set for the particular performance metric, the payout related to the particular metric is zero. Performance at or above the threshold level (but less than the target performance level) may result in payment up to 75% of the participant’s target incentive opportunity for that particular metric. Company performance that is at or above the target level (but less than the maximum performance level) may result in payment up to 100% of the participant’s target incentive opportunity for that metric. Company performance that is at or above the maximum level may result in payment up to 125% of the participant’s target incentive opportunity for that particular performance metric.

In addition, for each participant, the Compensation Committee approved a threshold, target and maximum incentive opportunity that may be awarded upon the achievement of the threshold, target and maximum performance level for the particular performance metric. Following the performance period, the Committee must determine with respect to each performance metric, whether the Company’s performance meets the threshold, target or maximum performance level and determine the final amount of the cash incentive award to be granted. In deciding the amount of the cash incentive award, the Committee can consider, among other things, the Company’s overall performance and the individual participant’s specific contributions and performance throughout the performance period as well as any actual or perceived inappropriate risks taken by participants. The Compensation Committee may exercise discretion to decrease, but not increase, any amounts payable to a participant under the 2015 Bonus Plan as the Committee deems appropriate.

For the 2015 performance period, the Company’s adjusted net income was $184 million (based on GAAP net income of $182 million and adjusted for gains on investments, gains on loan sales and BOLI death benefits, conversion and acquisition expenses, liquidated charges related to contract terminations, severance expenses, and Federal Home Loan Bank of Dallas (FHLB) pre-payment penalties incurred during the performance period), which exceeded the maximum goal of $175 million. The Company’s adjusted diluted earnings per share for 2015 was $2.11 (based on our GAAP diluted earnings per share of $2.09), which exceeded the maximum goal of $2.00. The Company’s core efficiency ratio for 2015 was 35.68% (based on our GAAP efficiency ratio of 38.45%), which exceeded the maximum goal of 40%. The Company’s net charge-off ratio for non-purchased loans was 0.18%, which exceeded the threshold goal (0.20%) but did not exceed the target goal (0.16%). Lastly, the Company’s TSR for 2015 exceeded the NASDAQ Financial-100 Index by 28.73%, which exceeded the maximum goal of 10%. Except for the Company’s net charge-off ratio, which was at threshold level, the Company exceeded the maximum level set for each performance metric. The calculation of our adjusted net income, adjusted diluted earnings per share and core efficiency ratio and the reconciliation to GAAP is included in Appendix D to this proxy statement.

The table below discloses the threshold, target and maximum incentive opportunity for each of the named executive officers under the 2015 Bonus Plan and the actual cash incentive award paid to such officer based on the level of achievement of the Company’s performance metrics during 2015.

Participant	Cash Incentive Opportunity Based Upon:			Actual Cash Incentive Paid Based on 2015 Performance
	Threshold (1)	Target (2)	Maximum (3)
George Gleason	$750,000	$1,000,000	$1,250,000	$1,175,000
Dan Thomas	$600,000	$800,000	$1,000,000	$940,000
Greg McKinney	$300,000	$400,000	$500,000	$470,000
Tyler Vance	$300,000	$400,000	$500,000	$470,000
Darrel Russell	$60,000	$80,000	$100,000	$94,000

(1)	Equal to 75% of Target Award.
(2)	Equal to 100% of Target Award.
(3)	Equal to 125% of Target Award.

All cash incentive awards paid to the named executive officers under the 2015 Bonus Plan are subject to recovery by the Company in accordance with the Company’s Executive Compensation Clawback Policy.

2015 Long-Term Equity Incentive Compensation

The Compensation Committee believes that stock options and awards of restricted stock provide an appropriate incentive to encourage management, particularly senior management, to maximize long-term shareholder returns since the value of stock options and restricted stock bear a direct correlation to long-term appreciation in the Company’s stock price. Grants under the Company’s equity plans have the effect of more closely aligning the interests of management with the interests of shareholders, while at the same time providing a valuable tool for attracting, rewarding and retaining key employees. The Company has not repriced or otherwise modified options previously issued except to make adjustments as provided in the plans for stock splits.

Restricted Stock-Based Performance Awards

In January 2015 the Compensation Committee approved the 2015 Stock-Based Performance Award Plan, which we refer to as the 2015 Stock Plan. The purpose of the 2015 Stock Plan is to subject a portion of the executive officers’ equity compensation to achievement of pre-established performance targets followed by a three year vesting period to ensure the continued alignment of executive compensation, Company performance and strategic goal attainment. The plan works in collaboration with the Company’s 2009 Plan to enable the equity grants to qualify as “performance-based compensation” under Section 162(m) of the Code, as determined by the Compensation Committee. Each of the named executive officers was a participant in the 2015 Stock Plan.

Awards under the 2015 Stock Plan were based on the Company’s financial results for the period beginning on January 1, 2015 and ending on December 31, 2015 with respect to the same five performance metrics used in the 2015 Bonus Plan: adjusted net income (30%), adjusted diluted EPS (30%), core efficiency ratio (15%), net charge-off ratio (15%), and the Company’s TSR to the NASDAQ Financial-100 Index (10%). As with the 2015 Bonus Plan, each performance metric includes a threshold, target and maximum performance goal that must be achieved before payout.

In addition, for each participant, the Compensation Committee approved a threshold, target and maximum incentive opportunity that may be awarded upon the achievement of the threshold, target and maximum performance level for the particular performance metric. In connection with establishing the incentive opportunities for each participant, the Compensation Committee reviewed the number of shares of restricted stock granted to participants in prior years and reviewed pro forma 2015 summary compensation information to evaluate the expected compensation of each of the Company’s named executive officers for 2015, both in terms of total compensation and each individual compensation element.

Following the performance period, the Committee must determine whether the Company’s performance meets or exceeds the threshold, target or maximum performance for each metric and determine the final number of shares of restricted stock to be granted to any participant based on the performance. In deciding the amount of the stock award for each participant, the Committee can consider, among other things, the Company’s overall performance and the individual participant’s specific contributions and performance throughout the performance period as well as any actual or perceived inappropriate risks taken by participants. The Compensation Committee may exercise discretion to decrease, but not increase, the number of shares granted to a participant under the 2015 Stock Plan as the Committee deems appropriate.

For the 2015 performance period, the Company’s adjusted net income was $184 million (based on GAAP net income of $182 million and adjusted for gains on investments, gains on loan sales and BOLI death benefits, conversion and acquisition expenses, liquidated charges related to contract terminations, severance expenses, and FHLB pre-payment penalties incurred during the performance period), which exceeded the maximum goal of $175 million. The Company’s adjusted diluted earnings per share for 2015 was $2.11 (based on our GAAP diluted earnings per share of $2.09), which exceeded the maximum goal of $2.00. The Company’s core efficiency ratio for 2015 was 35.68% (based on our GAAP efficiency ratio of 38.45%), which exceeded the maximum goal of 40%. The Company’s net charge-off ratio for non-purchased loans was 0.18%, which exceeded the threshold goal (0.20%) but did not exceed the target goal (0.16%). Lastly, the Company’s TSR for 2015 exceeded the NASDAQ Financial-100 Index by 28.73%, which exceeded the maximum goal of 10%. Except for the Company’s net charge-off ratio, which was at threshold level, the Company exceeded the maximum level set for each performance metric. The calculation of our adjusted net income, adjusted diluted earnings per share and core efficiency ratio and the reconciliation to GAAP is included in Appendix D to this proxy statement.

The table below discloses the threshold, target and maximum incentive opportunity for each of the named executive officers under the 2015 Stock Plan. Based on the Company’s performance results in 2015 for each metric as described above, in January 2016 the Compensation Committee approved and granted restricted stock awards to each of the named executive officers as set forth in the table below.

Participant	Dollar Value of Stock Incentive Opportunity Based Upon:			Actual Restricted Stock Award Based on 2015 Performance
	Threshold (1)	Target (2)	Maximum (3)	Dollar Value(4)	Number of Shares(5)
George Gleason	$1,414,908	$1,886,544	$2,358,180	$2,216,658	48,309
Dan Thomas	$778,199	$1,037,599	$1,296,999	$1,219,164	26,570
Greg McKinney	$471,636	$628,848	$786,060	$738,886	16,103
Tyler Vance	$471,636	$628,848	$786,060	$738,886	16,103
Darrel Russell	$141,491	$188,654	$235,818	$221,625	4,830

(1)	Equal to 75% of Target Award.
(2)	Equal to 100% of Target Award.
(3)	Equal to 125% of Target Award.
(4)	Based on the grant date fair value of $45.885 per share for restricted stock awards granted under the 2015 Stock Plan utilizing the provisions of ASC Topic 718.
(5)	The number of shares of restricted stock granted to each participant was based on the fair market value of the Company’s shares of $45.885, which is defined in the 2009 Plan as the average of the highest reported asked price and the lowest reported bid price for the shares on NASDAQ on the grant date (January 13, 2016).

These grants of restricted stock cliff vest 100% three years after issuance, assuming continuous employment by the executive officer during this period. The holders of the restricted shares possess all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends. The shares granted under these awards are subject to the Company’s Executive Compensation Clawback Policy.

Stock Option Grants

The Compensation Committee approved individual stock option grants for the named executive officers based on recommendations from the Chief Executive Officer, results of the 2015 Blanchard report and the subjective analysis of a number of factors, including, among others, the overall mix of equity-based compensation to cash compensation, the number and frequency of equity awards and the potential for an individual’s contribution and performance to positively impact the Company’s performance. Based upon the foregoing factors, in November 2015 the Compensation Committee granted stock options to the named executive officers as set forth in the table below with an exercise price per share of $53.005, based on the average of the highest reported asked price and the lowest reported bid price for the shares, as quoted on the NASDAQ Global Select Market, on the day of issuance (grant date).

Executive Officer	Stock Options
	Number of Options	Dollar Value ($)(1)
George Gleason	84,000	$1,178,520
Dan Thomas	75,000	$1,052,250
Greg McKinney	22,000	$308,660
Tyler Vance	22,000	$308,660
Darrel Russell	8,000	$112,240

(1)	Grant date fair value of $14.03 per share for stock option grants was calculated utilizing the provisions of ASC Topic 718.

All stock options granted cliff vest 100% three years after issuance, assuming continuous employment by the employee during this period, and expire seven years after issuance unless sooner terminated in accordance with the terms of the Stock Option Plan.

Retirement and Welfare Benefits

The Company maintains a qualified retirement 401(k) Plan and a Deferred Compensation Plan which are made available to the named executive officers and others as provided below.

The Company’s 401(k) Plan includes a salary deferral feature designed to qualify under Section 401 of the Code. On August 21, 2012, the Board of Directors of the Company approved an amendment to the Company’s 401(k) Plan to make it a Safe-Harbor Cost or Deferral Arrangement (“Safe Harbor CODA”) and to make certain technical corrections to the 401(k) Plan document. As a result of these amendments, (i) certain key employees, including each of the Company’s named executive officers, became eligible to make salary deferrals into the 401(k) Plan effective January 1, 2013, (ii) the 401(k) Plan is not subject to any provisions of the Average Deferral Percentage test described in Code Section 401(k)(3) or the Average Contribution Percentage test described in Code Section 401(m)(2), (iii) the basic matching contribution equals (a) 100% of the amount of the employee’s deferrals that do not exceed 3% of the employee’s compensation for the year plus (b) 50% of the amount of the employee’s elective deferrals that exceed 3% but do not exceed 5% of the employee’s compensation for the year, and (iv) all employer matching contributions made under the provisions of the Safe-Harbor CODA are non-forfeitable.

The Company maintains a Deferred Compensation Plan, which is an unfunded deferred compensation plan for certain key employees. Under the Deferred Compensation Plan, eligible participants, defined to include certain key employees of the Company designated by the Board, may elect prior to January 1st of each year to defer payment of a portion of their compensation on a pre-tax basis, but excluding any amounts realized on exercise of stock options. The deferred compensation is distributable in lump sum or specified installments upon separation from service with the Company or upon specified events constituting an “unforeseeable emergency” as defined in the Deferred Compensation Plan, including medical, housing and other specified emergencies and casualties. Amounts deferred under the Deferred Compensation Plan are to be set aside and invested in certain approved investments (excluding securities of the Company or its affiliates) designated by the Deferred Compensation Plan’s administrative committee, although the Board in its discretion may grant each participant the right to designate how the funds in the participant’s account shall be invested. The Company contribution to the Deferred Compensation Plan was eliminated effective January 1, 2013, in conjunction with the 2012 amendment to the 401(k) Plan described above. For information about contributions, earnings, withdrawals and distributions relating to the Deferred Compensation Plan as it pertains to the named executive officers in fiscal year 2015, see “Executive Compensation—Nonqualified Deferred Compensation Table for Fiscal Year 2015” below.

In addition to the above, the Compensation Committee has approved and adopted certain additional benefit agreements and plans for Mr. Gleason, all of which were approved in 2010. These agreements and plans are intended to bring mutual benefits to Mr. Gleason and the Company. The agreements and plans recognize Mr. Gleason’s years of service to the Company; provide incentives for Mr. Gleason to continue his employment with and leadership of the Company; provide financial protection to the Company upon Mr. Gleason’s death by providing “key-man” life insurance benefits for the Company; and are intended to protect shareholders from adverse market price fluctuations in the Company’s common stock upon the deaths of both Mr. and Mrs. Gleason, either pre-retirement or post-retirement of Mr. Gleason, by providing liquidity to the estate of the second of them to die, thereby reducing or eliminating the need of the estate to liquidate Company common stock held by it or its affiliates to pay estate and other taxes which might be incurred at that time.

The agreements and plans include the following:

•	A Supplemental Executive Retirement Plan, or SERP, for Mr. Gleason’s benefit, effective May 4, 2010, that provides for 180 equal monthly payments of $32,196.67 each, or $386,360 annually, commencing at the later of Mr. Gleason’s attaining age 70 or his separation from service. If Mr. Gleason continues employment past the SERP’s contemplated retirement date of age 70, such payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, all as provided in the SERP. The cost of such benefits, assuming a retirement at age 70, will be fully accrued by the Company at such retirement date. The SERP is an “unfunded” plan, and is considered a general contractual obligation of the Company. Funds accrued under the SERP are subject to the claims of the Company’s creditors, and in the event the Company becomes insolvent before payout of the benefits under the SERP, Mr. Gleason will occupy the status of an unsecured creditor of the Company with respect to such benefits;

•	An Executive Life Insurance Agreement providing for an annual payment to Mr. Gleason on a pre-retirement basis, of an amount necessary to fund the premiums totaling $216,682 annually on three life insurance policies with aggregate death benefits of $12 million payable on the second to die of Mr. Gleason and his wife, Linda Gleason, with such annual payments to Mr. Gleason to be “grossed-up” for deferred compensation and income tax withholding with respect to such annual payments; and

•	The purchase by the Bank, with Mr. Gleason’s consent, of three policies of bank owned life insurance (“BOLI”) on the life of Mr. Gleason with aggregate single premiums of $10.2 million and aggregate death benefits exceeding $25 million. The annual accretion in cash surrender value of the BOLI is expected to substantially offset the after-tax cost of the annual accrual for the SERP benefits and the annual payment to Mr. Gleason pursuant to the Executive Life Insurance Agreement. As a result, these transactions are expected to be substantially revenue neutral to the Company on an annual basis until Mr. Gleason’s death. The “at-risk” death benefits of the BOLI (i.e., policy death benefits less cash surrender value), are expected to exceed $15 million, which sums will be used at the death of Mr. Gleason to (i) pay the $3 million pre-retirement split-dollar life insurance benefit described below, (ii) pay the pre-retirement split-dollar life insurance benefit equal to the remaining premiums due on the second to die policy as described below, and (iii) provide the Bank with key-man life insurance income of at least $5.5 million initially and increasing over time. As a result, assuming no change in tax laws, these transactions are expected to generate (i) substantial tax-exempt BOLI income to the Company on Mr. Gleason’s death, (ii) a pre-retirement split-dollar life insurance benefit of $3 million payable to a beneficiary designated by Mr. Gleason, and (iii) an annual declining pre-retirement split-dollar life insurance benefit amount equal to the balance of the premiums due for the second to die life insurance policies as provided for in the Executive Life Insurance Agreement described above. Mr. Gleason shall have no right to receive any split-dollar benefits following his separation from service for any reason other than his death.

Other Benefits and Perquisites

The named executive officers and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts the Company believes to be competitive with comparable financial institutions. Benefits under these plans are made available to all employees of the Company on comparable terms as those provided to the named executive officers.

The Company also provides certain named executive officers with country club memberships, automobile allowances, personal use of corporate aircraft or other perquisites. The Company believes these perquisites provide executives with benefits similar to those they would receive at comparable financial institutions and are necessary for the Company to remain competitive in the marketplace. The Compensation Committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the named executive officers are described in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2015 under the “Executive Compensation” section below.

2015 Compensation Mix

In setting compensation for the named executive officers, the Company seeks to find an appropriate balance between fixed and performance-based compensation and between short-term and long-term compensation. The chart below illustrates the mix of total compensation in 2015 for our Chief Executive Officer (Mr. Gleason), individually, and all other named executive officers as a group (Messrs. McKinney, Thomas, Vance and Russell).

		2015 Compensation Mix (1)
Compensation Element		CEO	All Other NEOs
Fixed	Base Salary	16.0%	24.4%
Performance-Based / Variable	Cash incentive compensation	18.8%	22.1%
	Long-Term Equity Incentive (Stock Options and Restricted Stock)	54.3%	52.7%
Benefits	Retirement, Welfare Benefits and Perquisites	11.0%	0.8%

(1)	Percentages are calculated based on (i) the actual cash incentive award received by each participant under the 2015 Bonus Plan, (ii) the grant date fair value of the stock options awarded to each officer in 2015, and (iii) the grant date fair value of the restricted stock awards granted to each officer under the 2015 Stock Plan on January 13, 2016 as described above.

As discussed above, the executive compensation programs have been designed to place greater focus on variable, performance-based compensation that is tied to explicit quantitative measures. The percentage of total compensation that was performance-based (consisting of cash incentive awards under the 2015 Bonus Plan, stock based performance awards payable in restricted stock under the 2015 Stock Plan and stock options) for each named executive officer during 2015 was approximately 73.1% for Mr. Gleason, 75.7% for Mr. Thomas, 76.4% for Messrs. McKinney and Vance and 60.6% for Mr. Russell.

2016 Executive Compensation Matters

In January 2016, the Compensation Committee approved the 2016 Stock-Based Performance Award Plan (“2016 Stock Plan”) and the 2016 Executive Cash Bonus Plan (“2016 Bonus Plan”). Based on information gained from our shareholder outreach efforts during 2015 and the Compensation Committee’s annual review of executive compensation and market practices, the Compensation Committee revised the performance-based incentive plans for 2016, as compared to the 2015 performance plans. The most significant change was to vary the performance metrics used in the stock and cash incentive plans. The Company performance metrics and relative weighting for each metric under the 2016 performance plans are set forth below.

2016 Performance Metrics
Cash Incentive Plan Metrics	Weight	Stock Incentive Plan Metrics	Weight
Return on Average Assets	20%	Adjusted Diluted EPS	30%
Adjusted Diluted EPS	20%	Growth in Non-Purchased Loans	30%
Core Efficiency Ratio	20%	Company TSR to NASDAQ Financial-100 Index	20%
Net Charge-Off Ratio	20%	Regulatory Compliance	10%
Net Interest Margin -FTE	20%	Pending Acquisitions	10%

Similar to the 2015 performance plans, the Committee will determine the actual amount of the award to each participant after the end of the performance period, and in doing so, may exercise discretion to decrease, but not increase, any amounts payable under the 2016 performance plans as the Committee deems appropriate. Awards paid to participants under the 2016 Stock Plan will be settled solely in shares of restricted stock to be granted after the performance period and will vest 100% three years after the grant date. Awards paid to participants under the 2016 Bonus Plan will be settled solely in cash. All awards received by any executive officer pursuant to the 2016 performance plans may be subject to recovery by the Company under the Company’s Executive Compensation Clawback Policy.

Key Executive Compensation Policies and Practices

The following is a discussion of the key factors affecting the executive compensation decisions made by the Compensation Committee for the Company’s executives, including its named executive officers.

Shareholder Advisory Vote. Although our shareholder vote on executive compensation is advisory, the Company, and the Compensation Committee specifically, carefully considers the results of the annual say-on-pay vote. At the Company’s 2015 annual meeting of shareholders, shareholders approved the say-on-pay resolution with a 98.6% majority vote, a substantial improvement from the 64% approval vote received in 2014. Based on the results of our say-on-pay vote and shareholder outreach, the Compensation Committee believes our shareholders generally support our overall executive compensation program in light of the changes made in 2014 and 2015. Therefore, for the 2015 compensation year the Company continued many of the elements of our existing compensation program, such as maintaining a significant focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals.

Role of the Compensation Committee. The Compensation Committee has responsibility for reviewing, evaluating and approving the compensation plans, policies and programs of the Company. This includes reviewing and approving compensation for the Company’s directors, officers and other personnel, including awards under incentive compensation, and equity-based plans, and any bonus compensation. The Compensation Committee reviews and considers historical compensation data for the Company’s executives. This data includes summaries of cash and equity compensation received in past years by each executive. In addition, the Compensation Committee reviews the executives’ total annual compensation, including cash and non-cash direct compensation, benefits and savings under retirement plans and equity compensation programs, perquisites and amounts potentially payable to the executives under all reasonable scenarios, including death or disability, retirement, voluntary termination, involuntary termination and changes of control. It reviews the performance of the Company and the executives during the year, taking into account established goals, leadership qualities, operational performance, responsibilities, experience, and long-term potential to enhance shareholder value. During 2015, the Compensation Committee engaged an independent third-party compensation consultant to assist in its review and approval of the compensation arrangements of the CEO and certain other of the Company’s executive officers. The use of such consultant is discussed below under “—Role of Independent Compensation Consultant.” In addition to peer group compensation information and general industry compensation information, the Compensation Committee reviews internal pay comparisons among the Company’s executives to ensure that the Company’s executive compensation program reflects the executives’ positions, responsibilities, and contributions to the Company.

Recommendations of the Chief Executive Officer. The Company’s Chief Executive Officer, George Gleason, provides recommendations regarding compensation actions for all of the other named executive officers based upon the compensation parameters established by the Compensation Committee. In making these recommendations, the Chief Executive Officer evaluates the performance of the executives during the prior year against Company and individual performance goals. The Chief Executive Officer’s recommendations reflect his assessment of an individual executive officer’s contributions to the performance of the Company. The Company’s Executive Vice President-Human Resources (“EVP-HR”) assists the Chief Executive Officer by collecting and organizing relevant historical and current compensation information, including information received from the Compensation Committee’s consultant, as well as peer group compensation information and industry trends. The Company’s EVP-HR participates in all regularly scheduled Compensation Committee meetings.

The Chief Executive Officer and the Compensation Committee actively discuss compensation decisions for the Company’s executives. However, the Compensation Committee has the ultimate decision-making authority and responsibility for compensation decisions affecting the Company’s executives, including its named executive officers. The Chief Executive Officer does not play any role in any decision affecting his own compensation.

Role of Independent Compensation Consultant. The Compensation Committee has the authority under its charter to retain the services of outside advisors. The Compensation Committee has retained a compensation consultant in the past to advise on the design and implementation of the various elements of the executive compensation program. The Compensation Committee engaged Blanchard Consulting Group (“Blanchard”) as its independent compensation consultant in 2014 and 2015 to assist in determining the composition of the Company’s peer group for executive compensation purposes and the review of the Company’s executive compensation program. Blanchard also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, relevant legal and regulatory requirements, and peer-group data.

The Compensation Committee considered whether there were any conflicts of interest created by its engagement of Blanchard to provide compensation consulting services in 2014 and 2015. Its consideration focused on (i) the fact that Blanchard doesn’t provide any services to the Company other than compensation consulting services to the Compensation Committee, (ii) the conflicts of interest policies and procedures of the Company and of Blanchard, (iii) the lack of any relationships between Blanchard and members of the Company’s Board of Directors, (iv) Company stock owned by Blanchard and its employees and (v) the lack of any relationships between Blanchard and any of the Company’s executive officers. Based on this assessment, the Compensation Committee concluded that no conflicts of interest existed with respect to Blanchard or its engagement by the Compensation Committee.

Stock Ownership Guidelines. In February 2015, our Board approved and adopted Stock Ownership Guidelines. Under these guidelines, each non-employee director, the Chief Executive Officer and each other executive officer with the title below must beneficially own shares of our common stock as follows for as long as such individual is subject to the guidelines:

Position	Minimum Ownership Level
Chief Executive Officer	10x base salary
Chief Lending Officer/President RESG	3x base salary
Chief Financial Officer/Chief Accounting Officer	3x base salary
Chief Operating Officer/Chief Banking Officer	3x base salary
Chief Credit Officer/Chairman-Directors’ Loan Committee	2x base salary
Non-Employee Directors	5x annual retainer

Each director or executive officer having one of the titles above is expected to comply with the stock ownership guidelines within five years of (i) being elected (for directors) or promoted to an applicable position (for executive officers) or (ii) the date the guidelines were adopted, whichever is later. Each individual covered by the guidelines must retain at least 75% of the number of net shares of common stock acquired on vesting of restricted stock or on exercise of stock options until he or she achieves the appropriate minimum ownership level.

Risk Management of Compensation Practices. The Compensation Committee annually reviews, with the assistance of members of senior management, the Company’s Director of Operational Risk Management and the Company’s Executive Vice President-Human Resources, as appropriate, compensation arrangements, agreements and benefit plans of the Company made available to the named executive officers and to all other employees of the Company to ensure that such arrangements, agreements and benefit plans do not encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the Company. In connection with this review, the Compensation Committee reviews an inventory of its executive and non-executive compensation programs, with particular emphasis on incentive compensation plans or programs. The Compensation Committee evaluates, with the assistance of appropriate officers of the Company, the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. The Compensation Committee considers various risk-mitigating policies adopted by the Company in connection with this analysis, including the Company’s stock ownership guidelines, incentive compensation clawback policy, anti-pledging and anti-hedging policy. The Compensation Committee concluded, after such review, that the arrangements, agreements and benefit plans of the Company do not encourage those employees to take such risks. The Compensation Committee expects to continue monitoring and periodically evaluating these incentive compensation arrangements, agreements and benefit plans at least annually, as part of the Company’s oversight of risk management for the organization.

Policy Against Hedging Activities. The Company is dedicated to growing its business and enhancing shareholder value in all that we do in an ethical way and being mindful of the need to avoid taking actions that pose undue risk or have the appearance of posing undue risk to the institution. Our goal is to grow shareholder value in both the short term and in the longer term, and we expect our directors, officers and employees to have the same goals as the Company that are reflected in their trading activities in the Company’s securities. The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities. Our Board has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in hedging activities involving the Company’s securities, including short sales of our securities and transactions in puts, calls, options or other derivative securities based on the Company’s securities.

Anti-Pledging Policy. In August 2015, the Company’s Board adopted, as part of our insider trading policy, a policy prohibiting the Company’s executive officers and directors from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. An exception to this prohibition may be granted under limited circumstances by our Compliance Officer but only in the event such person has provided supporting documents that would clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. Based upon this criterion, such an exception has been granted with respect to the shares that are disclosed in this proxy statement as having been pledged as security for a loan from an unrelated bank by director Henry Mariani. See “Security Ownership of Management and Principal Shareholders.” In accordance with our policy, Mr. Mariani has established his financial capacity to repay the loan without resorting to the pledged shares.

Clawback Policy. In January 2015, the Compensation Committee adopted an Executive Compensation Clawback Policy for recovery of incentive compensation from the Company’s executive officers under certain circumstances. The Clawback Policy provides that the Company will, to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to an executive officer of the Company after the date of adoption of the Clawback Policy where the Compensation Committee has determined that all of the following factors are present: (i) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, (ii) the award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which the Company is required to prepare the restatement, and (iii) a smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results. In each such instance, the Company will seek to recover or cancel the amounts by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amounts that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation.

Deductibility of Executive Compensation. Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) in excess of $1 million, subject to certain exceptions, including an exception for performance-based pay. The Company aims to design the performance-based compensation paid to its named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. The Compensation Committee has and expects to continue to authorize payment of compensation to the Company’s named executive officers outside the deductibility limitation of Section 162(m) under certain circumstances.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2015

The following table sets forth the total compensation awarded, earned by or paid during the last three years with respect to the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
George Gleason, Chairman and Chief Executive Officer	2015	$1,000,000	$1,886,544	$1,178,520	$1,175,000	$688,367	$5,928,431
	2014	$1,000,000	$1,996,200	$428,400	$1,000,000	$667,229	$5,091,829
	2013	$1,730,769	$1,586,720	$357,120	—	$636,475	$4,311,084
Greg McKinney, Chief Financial Officer and Chief Accounting Officer	2015	$458,657	$628,848	$308,660	$470,000	$10,600	$1,876,765
	2014	$424,039	$665,400	$142,800	$200,000	$10,400	$1,442,639
	2013	$368,077	$396,680	$89,280	—	$10,200	$864,237
Dan Thomas, Vice Chairman, Chief Lending Officer and President – RESG	2015	$1,000,000	$1,037,599	$1,052,250	$940,000	$32,742	$4,062,591
	2014	$1,000,000	$1,097,910	$235,620	$750,000	$14,027	$3,097,557
	2013	$1,242,308	$545,435	$122,760	—	$52,394	$1,962,897
Tyler Vance, Chief Operating Officer and Chief Banking Officer	2015	$458,657	$628,848	$308,660	$470,000	$10,600	$1,876,765
	2014	$424,039	$665,400	$142,800	$200,000	$10,400	$1,442,639
	2013	$366,923	$396,680	$89,280	—	$10,200	$863,083
Darrel Russell, Chief Credit Officer and Chairman of the Directors’ Loan Committee	2015	$263,701	$188,654	$112,240	$94,000	$14,686	$673,281
	2014	$257,354	$199,620	$49,980	—	$18,080	$525,034
	2013	$252,308	$188,423	$42,408	—	$17,663	$500,802

(1)	The value shown in this column with respect to restricted stock awards under the 2015 Stock Plan is the fair value of the targeted award on January 13, 2015, the date the Compensation Committee took action with respect to the 2015 Stock Plan, based upon the then-probable outcome of the performance conditions. On January 13, 2016, the Compensation Committee approved the number of shares of restricted stock to be granted to each named executive officer based on the Company’s performance during the performance period. The number and value of the shares granted on January 13, 2016, for each named executive officer is as follows: (i) Mr. Gleason received a grant of 48,309 shares of restricted stock ($2,216,658), (ii) Mr. McKinney received a grant of 16,103 shares of restricted stock ($738,886), (iii) Mr. Thomas received a grant of 26,570 shares of restricted stock ($1,219,164), (iv) Mr. Vance received a grant of 16,103 shares of restricted stock ($738,886), and (v) Mr. Russell received a grant of 4,830 shares of restricted stock ($221,625). The grant date fair value of $45.885 per share for restricted stock awards granted under the 2015 Stock Plan was calculated utilizing the provisions of ASC Topic 718. For a discussion of the 2015 Stock Plan, see “Compensation Discussion and Analysis—2015 Executive Compensation—2015 Long-Term Equity Incentive Compensation—Restricted Stock-Based Performance Awards.”
(2)	Option awards are based on the grant date fair values and are calculated utilizing the provisions of ASC Topic 718. See Note 16 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards.
(3)	The amounts represent the cash incentive awards paid to the named executive officer under the 2015 Bonus Plan based on the Company’s performance. For a discussion of the 2015 Bonus Plan, see “Compensation Discussion and Analysis—2015 Executive Compensation—2015 Cash Incentive Compensation.”
(4)	The amounts shown in the “All Other Compensation” column for 2015 include the following:

Description	Gleason	McKinney	Thomas	Vance	Russell
Auto allowance	$8,400	—	—	—	—
Personal use of corporate aircraft (a)	$52,912	—	$22,142	—	—
Country club membership	—	—	—	—	$7,435
Employer match on 401(k) contribution	$10,600	$10,600	$10,600	$10,600	$7,251
Split-dollar life insurance benefit	$12,693	—	—	—	—
Accrual for SERP	$175,609	—	—	—	—
Payment for life insurance premiums (b)	$423,621	—	—	—	—
Payroll taxes on benefits	$4,532	—	—	—	—

(a)	The Bank leases three corporate aircrafts from BOTO, LLC, a 100%-owned subsidiary. In order for the Company to have control of their schedules and prompt access to their physical presence when necessary, the Board has authorized the personal use of the corporate aircraft by Messrs. Gleason and Thomas. The incremental cost of the personal use of the aircraft includes the average hourly costs of fuel, warranty programs, repairs and maintenance, landing and parking fees, crew expenses, and supplies. Fixed costs that would be incurred in any event to operate the aircraft, such as aircraft purchase costs, aircraft management fees, flight crew salaries and training, and aircraft insurance are not included in the incremental cost. For tax purposes, income for personal use is imputed based on a multiple of the Standard Industry Fare Level (SIFL) rates. Messrs. Gleason and Thomas are responsible for any taxes in connection with their personal use and are not reimbursed for these taxes.
(b)	Includes a tax gross-up of $206,939.

Grants of Plan-Based Awards in Fiscal Year 2015

All grants of options to employees are made under the Bank of the Ozarks, Inc. Stock Option Plan and all grants of restricted stock to employees are made under the 2009 Restricted Stock and Incentive Plan. The following table sets forth information concerning options and incentive awards granted in the last fiscal year with respect to the named executive officers.

Name	Grant Date	Date of Comp. Comm. Action (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)(4)	Grant Date Fair Value of Stock and Option Awards($)
			Threshold($)	Target ($)	Maximum($)	Threshold($)	Target ($)	Maximum($)
George Gleason			$750,000	$1,000,000	$1,250,000
	1/13/16	1/13/15				$1,414,908	$1,886,544	$2,358,180			$1,886,544	(5)
	11/18/15	11/18/15							84,000	$53.005	$1,178,520	(6)
Greg McKinney			$300,000	$400,000	$500,000
	1/13/16	1/13/15				$471,636	$628,848	$786,060			$628,848	(5)
	11/18/15	11/18/15							22,000	$53.005	$308,660	(6)
Dan Thomas			$600,000	$800,000	$1,000,000
	1/13/16	1/13/15				$778,199	$1,037,599	$1,296,999			$1,037,599	(5)
	11/18/15	11/18/15							75,000	$53.005	$1,052,250	(6)
Tyler Vance			$300,000	$400,000	$500,000
	1/13/16	1/13/15				$471,636	$628,848	$786,060			$628,848	(5)
	11/18/15	11/18/15							22,000	$53.005	$308,660	(6)
Darrel Russell			$60,000	$80,000	$100,000
	1/13/16	1/13/15				$141,491	$188,654	$235,818			$188,654	(5)
	11/18/15	11/18/15							8,000	$53.005	$112,240	(6)

(1)	While the Compensation Committee determined on January 13, 2015 the performance period, the performance criteria, and the threshold, target and maximum stock award that could be awarded to the named executive officers under the 2015 Stock Plan, due to the negative discretion to reduce the amount of the awards retained by the Compensation Committee, the actual grant date of those restricted stock awards as determined in accordance with ASC Topic 718, was not until January 13, 2016.
(2)	The amounts shown reflect the possible payouts under the 2015 Bonus Plan at “threshold”, “target” and “maximum” levels. The cash incentive award to be paid to participants is based on the performance criteria during the performance period (January 1, 2015 to December 31, 2015) and subject to the Compensation Committee’s downward discretion. As discussed further in the CD&A, on January 13, 2016, the Compensation Committee approved the cash incentive awards for each named executive officer under the 2015 Bonus Plan based on the Company’s level of performance for each of the five performance metrics during the 2015 performance period as follows: (i) Mr. Gleason ($1,175,000), (ii) Mr. McKinney ($470,000), (iii) Mr. Thomas ($940,000), (iv) Mr. Vance ($470,000), and (v) Mr. Russell ($94,000). For a discussion of the 2015 Bonus Plan, see “Compensation Discussion and Analysis—2015 Executive Compensation—2015 Cash Incentive Compensation.”
(3)	The amounts shown reflect the possible payouts under the 2015 Stock Plan at “threshold”, “target” and “maximum” levels. The “threshold,” “target,” and “maximum” payout amounts are denominated in dollars but paid in shares of restricted stock. The number of shares of restricted stock to be awarded to participants is based on the performance criteria during the performance period (January 1, 2015 to December 31, 2015) and subject to the Compensation Committee’s downward discretion. As discussed further in the CD&A, based on the Company’s level of performance for each of the five performance metrics during the 2015 performance period, the Compensation Committee granted restricted stock awards to each of the named executive officers in an amount slightly below the payout level for maximum performance (approximately 94% of the maximum award). Shares of restricted stock granted under the 2015 Stock Plan vest 100% three years after issuance, assuming continuous employment by the officer during this period. For a discussion of the 2015 Stock Plan, see “Compensation Discussion and Analysis—2015 Executive Compensation—2015 Long-Term Equity Incentive Compensation—Restricted Stock-Based Performance Awards.”
(4)	The exercise price of option awards are determined pursuant to the Company’s Stock Option Plan based on the fair market value per share on the grant date. The Stock Option Plan defines fair market value as the average of the highest reported asked price and the lowest reported bid price on the grant date. This resulted in an exercise price of $53.005, which is slightly lower than the closing price on the grant date (November 18, 2015), which was $53.46.
(5)	The value shown in this column with respect to restricted stock awards under the 2015 Stock Plan is the fair value of the target award on January 13, 2015, the date the Compensation Committee took action with respect to the plan, based upon the then-probable outcome of the performance conditions. On January 13, 2016, the Compensation Committee approved the number of shares of restricted stock to be granted to each named executive officer based on the Company’s performance during the 2015 performance period. The number and value of the shares granted on January 13, 2016, for each named executive officer is as follows: (i) Mr. Gleason received a grant of 48,309 shares of restricted stock ($2,216,658), (ii) Mr. McKinney received a grant of 16,103 shares of restricted stock ($738,886), (iii) Mr. Thomas received a grant of 26,570 shares of restricted stock ($1,219,164), (iv) Mr. Vance received a grant of 16,103 shares of restricted stock ($738,886), and (v) Mr. Russell received a grant of 4,830 shares of restricted stock ($221,625). The grant date fair value of $45.885 per share for restricted stock awards granted under the 2015 Stock Plan was calculated utilizing the provisions of ASC Topic 718.
(6)

Grant date fair value of $14.03 per share for stock option grants was calculated utilizing the provisions of ASC Topic 718. See Note 16 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended

December 31, 2015 regarding assumptions underlying valuation of equity awards. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the underlying common stock at such date in the future when the option is exercised.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth information as of December 31, 2015 on all outstanding equity awards previously awarded to the named executive officers.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
George Gleason						64,000	(4)	$3,165,440
						60,000	(5)	$2,967,600
						48,309	(6)	$2,389,363
		64,000	(1)	$24.792	11/04/20	—		—
		60,000	(2)	$36.045	11/17/21	—		—
		84,000	(3)	$53.005	11/18/22	—		—
Greg McKinney						16,000	(4)	$791,360
						20,000	(5)	$989,200
						16,103	(6)	$796,454
	16,000			$15.927	11/05/19	—		—
		16,000	(1)	$24.792	11/04/20	—		—
		20,000	(2)	$36.045	11/17/21	—		—
		22,000	(3)	$53.005	11/18/22	—		—
Dan Thomas						22,000	(4)	$1,088,120
						33,000	(5)	$1,632,180
						26,570	(6)	$1,314,152
	14,000			$11.842	10/18/18	—		—
	20,000			$15.927	11/05/19	—		—
		22,000	(1)	$24.792	11/04/20	—		—
		33,000	(2)	$36.045	11/17/21	—		—
		75,000	(3)	$53.005	11/18/22	—		—
Tyler Vance						16,000	(4)	$791,360
						20,000	(5)	$989,200
						16,103	(6)	$796,454
		16,000	(1)	$24.792	11/04/20	—		—
		20,000	(2)	$36.045	11/17/21	—		—
		22,000	(3)	$53.005	11/18/22	—		—
Darrel Russell						7,600	(4)	$375,896
						6,000	(5)	$296,760
						4,830	(6)	$238,892
	10,000			$15.927	11/05/19
		7,600	(1)	$24.792	11/04/20	—		—
		7,000	(2)	$36.045	11/17/21	—		—
		8,000	(3)	$53.005	11/18/22	—		—

(1)	Granted November 4, 2013, and assuming continued employment, exercisable on November 4, 2016.
(2)	Granted November 17, 2014, and assuming continued employment, exercisable on November 17, 2017.
(3)	Granted November 18, 2015, and assuming continued employment, exercisable on November 18, 2018.
(4)	Granted November 4, 2013, and assuming continued employment, vests on November 4, 2016.
(5)	Granted January 13, 2015, and assuming continued employment, vests on January 13, 2018.
(6)	Restricted stock granted January 13, 2016 based on performance during 2015 under the 2015 Stock Plan. Assuming continued employment, these shares will vest on January 13, 2019.
(7)	Market value of restricted stock is based on the December 31, 2015 closing price of $49.46 for the Company’s common stock.

Option Exercises and Stock Vested in 2015 Fiscal Year

The following table sets forth information concerning exercise of options during the last fiscal year and stock awards that vested for the named executive officers during the fiscal year ended December 31, 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Gleason	84,000	$4,403,322	84,000	$4,315,080
Greg McKinney	—	—	16,000	$821,920
Dan Thomas	—	—	20,000	$1,027,400
Tyler Vance	16,000	$872,747	16,000	$821,920
Darrel Russell	6,000	$216,172	10,000	$513,700

Pension Benefits for 2015 Fiscal Year

The Company has a non-qualified, unfunded supplemental executive retirement plan, referred to as a “SERP,” that is designed to provide retirement benefits to Mr. Gleason. Under the SERP, commencing on the later of Mr. Gleason’s attaining age 70 or his separation from service with the Company, Mr. Gleason is entitled to receive monthly payments of $32,196.67 for 180 months, or $386,360 annually. The cost of such benefits, assuming a normal retirement age of 70, will be fully accrued by the Company at such retirement date. If Mr. Gleason continues employment past the normal retirement age of 70, the monthly payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, pursuant to the terms of the SERP.

Mr. Gleason is fully vested in the SERP, subject to a decrease in the amount of monthly payments under the SERP should Mr. Gleason retire from the Company before attaining age 70. The present value of accumulated benefits in the table below was computed using an assumed discount rate of 6.17% and assuming that Mr. Gleason will retire from the Company at age 70.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
George Gleason (1)	Supplemental Executive Retirement Plan	37 years	$998,272	$—

(1)	Mr. Gleason is the only participant in the SERP, which was adopted for his benefit May 4, 2010. See the “Compensation Discussion and Analysis – 2015 Executive Compensation – Retirement and Welfare Benefits” section of this proxy statement for additional information about the SERP. Also see Note 15 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Nonqualified Deferred Compensation Table for 2015 Fiscal Year

The following table provides information about contributions, earnings, withdrawals and distributions in regard to the named executive officers under the Company’s Deferred Compensation Plan. See the “Compensation Discussion and Analysis – 2015 Executive Compensation – Retirement and Welfare Benefits” section of this proxy statement for a description of this plan.

Name	Executive Contributions in Last Fiscal Year	Company Contributions In Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
George Gleason	—	—	$3,104	—	$813,138
Greg McKinney	$26,346	—	$(1,248)	—	$454,502
Dan Thomas	—	—	$(191)	—	$536,373
Tyler Vance	$98,798	—	$(10,280)	—	$233,567
Darrel Russell	—	—	$(6,916)	—	$164,046

(1)	Effective January 1, 2013, the Company contribution feature to the Deferred Compensation Plan was eliminated in connection with the changes made to the Company’s 401(k) Plan.
(2)	Of these balances, the following amounts have been reported in Summary Compensation Tables in our proxy statements for previous years: Mr. Gleason - $509,405; Mr. McKinney - $311,589; Mr. Thomas – $346,615; Mr. Vance – $212,242 and Mr. Russell - $149,153. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our proxy statements, rather than additional currently earned compensation.

Post-Employment Compensation

Except as described below, the Company and the named executive officers have no contract or agreement with respect to termination or post-employment compensation to be paid in connection with a change in control of the Company.

Stock options granted under the Company’s Stock Option Plan after May 18, 2015 and awards granted under the Company’s 2009 Restricted Stock and Incentive Plan after May 16, 2016 (assuming Board Proposal No. 3 is approved at the Annual Meeting) will not automatically vest in the event of a change of control and will be treated as follows: (i) if the successor company assumes, continues or replaces the outstanding options and grants (with equivalent or more favorable terms) then the outstanding options and grants will not accelerate and will continue pursuant to the terms of the award unless, if within 24 months following a change of control, any participant’s service with the Company is terminated by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or if any such person shall have resigned for good reason (as defined in each plan) then the outstanding stock options and grants will immediately accelerate; and (ii) if the outstanding options and grants are not assumed, continued or replaced by the successor company then such outstanding options and grants will accelerate upon a change of control. Pursuant to the grant agreements under the Company’s 2009 Restricted Stock and Incentive Plan issued prior to changes being proposed under Board Proposal No. 3 and for options granted prior to the amendment and restatement of the Stock Option Plan on May 18, 2015, all outstanding and unexercised options or restricted stock, whether or not previously vested, will be accelerated and become fully vested and exercisable upon the occurrence of a change in control.

A “change in control,” as defined in the Stock Option Plan and in the 2009 Restricted Stock and Incentive Plan includes: (i) a merger, combination, consolidation or reorganization of the Company where the outstanding voting securities of the Company prior to the closing of such a transaction do not continue to represent at least 51% of the combined voting securities of the resulting or successor company; (ii) the election to the board of directors within any two consecutive years of persons who did not represent a majority of the directors at the beginning of the two year period unless they were elected with the approval of at least 2/3 of the number of directors at the beginning of such period that are continuing as directors; (iii) the acquisition by any person, other than employee benefit plans of the Company, of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person who controlled 10% or more of the voting securities of the Company as of the effective date of the plan); (iv) the sale of all or substantially all the assets of the Company; and (v) any other business combination or event deemed by the Board to constitute a change in control.

The SERP for Mr. Gleason described in the CD&A includes provisions that define a “change in control” to include:

(i)	Change in the ownership of the Bank or the Company. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Company;

(ii)	Change in the effective control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company; or (B) a majority of members of the Bank’s or the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Company’s Board of Directors, as applicable, prior to the date of the appointment or election, provided that this subsection (B) is inapplicable where a majority shareholder of the Bank or the Company for which board members are replaced is another corporation; or

(iii)

Change in the ownership of a substantial portion of the Bank’s or the Company’s assets. A change in the ownership of a substantial portion of the Bank’s or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the Bank or the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

If a “Change in Control” occurs, and within 24 months thereafter, Mr. Gleason has an involuntary “Separation from Service” or a voluntary “Separation from Service for Good Reason,” Mr. Gleason shall be entitled to receive a lump sum payment equal to the present value of his “Supplemental Retirement Benefit” at his “Normal Retirement Date,” or if such Separation from Service occurs after Mr. Gleason’s Normal Retirement Date, the present value of his Adjusted Supplemental Retirement Benefit at his then current age. For purposes of determining present value, the interest factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within 90 days of the Separation from Service, or if Mr. Gleason is a Specified Employee at the time of his Separation from Service, within 90 days following the earlier of the date of his death or six (6) months following the date of his Separation from Service.

If a Change in Control shall occur after commencement of payment of 180 equal monthly installments to either Mr. Gleason or his beneficiary, then, as the case may be, Mr. Gleason shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due him and the beneficiary shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due the beneficiary. For purposes of determining present value, the Interest Factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within 90 days of the date of the Change in Control.

Assuming that a Change in Control occurred on December 31, 2015 and that Mr. Gleason had an involuntary Separation from Service or a Separation from Service for Good Reason, the amount payable to him would have been approximately $3,618,000. Capitalized terms used but not defined in this section of the proxy statement have the meanings given to such terms in the SERP.

Except as described above, the Company has no arrangements that provide for termination or post-employment compensation to be paid to Mr. Gleason, including in the event of a change in control of the Company.

2015 DIRECTOR COMPENSATION

It is the role of the Compensation Committee, on behalf of the Board, to review and approve any changes to the compensation of our non-employee directors. The Board and the Compensation Committee believe that director compensation should fairly compensate directors for the work required by directors of a publicly-traded bank holding company of comparable size and market capitalization as the Company, that the compensation should align the directors’ interests with the long-term interests of shareholders and that the structure of the compensation should be transparent and easy for shareholders to understand.

The following table sets forth compensation information for 2015 with respect to non-employee directors.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2) (3)($)	Total ($)
Nicholas Brown	70,250	24,962	95,212
Richard Cisne	75,500	24,962	100,462
Robert East	76,000	24,962	100,962
Catherine B. Freedberg	64,750	24,962	89,712
Linda Gleason	101,750	24,962	126,712
Peter Kenny	118,000	24,962	142,962
William Koefoed	52,000	24,962	76,962
Henry Mariani	97,500	24,962	122,462
Robert Proost	106,250	24,962	131,212
R. L. Qualls	103,750	24,962	128,712
John Reynolds	67,250	24,962	92,212
Sherece West-Scantlebury	62,750	24,962	87,712
Ross Whipple	61,250	24,962	86,212

(1)	In 2015, the cash component for non-employee director compensation consisted of the following:

•	Annual Director Retainer: $20,000; Annual Presiding Independent Director Retainer: $5,000;

•	Board Meetings: $5,000 per regular meeting, $1,500 per special meeting, and $15,000 per extended board meeting (2 1⁄2 day meeting); and

•	Committee Meetings: $750 for committee member and $1,000 for chairman of the committee.

(2)	Pursuant to the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan (“Director Plan”), each non-employee director will receive a fully vested award of common stock equal to $25,000 upon election (or re-election, as applicable) to the Board. Accordingly, on May 18, 2015, each non-employee director received an award of 589 shares of the Company’s common stock pursuant to the Director Plan.
(3)	At December 31, 2015 each non-employee director had options outstanding to purchase the following number of shares of common stock pursuant to the former Non-Employee Director Stock Option Plan: Nicholas Brown – 10,000; Richard Cisne – 30,000; Robert East – 34,000 (4,000 of which were exercised in January 2016); Catherine B. Freedberg – 8,000; Linda Gleason – 34,000; Peter Kenny – 8,000; William Koefoed – None; Henry Mariani – None; Robert Proost – 4,000; R. L. Qualls – 10,000; John Reynolds – 10,000; Sherece West-Scantlebury – 10,000; and Ross Whipple – 4,000.

2016 Director Compensation

In February 2016, the Compensation Committee considered a report prepared by Blanchard, the Compensation Committee’s independent compensation consultant, comparing the Company’s director compensation program to the director compensation program for each of the banks used in the 2015 Peer Group. In light of this report, the Compensation Committee approved, and the Board ratified, an increase in the compensation to be paid to our non-employee directors to more closely align our director compensation with that paid by other companies in the 2015 Peer Group. For 2016, non-employee directors will receive the following:

•	Annual Director Retainer: $20,000; Annual Presiding Independent Director Retainer: $7,500; Annual Committee Chairman Retainer: $2,000;

•	Board Meetings: $5,000 per regular meeting, $1,500 per special meeting, and $15,000 per extended board meeting (2 1⁄2 day meeting);

•	Committee Meetings: $1,000 per meeting ($1,250 for Directors’ Loan Committee meetings); and

•	Annual award of common stock pursuant to the Director Plan equal to $35,000 (increased from $25,000), subject to approval by the Company’s shareholders at the Annual Meeting (Board Proposal No. 4).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Personnel and Compensation Committee
Nicholas Brown, Chairman
Peter Kenny
John Reynolds

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015 the Compensation Committee consisted of Messrs. Brown, as Chairman, Reynolds and Kenny. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, and the Board has determined that each member of the Compensation Committee qualifies as “independent” under NASDAQ listing standards and the applicable SEC standards. No member of the Compensation Committee serving during 2015 was a party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During 2015, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Company’s Board or Compensation Committee.

BOARD PROPOSAL NO. 6:

ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders the opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this proxy statement.

The Dodd-Frank Act expressly provides that because this shareholder vote is advisory, it will not be binding upon the Board and it may not be construed as overruling a decision by the Board, nor will the vote create or imply any additional fiduciary duty by the Board or the Compensation Committee, nor shall such vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and may consider, among other things, the outcome of the vote when making future compensation decisions for its executive officers.

2015 Say-on-Pay Vote

Beginning in May 2014, we conducted an informal shareholder outreach program. The purpose of these investor outreach efforts was to gain a better understanding of concerns related to our executive compensation program and other matters of shareholder interest. Based on the information gained from these investor outreach efforts, we made significant substantive changes to our executive compensation policies and practices in 2014. We believe that, as a result of these changes, our executive compensation program is better designed to enhance shareholder value and attract and retain executive talent critical to the Company’s success.

At the Company’s 2015 Annual Meeting, the Company asked shareholders to vote on a non-binding resolution to approve the compensation for its named executive officers, which is commonly referred to as a “say-on-pay” vote. Shareholders approved the resolution with a 98.6% majority vote, which represents a significant improvement from the voting results for the 2014 say-on-pay vote (64% voting in favor). Based on the results of our say-on-pay vote and shareholder outreach, the Compensation Committee believes our shareholders generally support our overall executive compensation program in light of the changes made in 2014. Therefore, for the 2015 compensation year the Company continued many of the elements of our existing compensation program, such as maintaining a significant focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals.

Highlights of our executive compensation program that incorporates best practices include:

•	Continued focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals with less emphasis on fixed compensation.

•	Clawback policy for executive officers.

•	Anti-pledging policy for directors and executive officers and anti-hedging policy for directors, executive officers and all Company employees.

•	Stock ownership guidelines applicable to our directors and certain executive officers, including our named executive officers.

•	Amended Stock Option Plan, which was approved by shareholders on May 18, 2015, to increase the number of shares available under the plan and to implement equity grant best practices including: (i) a minimum 3-year vesting period; (ii) eliminated automatic vesting upon change of control of the Company and adding a double trigger provision; and (iii) prohibiting cash buyouts of underwater options without shareholder approval.

•	Approved amendments to the Company’s 2009 Restricted Stock and Incentive Plan (subject to shareholder approval at the Annual Meeting as described in Board Proposal No. 3) to increase the number of shares available under the plan and to implement equity grant best practices including: (i) a minimum 3-year vesting period for restricted stock awards and (ii) eliminated automatic vesting upon change of control of the Company, commonly known as a “single trigger” acceleration or vesting event.

•	No employment agreements, change in control agreements or contractual severance agreements with our executive officers.

•	Current equity plans do not have “liberal” change of control definitions or “liberal” share recycling provisions and prohibit the repricing of options without shareholder approval.

•	Employ an annual market analysis of executive compensation relative to other publicly-traded banks and bank holding companies within our peer group.

For the reasons discussed above, the Board recommends a vote “FOR” the following resolution providing an advisory approval of the compensation paid to our named executive officers:

“Resolved, that the shareholders approve the Company’s compensation of its named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related disclosures contained in the Company’s Proxy Statement for its 2016 Annual Meeting of Shareholders.”

CERTAIN TRANSACTIONS

The Nominating and Governance Committee of the Board (the “Governance Committee”), pursuant to its written charter has the responsibility for reviewing and approving all related-party transactions, defined as those required to be disclosed under Items 404(a) and 404(b) of Regulation S-K (a “Related Party Transaction”). The Governance Committee reports its findings of the review of Related Party Transactions to the full Board.

Specifically, it is the practice of the Governance Committee to review on an annual basis all transactions and other business relationships during the prior year between the Company and the Bank and their directors and executive officers and their immediate family members and affiliates (each, a “Related Party”). Designated officers of the Company present to the Governance Committee reports with respect to all deposit, loan, lease, mortgage loan, trust and miscellaneous transactions and relationships for persons considered to be Related Parties for the prior year. The Governance Committee’s review includes a determination that such Related Party Transactions or relationships are fair, reasonable and appropriate for the Company and the Bank and consistent with the terms of similar transactions or relationships with other customers or unrelated persons. In addition, it is the Company’s general practice that the Board, or an appropriate committee thereof, approve in advance all material transactions, other than transactions in the ordinary course of business, between the Company and the Bank and all Related Parties.

The Company, through its ownership of the Bank, had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Bank. All loan transactions with such officers and directors, and their related and affiliated parties, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other customers not related to the Company or Bank, and did not include more than the normal risk of collectability or present other unfavorable features.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2017 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices no later than November 17, 2016. Shareholder proposals should be submitted to the Corporate Secretary of the Company at Bank of the Ozarks, Inc. P. O. Box 8811, Little Rock, Arkansas 72231-8811. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the 2017 Annual Meeting of Shareholders.

In addition, the Company’s Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a shareholder, notice must be received by the Corporate Secretary of the Company at the Company’s offices not less than 90 days nor more than 120 days prior to the anniversary date of the Company’s immediately preceding annual meeting of shareholders. In the event that the annual meeting of shareholders is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. To be in proper written form, a shareholder’s notice to the Company’s Secretary must, among other things, set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of the Company’s capital stock which are owned beneficially or of record by such shareholder, and (iv) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act. A copy of the Company’s Bylaws may be obtained upon written request to the Secretary of the Company.

Accordingly, a shareholder who intends to raise a proposal to be acted upon at the 2017 Annual Meeting, but who does not desire to include the proposal in the Company’s 2017 proxy statement, must inform the Company by sending written notice to the Company’s Corporate Secretary at Bank of the Ozarks, Inc., P. O. Box 8811, Little Rock, Arkansas 72231-8811, no earlier than January 16, 2017 nor later than February 15, 2017. The persons named as proxies in the Company’s proxy for the 2017 Annual Meeting may exercise their discretionary authority to act upon any proposal which is properly brought before a shareholder meeting.

ADDITIONAL INFORMATION AVAILABLE

Upon written request, the Company will furnish to shareholders, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC. The written request should be sent to the Corporate Secretary, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811.

The Company has adopted a procedure referred to as “householding,” under which one or more shareholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and our proxy statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

If you wish to receive separate copies of these materials for your household in the future, please call Investor Relations at 501-978-2265 or submit your request to Investor Relations, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811. If you are receiving multiple copies and would like to receive only one copy per household, you may contact us at the above address or telephone number.

OTHER MATTERS

The Company does not presently know of any business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE BY CALLING THE TOLL-FREE NUMBER OR USING THE INTERNET AS FURTHER DESCRIBED IN THE ENCLOSED PROXY CARD.

Appendix A

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

BANK OF THE OZARKS, INC.

Pursuant to the provisions of Section 4-27-1006 of the Arkansas Code Annotated, the undersigned Corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: The name of the Corporation is Bank of the Ozarks, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted at a Meeting of Shareholders held on May 16, 2016 (the “Meeting”) by shareholders of the Corporation holding a majority of the votes entitled to be cast thereon in the manner prescribed by the Arkansas Business Corporation Act of 1987, as amended.

NOW, THEREFORE, BE IT RESOLVED, that paragraph (a) of Article Sixth of the Amended and Restated Articles of Incorporation of the Corporation be amended in its entirety to read as follows:

SIXTH. (a) The total amount of the authorized capital stock of the Corporation is as follows:

SHARES	CLASS	PAR VALUE
300,000,000	Common	$0.01
1,000,000	Preferred	$0.01

THIRD: The number of shares of stock of the Corporation outstanding at the time of such adoption was                  shares of common stock, $0.01 par value, and the number of shares entitled to vote thereon was                  shares, or     %.

FOURTH: The number of shares entitled to vote on such adoption and which were represented at the Meeting was                  shares. The number of shares cast in favor of such amendment was                  shares, which amount is sufficient for approval of the amendment.

Dated: May     , 2016

BANK OF THE OZARKS, INC.

By:
Name:	George G. Gleason
Title:	Chairman of the Board and Chief Executive Officer

A-1

Appendix B

SECOND AMENDED AND RESTATED

BANK OF THE OZARKS, INC.

2009 RESTRICTED STOCK AND INCENTIVE PLAN

(as amended and restated on May 16, 2016)

ARTICLE I

ESTABLISHMENT AND PURPOSE

Section 1.1. Establishment. Bank of the Ozarks, Inc. (the “Company”) established the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan on April 21, 2009, which was amended and restated on May 19, 2014 (changing the name to the Restricted Stock and Incentive Plan) and amended and restated on May 16, 2016, subject to shareholder approval at the 2016 Annual Shareholders Meeting (as amended and restated to date, the “Plan”). All share amounts and share limitations have been adjusted to give effect to the 2-for-1 stock split on August 16, 2011 and on June 23, 2014 in accordance with Section 5.3.

Section 1.2. Purpose. The Plan is intended to provide incentive to key employees and officers of the Company to foster and promote the long-term financial success of the Company and materially increase shareholder value. The Plan is also intended to encourage proprietary interest in the Company, to encourage such individuals to remain in the employ of the Company and to attract new employees with outstanding qualifications. In furtherance thereof, the Plan permits incentives to key employees and officers of the Company.

With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

ARTICLE II

DEFINITIONS

Section 2.1. Definitions. The following terms have the following meanings when used herein, unless the context clearly indicates otherwise.

(a) “Agreement” means a written agreement entered into between the Company and the recipient of a Grant which sets forth the terms and conditions of the Grant.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” or “Change of Control” means the earlier to occur of any of the following: (i) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (ii) any person or entity (other than any employee benefit plan or plans of the Company or its subsidiaries or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity) or any group acting in concert, shall acquire or control twenty-five percent (25%) or more of the outstanding voting shares of the Company; provided however, that with respect to any person or entity owning or controlling 10% or more of the outstanding voting shares of the Company as of the Effective Date of the Plan, either acting alone or in concert with one or more of its wholly-owned subsidiaries, the amount of such voting shares so owned or controlled shall be deducted for purposes of this determination; (iii) if, upon a merger, combination, consolidation or reorganization of the Company, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately thereafter; (iv) all or substantially all of the assets of the Company are sold or otherwise disposed of; or (v) the Committee or the Board determines, in its sole discretion, that any other business combination or other event (existing or anticipated) shall be deemed a Change in Control.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

(e) “Committee” means the Personnel and Compensation Committee of the Board or such other committee designated by the Board to administer the Plan, composed solely of not less than two non-employee directors, each of whom shall be a “non-employee director” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended and Rule 16b-3 thereunder and an “outside director” for purposes of Section 162(m) and the regulations promulgated under the Code.

(f) “Common Stock” means the Company’s Common Stock, par value $0.01, either currently existing or authorized hereafter and any other stock or security resulting from adjustment thereof as described herein, or the Common Stock of any successor to the Company which is designated for the purpose of the Plan.

(g) “Company” means Bank of the Ozarks, Inc. and any successor or assignee corporation(s) into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

(h) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Grant or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Grant or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Grant will be paid.

(i) “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

(j) “Effective Date” means April 21, 2009.

(k) “Eligible Persons” means Employees and officers of the Company or a Subsidiary. The Committee will determine the eligibility of Employees and officers based on, among other factors, the position and responsibilities of such individuals and the nature and value to the Company or a Subsidiary of such individual’s accomplishments and potential contribution to the success of the Company or a Subsidiary.

(l) “Employee” means an individual, including an officer of the Company, who is employed as a common-law employee of the Company or a Subsidiary. An “Employee” shall not include any person classified by the Company or a Subsidiary as an independent contractor even if the individual is subsequently reclassified as a common-law employee by a court, administrative agency or other adjudicatory body.

(m) “Fair Market Value” means the fair market value per share of the Common Stock determined on the basis of the average of the highest reported asked price and the lowest reported bid price reported on the relevant date on the Nasdaq Stock Market, or any other such market or exchange that is the principal trading market for the Common Stock, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported. If the Common Stock is not listed on any established stock exchange or a national market system, the Fair Market Value of the Common Stock for any given date means the reasonable value of the Common Stock as determined by the Board, in its sole discretion.

(n) “Grant” means an award of Restricted Stock, Restricted Stock Unit or Performance Award, to an Eligible Person.

(o) “Good Reason” means the occurrence after a Change in Control of any of the following events or conditions: (i) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, represents an adverse change from the Participant’s status, title, position or responsibilities as in effect immediately prior thereto, or the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with the Participant’s status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such offices or positions, except in connection with the termination of the Participant’s employment for Disability, cause, as a result of the Participant’s death or by the Participant other than for Good Reason; or (ii) a reduction in the Participant’s annual base salary below the amount as in effect immediately prior to the Change in Control; or (iii) the relocation of the offices of the Participant’s place of employment to a location more than fifteen (15) miles from the location of such employment immediately prior to such Change in Control, or requiring the Participant to be based anywhere other than such offices; or (iv) the failure to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Subsidiaries in which the Participant participated, within seven (7) days of the date such compensation is due; or (v) the failure to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Participant was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Participant or (B) provide the Participant with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Participant was participating immediately prior to the Change in Control. Any event or condition described in (i) – (v) which occurs at any time prior to the date of a Change in Control and (A) which occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (B) which the Participant reasonably demonstrates was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason for purposes of this Plan, notwithstanding that it occurred prior to a Change in Control.

(p) “Participant” means any Eligible Person to whom a Grant is made, or the Successors of the Participant, as the context so requires.

(q) “Performance Award” means a right granted to a Participant subject to the terms and conditions established by the Committee pursuant to Article IX of the Plan.

(r) “Plan” means the Company’s 2009 Restricted Stock and Incentive Plan, as set forth herein, and as the same may from time to time be amended.

(s) “Restricted Stock” means Common Stock granted to a Participant subject to the terms and conditions established by the Committee pursuant to Article VII or Article IX of the Plan.

(t) “Restricted Stock Unit” means a right granted to a Participant under Article VIII or Article IX of the Plan.

(u) “Restriction Period” means the period of time during which restrictions established by the Committee shall apply to a Grant.

(v) “Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor or provision thereto as in effect from time to time.

(w) “Subsidiary” means a subsidiary corporation, whether now or hereafter existing, as defined in Code Section 424(f).

(x) “Termination of Service” means the time when the employee-employer relationship or directorship or other service relationship (sufficient to constitute service as an Eligible Person) between the Participant and the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not limited to, any termination by resignation, discharge, Disability, death or retirement; provided, however, Termination of Service shall not include: (i) a termination where there is a simultaneous reemployment of the Participant by the Company or a Subsidiary or other continuation of service (sufficient to constitute service as an Eligible Person), or (ii) an employee who is on military leave, sick leave or other bona fide leave of absence (to be determined in the discretion of the Committee). The Committee, in its absolute discretion, shall determine the effects of all matters and questions relating to Termination of Service, including but not limited to the question of whether any Termination of Service was for cause and all questions of whether particular leaves of absence constitute Terminations of Service.

ARTICLE III

ADMINISTRATION

Section 3.1. General. The Plan shall be administered by the Committee, subject to Board approval in instances where the Board by resolution determines to require such approval.

Section 3.2. Committee Meetings. The Committee shall meet from time to time as determined by its chairman or by resolution adopted in writing by a majority of the members of the Committee or by a majority of the members of the Committee present at any meeting at which a quorum is present. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. To the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

Section 3.3. Powers of the Committee. Subject to the terms and conditions of the Plan and consistent with the Company’s intention for the Committee to exercise the greatest permissible flexibility in awarding Grants, the Committee shall have the power:

(a) to determine from time to time the Eligible Persons who are to be awarded Grants and the nature and amount of Grants, and to generally determine the terms, provisions and conditions (which need not be identical) of Grants awarded under the Plan, not inconsistent with the terms of the Plan;

(b) to construe and interpret the Plan and Grants thereunder and to establish, amend and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Agreement or in any related agreements in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c) to amend any outstanding Grant and to accelerate or extend the vesting or exercisability of any Grant, all subject to Section 11.3, and to waive conditions or restrictions on any Grants, all to the extent it shall deem appropriate;

(d) to cancel, with the consent of a Participant or as otherwise permitted by the Plan, outstanding Grants;

(e) to determine whether, and to what extent and under what circumstances, Grants may be settled in cash, Common Stock, other property or a combination of the foregoing;

(f) to appoint agents as the Committee deems necessary or desirable to administer the Plan;

(g) to provide for the forms of Agreements to be utilized in connection with the Plan, which need not be identical for each Participant;

(h) to authorize, by written resolution, one or more officers of the Company to make Grants to nonofficer Employees and to determine the terms and conditions of such Grants, provided, however, (i) the Committee shall not delegate such responsibility to any officer for Grants made to an Employee who is considered an insider, (ii) the Committee’s resolution providing for such authorization sets forth the total number of Grants such officer may award and any other conditions on the officer’s authority to make Grants, and (iii) the officer shall report to the Committee, as the Committee may request, information regarding the nature and scope of the Grants made pursuant to the delegated authority; and

(i) generally to exercise such powers and to perform such acts as are deemed necessary or expedient to carry out the terms of the Plan and to promote the best interests of the Company with respect to the Plan.

Section 3.4. Grants to Committee Members. Notwithstanding Section 3.3, any Grant awarded under the Plan to an Eligible Person who is a member of the Committee shall be made by a majority of the directors of the Company who are not on the Committee.

Section 3.5. Committee Decisions and Determinations. Any determination made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be made in its sole discretion in the best interest of the Company, not as a fiduciary. All decisions made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be final and binding on all persons, including the Company, a Subsidiary, Participants and Successors of the Participants. Any determination by the Committee or Board shall not be subject to de novo review if challenged in any court or legal forum.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

Section 4.1. Eligibility. Any Eligible Person may receive Grants under the Plan.

Section 4.2. Participation. Whether an Eligible Person receives a Grant under the Plan will be determined by the Committee, in its sole discretion, as provided in Section 3.3. There is no guarantee that any Eligible Person will receive a Grant under the Plan or, having received a Grant, that the Participant will receive a future Grant on similar terms or at all. There is no obligation for uniformity of treatment of Eligible Persons with respect to who receives a Grant or the terms and conditions of Participants’ Grants.

ARTICLE V

SHARES SUBJECT TO PLAN

Section 5.1. Available Shares. Shares hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares purchased by the Company for purposes of the Plan. The certificates for Common Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Agreement or as the Committee may otherwise deem appropriate. Subject to adjustment pursuant to Section 5.3, the maximum number of shares of Common Stock that may be issued under the Plan as a result of all Grants is Two Million Four Hundred Thousand (2,400,000) shares.

Section 5.2. Previously Granted Shares. Subject to Section 5.1 and Section 5.3, the Committee has full authority to determine the number of shares of Common Stock available for Grants. In its discretion, the Committee may include as available for distribution all of the following:

(a) Common Stock subject to a Grant that has been forfeited;

(b) Common Stock under a Grant that otherwise terminates, fails to vest, expires or lapses in whole or in part without issuance of Common Stock being made to a Participant; and

(c) Common Stock subject to any Grant that settles in cash or a form other than Common Stock.

Section 5.3. Adjustments. Without limiting the Committee’s discretion as provided in ARTICLE XI hereof, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other corporate transaction or event having an effect similar to the foregoing, which affects the Common Stock, then the Committee shall, in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder)

either: (i) adjust any or all of (1) the aggregate number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Grants may be awarded under the Plan; (2) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Grants under the Plan, provided that the number of shares of Common Stock subject to any Grant shall always be a whole number; (3) the grant or exercise price with respect to any Grant under the Plan, and (4) the limits on the number of shares of Common Stock or Grants that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Grant. Any such adjustments to outstanding Grants shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Grants.

Section 5.4. Code Section 409A Limitation. Any adjustment made pursuant to Section 5.3 to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A. Any adjustments made pursuant to Section 5.3 to any Grant that is not considered “deferred compensation” shall be made in a manner to ensure that after such adjustment, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

ARTICLE VI

GRANTS IN GENERAL

Section 6.1. Agreement. Each Agreement evidencing a Grant shall set forth the terms and conditions as may be determined by the Committee consistent with the Plan. The Agreement shall state the number of shares of Common Stock to which the Grant pertains, if applicable. As applicable, each Agreement must state the Exercise Price or other consideration to be paid for any Grant.

Section 6.2. Time of Granting of an Award. The award date of a Grant shall, for all purposes, be the date on which the Committee makes the determination awarding such Grant, or such other date as is determined by the Board. Notice of the determination of a Grant shall be given to each Eligible Person to whom a Grant is awarded within a reasonable period of time after the date of such Grant.

Section 6.3. Terms and Conditions of Grants. Except as may be determined by the Committee in connection with new hires or upon a Participant’s death, Disability or in the event of a Change in Control of the Company, Restricted Stock awards shall vest over a period of not less than three (3) years from the date of grant. Each Grant will specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any other conditions to be satisfied before the Grant or installments thereof will vest and/or become exercisable, and any Grant may provide for the earlier vesting and/or exercise of the Grant in the event of the Participant’s death or Disability or, upon approval by the Committee in the event of a Change in Control of the Company, or upon approval by the Company’s shareholders.

Section 6.4. Termination of Services. Unless otherwise provided in the applicable Agreement or as determined by the Committee, Grants shall be governed by the following provisions:

(a) Termination of Service, Except by Death or Disability. Except in connection with a Participant’s Termination of Service after a Change in Control as set forth in Section 11.1(b)(i), in the event of a Participant’s Termination of Service for any reason other than the Participant’s death or Disability, the Participant’s Grant shall be forfeited upon the Participant’s Termination of Service.

(b) Death or Disability of Participant. Grants shall fully vest on a Participant’s Termination of Service by reason of the Participant’s death or Disability, subject to limitations imposed under applicable laws.

Section 6.5. No Transferability. No Grant is assignable or transferable, except by will or the laws of descent and distribution of the state wherein the Participant was domiciled at the time of his or her death; provided, however, that the Committee may permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) is in no event a transfer for value, and (iii) is otherwise appropriate and desirable.

ARTICLE VII

RESTRICTED STOCK

Section 7.1. General. The Committee has authority to grant Restricted Stock under the Plan at any time or from time to time. The Committee has the authority to grant Restricted Stock under the Plan in connection with the achievement of performance goals based on the criteria listed in ARTICLE X. Grants of Restricted Stock shall be evidenced by an Agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The Committee shall determine the number of shares of Restricted Stock to be awarded to any Eligible Person, the Restriction Period within which such Grants may be subject to forfeiture in accordance with applicable laws and any other terms and conditions of such Grants. If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Restricted Stock covered by the Grant. The Agreement may also, in the discretion of the Committee, set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in ARTICLE X of the Plan) that will subject the shares of Common Stock covered by the Grant to forfeiture and transfer restrictions.

Section 7.2. Delivery. The Company shall issue the shares of Restricted Stock to each recipient who is awarded a Grant of Restricted Stock either in certificate form or in book entry form, registered in the name of the recipient, with legends or notations, as applicable, referring to the terms, conditions and restrictions applicable to any such Grant and record the transfer on the Company’s official shareholder records; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that as a condition of any Grant of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Grant.

Section 7.3. Shareholder Rights. Unless the Committee specifies otherwise in the Restricted Stock Agreement, the Participant will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends, subject to Section 6.5. If any dividends are paid in Common Stock, the Common Stock will be subject to the same restrictions as applied to the Grant of Restricted Stock with respect to which they were paid.

Section 7.4. Price. The Committee may require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

Section 7.5. Section 83(b) Election. The Committee or the Board may prohibit a Participant from making an election under Section 83(b) of the Code. If the Committee has not prohibited such election, and if the Participant elects to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, and will provide the required withholding pursuant to Section 11.6, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

ARTICLE VIII

RESTRICTED STOCK UNITS

Section 8.1. General. The Committee has authority to grant Restricted Stock Units under the Plan at any time or from time to time. The Committee has the authority to grant Restricted Stock Units under the Plan in connection with the achievement of certain performance goals based on the criteria listed in ARTICLE X. A Restricted Stock Unit is a bookkeeping entry of a grant of Common Stock that will be settled by delivery of Common Stock, the payment of cash based upon the Fair Market Value of a specified number of shares of Common Stock or a combination thereof. Grants of Restricted Stock Units shall be evidenced by an Agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The Committee shall determine the number of Restricted Stock Units to be awarded to any Participant, the Restriction Period within which such Grants may be subject to forfeiture and any other terms and conditions of the Grants. If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Restricted Stock Units covered by the Grant. The Agreement may also, in the discretion of the Committee, set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in ARTICLE X of the Plan) that will subject the shares of Common Stock covered by the Grant to forfeiture and transfer restrictions.

Section 8.2. Rights. The Committee is entitled to specify in a Restricted Stock Unit Agreement the extent to which and on what terms and conditions the applicable Participant shall be entitled to receive payments corresponding to the dividends payable on the Common Stock, if any.

ARTICLE IX

PERFORMANCE AWARDS

Section 9.1. Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Common Stock (including but not limited to Restricted Stock and Restricted Stock Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

Section 9.2. Terms and Conditions. Subject to the terms of the Plan and any applicable Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

Section 9.3. Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of Service prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

ARTICLE X

PROVISIONS APPLICABLE TO COVERED OFFICERS

AND PERFORMANCE AWARDS

Section 10.1. Covered Officers. Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this ARTICLE X.

Section 10.2. Performance Goals. The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this ARTICLE X, performance goals shall be limited to one or more of the following Company, Subsidiary, or division financial performance measures:

(a) earnings or book value per share;

(b) net income;

(c) return on equity, assets, capital, capital employed or investment;

(d) earnings before taxes, depreciation and/or amortization;

(e) operating income or profit;

(f) operating efficiencies;

(g) asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan and lease losses, the ratio of nonperforming loans and leases and/or past due loans and leases greater than 90 days and non-accrual loans and leases to total loans and leases, the ratio of nonaccrual loans and leases to total loans and leases or the ratio of net charge-offs to average loans and leases or other similar asset quality measures;

(h) allowance for loan and lease losses;

(i) net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends;

(j) cash flow(s);

(k) total revenues or revenues per employee;

(l) stock price or total shareholder return;

(m) growth in loans, deposits, or other business segments or divisions;

(n) dividends;

(o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and goals relating to acquisitions or divestitures; or

(p) any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Performance Awards. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 10.2 to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action or (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; provided that the Committee commits to make any such adjustments within the period set forth in Section 10.4.

Section 10.3. Limitations. With respect to any Covered Officer: (a) the maximum number of shares in respect of which all stock-based Performance Awards may be granted in any fiscal year under ARTICLE IX of the Plan is 100,000 and (b) the maximum amount of all cash-settled Performance Awards that may be granted in any fiscal year under ARTICLE IX of the Plan is $3,000,000.

Section 10.4. Terms and Conditions. To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period.

Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

Section 10.5. Compliance with Section 162(m). Unless otherwise expressly stated in the relevant Agreement, each Performance Award granted to a Covered Officer under the Plan is intended to be performance-based compensation within the meaning of Section 162(m). Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Agreement relating to such a Grant does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Grant upon the attainment of the performance criteria established by the Committee.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Effect of a Change in Control.

(a) All unvested, unexercisable or restricted Grants awarded prior to May 16, 2016 shall automatically vest, become exercisable and become unrestricted without further action by the Board or Committee upon a Change in Control, unless provisions are made in connection with the transaction resulting in the Change in Control for the assumption of Grants theretofore awarded, or the substitution for such Grants of new grants, by the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 5.3.

(b) In the event of a Change in Control, the following shall apply to outstanding Grants awarded on or after May 16, 2016:

(i) If and to the extent the outstanding Grants under the Plan are assumed by any successor corporation (or any affiliate thereof) of the Company or continued or are replaced with equity awards that preserve the existing value of the Grants at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule that is the same or more favorable than the vesting schedule applicable to the Grants, then all such Grants or substitutes thereof will remain outstanding and governed by the terms and provisions of the Plan, except that if, within 24 months following a Change in Control, any Participant’s service with the Company (or successor company) is terminated by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or that any such person shall have resigned for Good Reason (as defined in the Plan), then such Participant’s Grants shall immediately vest and become exercisable.

(ii) If and to the extent the outstanding Grants under the Plan are not assumed by the successor corporation (or any affiliate thereof) of the Company or continued or are replaced with equity awards that preserve the existing value of the Grants at the time of the Change in Control (with a vesting and payout schedule that is the same or more favorable than the vesting schedule applicable to the Grants), then all such Grants will vest and/or become exercisable immediately in connection with the Change in Control and the Committee may provide for the cancellation of such Grants in connection with the Change in Control in which case a payment of cash, property or combination thereof will be made to the Participant that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities in relation to such Grants (over the exercise price for such Grant, if applicable).

(c) Nothing in this Section 11.1 or in any Agreement shall limit the Committee’s power as set forth in ARTICLE III or under Section 11.5.

Section 11.2. Rights as a Shareholder. Other than certain voting and dividend rights permitted by the Plan or an Agreement, no person shall have any rights of a shareholder as to Common Stock subject to a Grant until, after proper transfer of the Common Stock subject to a Grant or other required action, such shares have been recorded on the Company’s official shareholder records as having been issued and transferred. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company’s official shareholder records.

Section 11.3. Modification, Extension and Renewal of Grants.

(a) Ability. Within the limitations of the Plan and applicable laws, the Committee may modify, extend or renew outstanding Grants, accept the cancellation of outstanding Grants (to the extent not previously exercised) to make new Grants in substitution therefor, accelerate vesting, and waive any restrictions, forfeiture provisions or other terms and conditions on Grants. The foregoing notwithstanding, no such action shall apply to a Grant without the consent of the Participant if it would impair any rights or obligations under any Grant previously made. The Committee may, without the consent of the Participant, amend any Agreement, or otherwise take action to accelerate the time(s) at which any Grant may vest and/or be exercised, or to waive any other condition or restriction applicable to such Grant, and may amend any Agreement in any other respect with the consent of the Participant. Except as otherwise provided in the Plan or in any Agreement, any change to accelerate the time or times at which the Grant may vest and/or may be exercised, other than (i) in connection with the Participant’s Termination of Service or (ii) pursuant to Section 11.1, will require shareholder approval.

(b) Code Section 409A Limitation. Any action taken under subsection (a) hereunder to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A. Any action taken under subsection (a) hereunder to any Grant that is not considered “deferred compensation” within the meaning of Code Section 409A shall be made in a manner to ensure that after such action, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

Section 11.4. Term of Plan. Grants may be made pursuant to the Plan until May 16, 2026, unless the Company sooner terminates the Plan under Section 11.5.

Section 11.5. Amendment or Termination of the Plan. The Board may from time to time, with respect to any Common Stock at the time not subject to Grants, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to Grants previously made without the written consent of the Participant holding such Grant and unless such amendments are in connection with compliance with applicable laws (including but not limited to Code Section 409A), stock exchange rules or accounting rules; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement or applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

Section 11.6. Tax Withholding. Each recipient of a Grant shall, no later than the date as of which the value of any Grant first becomes includable in the gross income of the recipient for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to such income. A Participant may elect to have such tax withholding satisfied, in whole or in part, by (i) authorizing the Company to withhold a number of shares of vested restricted Common Stock, if any, owned by the Participant equal to the Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due, (ii) transferring to the Company cash or other shares of Common Stock owned by the Participant with a Fair Market Value equal to the amount of the required withholding tax, or (iii) in the case of a Participant who is an Employee of the Company or a Subsidiary at the time such withholding is effected, by withholding from the Participant’s cash compensation. Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide shares of Common Stock to the Participant.

Section 11.7. Notices. All notices under the Plan shall be in writing and if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, addressed to the attention of the Secretary, and if to a Participant or recipient of a Grant, shall be delivered personally or mailed to the Participant or recipient of a Grant at the address appearing in the records of the Company or a Subsidiary. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section.

Section 11.8. Rights to Employment or Other Service. Nothing in the Plan or in any Grant made under the Plan shall confer on any individual any right to continue in the employ or other service of the Company or a Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate the individual’s employment or other service at any time.

Section 11.9. Exculpation and Indemnification. To the maximum extent permitted by law, the Company or a Subsidiary shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

Section 11.10. No Fund Created. Any and all payments hereunder to recipients of Grants hereunder shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided that bookkeeping reserves may be established in connection with the satisfaction of payment obligations hereunder. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future, and to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company.

Section 11.11. Additional Arrangements. Nothing contained herein precludes the Company from adopting other or additional compensation or benefit arrangements.

Section 11.12. Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights and shall not be used in construing the terms of the Plan.

Section 11.13. Governing Law. Except as governed by federal law, the laws of the state of Arkansas shall govern the plan, without reference to principles of conflict of laws.

Section 11.14. Application of Company Clawback Policy. Common Stock, cash or other property acquired in connection with any Grant made under this Plan will be subject to the applicable terms and conditions of any clawback or recoupment policy adopted by the Company and as may be in effect from time to time.

Appendix C

BANK OF THE OZARKS, INC.

NON-EMPLOYEE DIRECTOR STOCK PLAN

(Effective May 18, 2015, as amended on May 16, 2016)

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

(a)	“Award” shall mean an award of Stock.

(b)	“Awardee” shall mean an Eligible Director to whom Stock has been awarded hereunder.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Committee” shall mean the administrative body provided for in Section 3.1.

(e)	“Company” shall mean Bank of the Ozarks, Inc. and any successor or assignee corporation(s) into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

(f)	“Eligible Director” shall mean a member of the Board of the Company who is not an employee of the Company or any of its Subsidiaries at the time of grant of an Award.

(g)	“Fair Market Value” for any given date means the reasonable value of the Stock as determined by the Board, in its sole discretion. If the Stock is listed on a securities exchange or traded over a national market system, Fair Market Value means the average of the highest reported asked price and the lowest reported bid price reported on that exchange or market on the relevant date, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported.

(h)	“Plan” shall mean the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan, as amended from time to time.

(i)	“Plan Effective Date” shall mean the latest to occur of (1) adoption by the Board, and (2) approval of this Plan by the shareholders of the Company, if required.

(j)	“Stock” shall mean shares of the Company’s common stock, par value $0.01 per share, or in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other corporation, such other stock or securities.

(k)	“Subsidiary” shall mean any corporation, the majority of the outstanding capital stock of which is owned, directly or indirectly, by the Company.

ARTICLE II.

GENERAL

2.1 Name. This Plan shall be known as the “Bank of the Ozarks, Inc. Non-Employee Director Stock Plan.”

2.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by affording to Eligible Directors of the Company an opportunity to acquire or increase their proprietary interest in the Company by the grant to such directors of Awards under the terms set forth herein. By encouraging non-employee directors to become owners of Company shares, the Company seeks to increase their incentive for enhancing shareholder value and to motivate, retain and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

2.3 Eligibility. Any Eligible Director shall be eligible to participate in the Plan.

ARTICLE III.

ADMINISTRATION

3.1 Composition of Committee. The Plan shall be administered by the Personnel and Compensation Committee of the Board, and/or by the Board or another committee of the Board, as appointed from time to time by the Board (any such administrative body, the “Committee”).

3.2 Duties and Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which such Committee has authority, including, without limitation, the following:

(a)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(b)	to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan;

(c)	to determine whether, and the extent to which, adjustments are required pursuant to Section 6.1 hereof;

(d)	to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(e)	to make all other determinations deemed necessary or advisable for the administration of the Plan.

3.3 Determinations of the Committee. All decisions, determinations and interpretations by the Committee or the Board regarding the Plan shall be final and binding on all current or former directors of the Company and their beneficiaries, heirs, successors and assigns. The Committee or the Board, as applicable, shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer of the Company or Eligible Director and such attorneys, consultants and accountants as it may select.

3.4 Company Assistance. The Committee may designate certain officers of the Company, or any Subsidiary, to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Company shall supply full and timely information to the Committee on all matters relating to Eligible Directors, their death, retirement, disability or removal or resignation from the Board and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE IV.

STOCK AWARDS

4.1 Limitations. Subject to adjustment pursuant to the provisions of Section 6.1 hereof, the aggregate number of shares of Stock which may be issued as Awards shall not exceed 50,000.

4.2 Awards under the Plan. Upon election by the Company’s shareholders at each annual meeting of shareholders, or any special shareholders meeting called for such purpose, each Eligible Director will receive an Award of a number of shares of Stock with a Fair Market Value on the grant date that is equal to $35,000, rounded down to the nearest whole share. Each Eligible Director appointed as a member of the Board for the first time, other than upon election by the Company’s shareholders at an annual shareholders meeting (or any special shareholders meeting called for such purpose), shall receive an Award, as the Board may determine in its discretion, of a number of shares of Stock with a Fair Market Value on the grant date in an amount not to exceed $35,000, rounded down to the nearest whole share. The date of grant of any Award under the Plan shall be the date such Eligible Director is elected as a director by the Company’s shareholders or the date such Eligible Director is first appointed as a member of the Board, as applicable.

4.3 Rights as Shareholder. Upon the issuance to the Awardee of Stock hereunder, the Awardee shall have all the rights of a shareholder with respect to such Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

4.4 Stock Certificates. The Company shall not be required to deliver any certificate or, in the case of uncertificated shares, a notice of issuance, for shares of Stock received as an Award hereunder, prior to fulfillment of all of the following conditions:

(a)	the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

(b)	the completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall in its sole discretion deem necessary or advisable; and

(c)	the obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable.

ARTICLE V.

TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

The Committee may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan provided that, if under applicable laws or the rules of any securities exchange upon which the Company’s common stock is listed, the consent of the Company’s shareholders is required for such amendment or modification, such amendment or modification shall not be effective until the Company obtains such consent, and provided, further, that no termination, amendment or modification of the Plan shall in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Awardee.

ARTICLE VI.

MISCELLANEOUS

6.1 Adjustment Provisions. Without limiting the Committee’s discretion as otherwise set forth in this Plan, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, common stock, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the Company, or other event having an effect similar to the foregoing, which affects the common stock, then the Committee shall, in an equitable and proportionate manner as determined by the Committee, adjust the number of shares of common stock or other securities of the Company with respect to which Awards may be granted under the Plan under Section 4.1.

6.2 Continuation of Board Service. Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Eligible Director any right to continue to serve on the Board.

6.3 Compliance with Government Regulations. No shares of Stock will be issued hereunder unless and until all applicable requirements imposed by federal and state securities and other laws, rules, and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Stock pursuant hereto, the Company may require the Eligible Director to take any reasonable action to comply with such requirements.

6.4 Privileges of Stock Ownership. No director and no beneficiary or other person claiming under or through such person will have any right, title, or interest in or to any shares of Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Stock, if any, that have been issued to such director.

6.5 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees or directors of the Company or any Subsidiary.

6.6 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

6.7 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

6.8 Headings, etc., Not Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

6.9 Governing Law. This Plan and any Awards hereunder shall be governed by and interpreted and construed in accordance with the laws of the State of Arkansas and applicable federal law. Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

6.10 Termination of Plan. If not previously terminated by the Committee or the Board pursuant to Article V, this Plan will terminate ten (10) years from the effective date.

Appendix D

Calculation of Financial Measures

We use non-GAAP financial measures, specifically adjusted net income, adjusted diluted earnings per share and core efficiency ratio as important measures of the strength of our capital and our ability to generate earnings. These non-GAAP financial measures exclude certain revenues and expenses that we deem to be “non-core.” These non-GAAP financial measures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the following tables.

All amounts shown are for the period ended December 31, 2015
(Dollars in thousands, except per share amounts)
Adjusted Net Income
Net income available to common stockholders	$182,253
Adjustments:
BOLI death benefit	(2,259)
Gains on sales of investments	(5,482)
Gains on sales of purchased loans	(6,274)
FHLB prepayment	8,853
SPG severance	2,228
Software and contract termination charges	965
Acquisition-related and systems conversion costs	6,700
Tax effect	(2,663)

Adjusted net income	$184,321
Adjusted Diluted Earnings Per Share
Adjusted net income	$184,321
Weighted-average diluted shares outstanding (in thousands)	87,348
Diluted earnings per share	$2.09
Adjusted diluted earnings per share	$2.11
Core Efficiency Ratio
Non-interest expense	$190,982
Adjustments:
FHLB prepayment	(8,853)
SPG severance costs	(2,228)
Software and contract termination charges	(965)
Acquisition-related and systems conversion costs	(6,700)

Adjusted non-interest expense	$172,236

Net interest income - FTE	391,733
Non-interest income	105,015

Total revenue	$496,748
Adjustments:
BOLI death benefit	(2,259)
Gain on sales of investments	(5,482)
Gain on sales of purchased loans	(6,274)

Adjusted revenue	$482,733
GAAP efficiency ratio	38.45%
Core efficiency ratio	35.68%

D-1

17901 CHENAL PARKWAY P.O. BOX 8811 LITTLE ROCK, AR 72231-8811	VOTE BY INTERNET - www.proxyvote.com

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANK OF THE OZARKS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees:

        1)    George Gleason               8)      Linda Gleason               14)    John Reynolds

        2)    Dan Thomas                     9)      Peter Kenny                  15)    Ross Whipple

        3)    Nicholas Brown               10)    William Koefoed, Jr.

        4)    Paula Cholmondeley        11)    Henry Mariani

        5)    Richard Cisne                  12)    Jack Mullen

        6)    Robert East                      13)    Robert Proost

        7)    Catherine B. Freedberg

Vote on Proposals The Board of Directors recommends you vote FOR Proposals 2, 3, 4, 5 and 6.							For	Against	Abstain
2. To approve an amendment to the Bank of the Ozarks, Inc. Articles of Incorporation to increase the authorized shares of common stock to 300,000,000.							☐	☐	☐
3. To approve the amendment and restatement of the Bank of the Ozarks, Inc. 2009 Restricted Stock and Incentive Plan.							☐	☐	☐
4. To approve the amendment to the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan.							☐	☐	☐
5. To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2016.							☐	☐	☐
6. To approve, by an advisory non-binding vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.							☐	☐	☐

For address change/comments, mark here.	Yes		No
(see reverse for instructions)
Please indicate if you plan to attend this meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

  — — — — — — — — — —  — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — —

M84448-P63465

BANK OF THE OZARKS, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 16, 2016

The undersigned shareholder(s) of Bank of the Ozarks, Inc. (the “Company”) hereby appoint(s) George Gleason, Greg McKinney and Tyler Vance and each or any of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side of this card, at the 2016 Annual Meeting of Shareholders to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, AR 72223, on Monday, May 16, 2016 at 8:30 a.m., local time, and at any adjournments or postponements thereof, for the transaction of the business noted on the reverse side of this card.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: “FOR ALL” of the director nominees in Proposal 1; “FOR” the amendment to the Company’s Articles of Incorporation in Proposal 2; “FOR” the amendment and restatement of the 2009 Restricted Stock and Incentive Plan in Proposal 3; “FOR” the amendment to the Non-Employee Director Stock Plan in Proposal 4; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2016 in Proposal 5; and “FOR” the approval of the compensation of our named executive officers in Proposal 6.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) continued and to be signed on reverse side